Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-206222

This preliminary prospectus supplement relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 25, 2016

Preliminary prospectus supplement

(To prospectus dated July 25, 2016)

Eagle Materials Inc.

$300,000,000

    % Senior Notes due 2026

Interest payable              and

Issue price:     %

We are offering $300,000,000 aggregate principal amount of our     % Senior Notes due 2026, which we refer to as the “notes.” The notes will mature on                     , 2026. Interest will accrue on the notes from                     , 2016, and the first interest payment date will be                     , 2017.

We may redeem some or all of the notes at any time on or after                     , 2021, at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. We may also redeem up to 40% of the notes using the proceeds of certain equity offerings before                     , 2019, at a redemption price equal to     % of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to                     , 2021, we may redeem some or all of the notes at a price equal to 100% of the principal amount thereof, plus a “make-whole” premium plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of notes—Optional redemption.”

The notes will initially be guaranteed on a senior unsecured basis by all of our existing majority-owned subsidiaries and, in the future, by such subsidiaries that guarantee certain debt facilities of, or any debt securities issued by, Eagle Materials Inc. or the guarantors of the notes. The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured debt and senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt. The note guarantees will rank equally in right of payment with all of our subsidiary guarantors’ existing and future senior debt and senior in right of payment to all of our subsidiary guarantors’ existing and future subordinated debt. In addition, the notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

You should read this prospectus supplement, together with the accompanying prospectus, carefully before you invest in the notes. Investing in the notes involves risks. See “Risk factors ” beginning on page S-15 of this prospectus supplement and page 7 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discounts and commissions	Proceeds, before expenses, to Eagle Materials Inc.(1)

Per note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2016.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                     2016.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities	BB&T Capital Markets

Co-managers

Goldman, Sachs & Co.	PNC Capital Markets LLC	SunTrust Robinson Humphrey

The date of this prospectus supplement is                     , 2016.

Prospectus supplement

Prospectus

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be

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used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (conflicts of interest).”

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes we are offering hereby. You should read this prospectus supplement along with the accompanying prospectus, the documents incorporated by reference herein and therein, as well as any free writing prospectus that is filed, including the term sheet for the notes we are offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined together with all documents incorporated by reference herein or therein.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Non-GAAP financial measures

In this prospectus supplement, we use the non-U.S. generally accepted accounting principles (“GAAP”) financial measures of EBITDA and Adjusted EBITDA. See “Summary—Summary historical consolidated financial data.” EBITDA and Adjusted EBITDA are not GAAP metrics and have important limitations as analytical tools. You should not consider EBITDA and Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and net cash provided by operating activities and are defined differently by different companies, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure and a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus supplement, including the reasons that we believe this information is useful to management and investors, see footnote (7) under the heading “Summary—Selected historical consolidated financial information.”

Forward-looking statements

This prospectus supplement, the accompanying prospectus and any free writing prospectus, in each case including the documents incorporated by reference herein or therein, include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking

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statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “estimates,” “goal,” “seeks,” “aims,” “strives,” “projects,” “predicts,” “intends,” “plans,” “continues,” “strategy,” “future,” “likely,” “may,” “might,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus supplement, the accompanying prospectus and any free writing prospectus, in each case including the documents incorporated by reference herein or therein, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. Statements in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference herein or therein, that are not historic facts, including statements about our fiscal 2017 and other future financial and growth expectations and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described under the heading “Risk factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended March 31, 2016. Those factors should not be construed as exhaustive and should be read with the other cautionary statements included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus supplement, the accompanying prospectus and any free writing prospectus, in each case including the documents incorporated by reference herein or therein, speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Market, ranking and other data

The data in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference herein or therein, regarding markets and ranking, including the size of certain markets and our position and the position of our competitors and products within these markets, are based on our estimates based on management’s knowledge and experience in the markets in

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which we operate. Our estimates have been based on information provided by customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. While we are not aware of any misstatements regarding our market and ranking data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus supplement. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. As a result, you should be aware that market, ranking and other similar data included in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference herein or therein, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus.

Trademarks, service marks and copyrights

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Eagle Materials, the Eagle Materials logo, and all other Eagle Materials product names and logos are trademarks or registered trademarks of Eagle Materials Inc. or its subsidiaries. All other companies referenced herein are trademarks or registered trademarks of their respective holders. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus supplement are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

Corporate information

Eagle Materials Inc. is a Delaware corporation. Our principal executive offices are located at 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219, and our telephone number at that address is (214) 432-2000. Our website is located at www.eaglematerials.com. Our website and the information contained on our website is not incorporated into, or deemed to be a of this prospectus supplement or the accompanying prospectus, and you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus when making a decision as to whether to invest in the notes.

Unless otherwise indicated or the context otherwise requires, in this prospectus supplement and the accompanying prospectus, the terms “Eagle Materials Inc.,” “our company,” “us,” “we” and “our” refer to Eagle Materials Inc. and its consolidated subsidiaries. References to the “notes” include the related guarantees unless the context requires otherwise. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

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Summary

This summary highlights information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not include all of the information that you should consider before investing in the notes. You should carefully read this prospectus supplement and the accompanying prospectus in their entirety, including our audited consolidated financial statements, and the related notes thereto, included herein and in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on July 25, 2016 (the “Current Report”), which is incorporated by reference into this prospectus supplement, and the sections under the heading “Risk factors” in this prospectus supplement and in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (the “Annual Report”), which is incorporated by reference into this prospectus supplement, before making any investment decision. As used in this prospectus supplement, except as otherwise indicated or the context otherwise implies, when we refer to “Eagle Materials,” “the Company,” “we,” “us,” or “our,” we are describing Eagle Materials Inc., together with its subsidiaries. With respect to any description of the terms of the offer or the notes, references to “Eagle Materials,” “us,” “we,” or “our,” refer only to Eagle Materials Inc. and not to its subsidiaries. In this prospectus supplement, “fiscal” refers to the twelve month period ended March 31. For example, “fiscal 2016” refers to the twelve months ended March 31, 2016.

Our company

We are a diversified producer of basic construction products and building materials used in residential, industrial, commercial and infrastructure construction and products used in oil and natural gas extraction. Our construction products are used in residential, industrial, commercial and infrastructure construction and include cement, slag, concrete and aggregates. Our building materials are sold into similar markets and include gypsum wallboard. Our basic materials used for oil and natural gas extraction include frac sand and oil well cement.

We conduct our operations through five different business segments, which are briefly described as follows:

•

Cement and slag.    We manufacture, produce, distribute and sell Portland cement, which is a basic construction material that is the essential binding ingredient in concrete, and specialty cement products, which are used in the casing of oil and gas wells. We also sell slag cement, which is used in concrete mix designs to improve the durability of concrete and reduce future maintenance costs.

•	Gypsum wallboard. We mine gypsum and manufacture and sell gypsum wallboard, which is used to construct interior walls and ceilings in residential, commercial and industrial structures.

•

Recycled paperboard.    We manufacture and sell recycled paperboard, which is used to produce gypsum wallboard (including with respect to our own gypsum wallboard), and other industrial and consumer paperboard products.

•

Concrete and aggregates.    We distribute and sell readymix concrete, which is a versatile, low-cost material widely used in construction, and mine and sell aggregates, including crushed stone, sand and gravel, which are used as components of composite building and construction materials.

•

Oil and gas proppants.    We mine sand from open pit mines, and process the sand in our plants, where the sand is processed into various mesh sizes, dried and marketed primarily to oil service companies for use in hydraulic fracturing (“frac sand”).

Our principal lines of business are our cement and gypsum wallboard businesses. Our cement business is supported by our concrete and aggregates business and our gypsum wallboard business is supported by our recycled paperboard business.

(1)	Includes intersegment revenue and our proportionate share of revenue generated by Texas Lehigh Cement Company LP (the “Joint Venture”), a cement production joint venture owned 50% by us and 50% by Lehigh Cement Company LLC, a subsidiary of Heidelberg Cement AG.

(2)	Represents depreciation, depletion and amortization.

(3)	Includes the following add-backs: (i) an approximately $35.0 million impairment of intangible assets in fiscal 2016 related to customer contracts; (ii) $2.0 million of bad debt expense; and (iii) an approximately $11.5 million write-down in raw sand inventory values. See subnotes (a), (b) and (c) to footnote (7) under the heading “Summary historical consolidated financial data.”

As of March 31, 2016, we operated six cement plants (one of which belongs to the Joint Venture), one slag grinding facility, 16 cement distribution terminals, five gypsum wallboard plants, one recycled paperboard plant, 17 concrete batching plants, four aggregates facilities, three frac sand wet processing facilities, three frac sand drying facilities and six frac sand trans-load locations. Our gypsum wallboard plant in Bernalillo, New Mexico has been idled since 2009. During the fourth quarter of fiscal 2016, we idled our Corpus Christi, Texas frac sand processing plant and our Kenedy, Texas and Fowlerton, Texas trans-load facilities, along with our Utica, Illinois frac sand mine. We intend to re-open the idled facilities when market conditions improve.

Our operations are geographically diversified within the United States, which subjects us to economic conditions in each geographic market as well as the national construction market. We sell cement in six regional markets, including northern Nevada and California, the greater Chicago area, the Rocky Mountain region, the Central Plains region and Texas, and we sell slag in the greater Chicago, Illinois area and the greater Midwest area. We have three concrete and aggregates businesses serving the areas immediately surrounding Austin, Texas, the greater Kansas City area and north of Sacramento, California. Gypsum wallboard is distributed throughout the U.S. with particular emphasis in the geographic markets nearest to our production facilities. We also operate a recycled paperboard business which sells internally to our wallboard business as well as to external customers. Oil well cement and frac sand are sold into shale deposit zones across the United States.

Our revenues for fiscal 2016 were $1,143.5 million, of which approximately 40% was generated by our cement business, 35% by our gypsum wallboard business, 11% by our recycled paperboard business, 10% by our concrete and aggregates business, and 4% by our oil and gas proppants business. During fiscal 2016, we sold 4.8 million short tons of cement, 2,394 million square feet of gypsum wallboard, 288,000 tons of recycled paperboard, 3.0 million tons of aggregates and 1.1 million cubic yards of concrete.

The drivers of construction products demand continue to improve incrementally, indicating that a cyclical recovery is underway. The pace of this recovery continues to depend on the pace of growth in the U.S. economy. New residential construction has continued to recover, as demonstrated by a 10% increase in single family and 12% increase multi-family housing starts during 2015. In December 2015, the Fixing America’s Surface Transportation Act (the “FAST Act”), was signed into law. This is the first significant transportation act enacted in ten years. The FAST Act is legislation to improve the nation’s surface transportation infrastructure, including roads, bridges, transit systems and rail transportation network over a five-year period. Increased infrastructure spending in the future should positively impact both our cement and concrete and aggregates businesses.

Our cement sales network stretches across the central U.S., both east to west and north to south. While we anticipate construction grade cement consumption to continue to increase during 2016, we expect that each region will increase at a different pace. Cement markets are affected by infrastructure spending, industrial construction and residential building activity. We expect volume and pricing improvements to vary in each of our cement markets.

Wallboard demand is heavily influenced by new residential housing construction as well as repair and remodeling. Most forecasts point to a continued increase in demand in both of these areas in 2016. Industry shipments of gypsum wallboard totaled approximately 22.0 billion square feet in 2015, compared to 21.5 billion square feet in 2014, and we anticipate demand continuing to improve in 2016.

We anticipate increased demand for gypsum wallboard to positively impact our recycled paperboard business as sales of higher contribution gypsum paper are expected to continue to increase during 2016, both in gross tons and as a percentage of total sales volumes.

We believe we are positioned to benefit as economic conditions continue to improve due to our competitive strengths and business strategy, as outlined below.

Competitive strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success.

Low-cost producer.    We believe that maintaining our position as a low-cost producer is a key factor to our success in the largely commodities-based industries in which we operate. We strive to remain a low-cost producer by operating more efficiently than our competitors, specifically in the areas of raw material extraction, energy usage, waste and overhead. We focus on maintaining our facilities in “like-new” condition through our strategic investment and maintenance program. We have also realized significant savings by vertically integrating our recycled paperboard and gypsum wallboard operations. We have a differentiated strategy whereby our core products are the primary focus, as opposed to committing resources to particular trends and following the market. As a result of these efforts, and unlike many of our competitors, we were able to generate positive cash flow and maintain profitability on a consolidated basis in each fiscal year during the recent economic downturn, and believe we are positioned to benefit from future market and economic improvements.

Diversified product, geographic and customer mix.    Our revenues are diversified across the various construction materials we sell, including cement, gypsum wallboard, recycled paperboard and concrete and aggregates. These products exhibit somewhat different drivers of demand, with cement being more dependent on infrastructure, non-residential construction and oil and gas drilling activity, and wallboard being more dependent on levels of new residential housing and repair and remodel activity. We are also diversified across various regions in the United States, many of which we believe have favorable growth rates relative to national averages due to longstanding demographic and industry trends. We maintain a broad and diverse base of long-term customers, with no single customer accounting for more than 5% of revenues in fiscal 2016.

Leading market positions in attractive markets.    Many of our plants are strategically located in close proximity to markets with favorable end-user demand for our products. The high cost of transporting cement provides us with a competitive advantage relative to out-of-market competitors. In addition, we believe that our customer service and in-depth market knowledge are essential to maintaining existing customers and securing new business in our principal markets. Demand continues to increase for our construction products and building materials businesses, as underlying economic fundamentals in the U.S. continue to improve. Cement consumption in the United States, as estimated by the Portland Cement Association, increased approximately 4% in 2015 to 99.0 million short tons, compared to 95.4 million short tons in 2014. Demand for gypsum wallboard continues to improve as well, as industry shipments of gypsum wallboard increased, primarily due to the approximately 10% and 12% increase in single family and multi-family housing starts, respectively, during 2015.

High barriers to competitive entry.    The U.S. cement industry has relatively high barriers to entry. Zoning, environmental permitting and recent emissions regulations make it difficult to establish new cement plants in the United States, particularly in closer-to-market urban and suburban areas. In addition, establishing a new plant would involve significant up-front costs and a long lead time. Additionally, any new entrant in the U.S. cement industry would need to obtain access to limestone and aggregates reserves proximal to its operations. Our reserves provide us with a competitive advantage due to their overall sufficiency with respect to our existing and future needs, and proximity to our production facilities. We believe that the estimated recoverable limestone reserves owned or leased by us will permit each of our cement plants to operate at our present production capacity for at least 30 years. In addition, based on its current production capacity, we estimate our northern California and Austin, Texas quarries contain over 100 years and approximately 25 years of reserves, respectively. Our quarries in the Kansas City market currently have approximately 50 years of reserves.

Experienced management team.    Our senior management team has extensive experience, with an average of over 20 years in the industry, spanning several business cycles. Our senior management team, led by our chief executive officer, David Powers, and our chief financial officer, Craig Kesler, have been integral to our successful navigation through the prolonged economic downturn by continuing to execute on our low cost producer strategy.

Business strategy

We intend to grow our business profitably through the following strategic initiatives.

Maintain low-cost operating structure.    Our focus on being a low-cost producer has enabled us to generate significant cash flow from our business and remain profitable on a consolidated basis during the recent economic downturn. We have exhibited strong cost management at all stages of recent economic cycles. As demand rebounds from distressed levels, we have historically experienced increases in pricing, creating opportunities to increase operating leverage and cash flow. Accordingly, we seek to optimize cash flow during all demand cycles with our focus on cost management.

Grow through opportunistic acquisitions.    We have periodically used acquisitions and joint venture arrangements to capitalize on opportunities and to enhance our operations and business lines. In general, we are very selective and disciplined in pursuing acquisitions of businesses that we believe are a compelling fit with our existing operations, and provide an opportunity to generate attractive returns. For example, during fiscal 2016, we acquired the Skyway Plant in South Chicago, which enables us to sell a different grade of cement and complimentary product (slag cement) to our existing customer base while leveraging our existing infrastructure. We expect to continue to evaluate potential acquisition and joint venture opportunities.

Maintain disciplined financial policy.    Our conservative balance sheet strategy focuses on maintaining prudent levels of leverage and liquidity through the business cycle. When financing organic or acquisition growth opportunities, we consider the appropriate mix of debt and equity funding to protect our balance sheet from potential downturns in economic and construction. We believe this disciplined financial policy and conservative capital structure will enable us to continue to efficiently execute our growth strategy, even during challenging economic environments.

Industry overview

Cement and slag.    Cement is the basic binding agent for concrete, a primary construction material. Slag is used in concrete mix designs to improve the durability of concrete and reduce future maintenance costs. The principal raw material used in the production of Portland cement is calcium carbonate in the form of limestone. Limestone is obtained principally through mining and extraction operations conducted at quarries.

The principal sources of demand for cement and slag are infrastructure, commercial construction and residential construction. Cement consumption in the United States, as estimated by the Portland Cement Association, increased approximately 4% to 99.0 million short tons in 2015. The Portland Cement Association forecasts cement consumption will increase 3.4% in 2016. Demand for slag has increased as the availability of fly ash has decreased due to the conversion of power plants to natural gas from coal.

The cement industry is extremely competitive as a result of multiple domestic suppliers and the importation of foreign cement through various terminal operations. Approximately 75% of the U.S. cement industry is owned by foreign multi-national companies. Competition among producers and suppliers of cement is based primarily on price, with consistency of quality and service to customers also being important. Price competition among individual producers and suppliers of cement within a geographic area is intense because of the fungible nature of the product. Because of cement’s low value-to-weight ratio, the relative cost of transporting cement on land is high and limits the geographic area in which each company can market its products profitably. Accordingly, the U.S. cement industry is largely a regional business rather than a single national one. No single cement company has a distribution of plants extensive enough to serve all geographic areas, so profitability is sensitive to shifts in the balance between regional supply and demand. Cement imports into the U.S. occur primarily to supplement domestic cement production or to supply a particular region. Cement is typically imported into deep water ports or transported on the Mississippi River system near major population centers to take advantage of lower waterborne freight costs versus higher truck and rail transportation costs.

Gypsum wallboard and recycled paperboard.    Gypsum wallboard is used to construct the interior walls and ceilings in residential, commercial and industrial structures. There are four primary steps in the gypsum wallboard manufacturing process: (1) gypsum is mined and extracted from the ground (or, in the case of synthetic gypsum, received from a power generation company); (2) the gypsum is then calcined and converted into plaster; (3) the plaster is mixed with various other materials and water to produce a mixture known as slurry, which is extruded between two continuous sheets of recycled paperboard on a high-speed production line and allowed to harden; and (4) the sheets of gypsum wallboard are then cut to appropriate lengths, dried and bundled for sale.

The principal sources of demand for gypsum wallboard are (i) residential construction, (ii) repair and remodeling, and (iii) non-residential construction, which we estimate accounted for approximately 45%, 45%, and 10%, respectively, of 2016 industry sales. Demand for gypsum wallboard remains highly cyclical, and closely follows construction industry cycles, particularly housing construction. Demand for wallboard can be seasonal and is generally greater from spring through the middle of autumn. Although gypsum wallboard is distributed principally in local areas, certain industry producers have the ability to ship gypsum wallboard by rail outside their usual regional distribution areas to regions where demand is strong.

The gypsum wallboard segment in the U.S. is dominated by a few players. We estimate that the three largest producers (USG, National Gypsum and Koch Industries) account for approximately 60% of gypsum wallboard sales in the U.S. Due to the commodity nature of the product, competition is based principally on price, which is highly sensitive to changes in supply and demand.

Concrete and aggregates.    Readymix concrete is a versatile, low-cost building material used in almost all types of construction. The production of readymix concrete involves the mixing of cement, sand, gravel, or crushed stone and water to form concrete, which is then sold and distributed to numerous construction contractors. Concrete is produced in batch plants and transported to the customer’s job site in mixer trucks. The construction aggregates business consists of the mining, extraction, production and sale of crushed stone, sand, gravel and lightweight aggregates such as expanded clays and shales. Construction aggregates of suitable characteristics are employed in virtually all types of construction, including the production of readymix concrete and asphaltic mixes used in highway construction and maintenance. Demand for readymix concrete and aggregates largely depend on local levels of construction activity.

Oil and gas proppants.    The frac sand production process includes stripping the overburden overlaying the planned mining area, and removing the sand through blasting or mechanically with the use of mobile equipment. Processing includes washing the sand with water, and screening to remove non-salable material after which the sand is dried and further screened to its final mesh sizes. The recent decline in U.S. rig count and completion activity has adversely impacted oil and gas activity leading to reduced annual demand and pricing for proppants.

Recent developments

First quarter results

Below is an update regarding our preliminary expectations with respect to our results of operations for the three-month period ended June 30, 2016, our first quarter of fiscal 2017. These results are preliminary and are subject to final quarterly closing procedures and adjustments. Notable items include the following:

•	Revenues of approximately $297.5 million, 4% greater than revenues for the three-month period ended June 30, 2015.

•	Earnings before interest and income taxes of approximately $71.2 million, 18% greater than earnings before interest and income taxes for the three-month period ended June 30, 2015.

•	Net earnings of approximately $45.3 million, 20% greater than net earnings for the three-month period ended June 30, 2015.

•	Net debt-to-capitalization ratio of 32%, compared to a 33.0% net debt-to-capitalization ratio for the three-month period ended June 30, 2015.

Set forth below are certain unaudited financial results for the three-month period ended June 30, 2016, compared with corresponding results for the three-month period ended June 30, 2015.

	Fiscal quarter ended
(in thousands, except net sales prices and as otherwise indicated)	June 30, 2016	June 30, 2015
Consolidated statements of earnings:
Revenues	$297,504	$284,963
Cost of goods sold	225,549	223,866

Gross profit	71,955	61,097
Equity in earnings of unconsolidated joint venture(1)	7,980	7,830
Corporate general and administrative expense	(9,833)	(8,991)
Other, net	1,075	435

Earnings before interest and income taxes	71,177	60,371
Interest expense, net	(3,901)	(4,486)

Earnings before income taxes	67,276	55,885
Income taxes	(21,932)	(18,123)

Net earnings	$45,344	$37,762

Balance sheet data (as of period end):
Cash and cash equivalents	$9,180	$7,551
Total assets	1,889,085	1,908,348
Total current liabilities	119,750	166,061
Total debt	498,714	523,759
Total liabilities	832,642	860,123
Total stockholders’ equity	1,056,443	1,048,225

Additional segment operating statistics:
Revenues(2):
Cement	$116,369	$98,039
Gypsum wallboard	113,262	115,052
Recycled paperboard	28,309	20,767
Oil and gas proppants	5,096	22,825
Concrete and aggregates	34,468	28,280

Operating earnings:
Cement(3)	$31,600	$25,713
Gypsum wallboard	39,336	40,894
Recycled paperboard	11,227	6,030
Oil and gas proppants	(5,912)	(5,636)
Concrete and aggregates	3,684	1,926
Other, net	1,075	435

Sub-total	81,010	69,362
Corporate general and administrative expense	(9,833)	(8,991)

Earnings before interest and income taxes	$71,177	$60,371

	Fiscal quarter ended
(in thousands, except net sales prices and as otherwise indicated)	June 30, 2016	June 30, 2015
Sales volume:
Cement (in thousands of tons)(3)	1,251	1,203
Gypsum wallboard (in millions of square feet)	587	577
Recycled paperboard (in thousands of tons)	83	69
Concrete (in thousands of cubic yards)	287	249
Aggregates (in thousands of tons)	944	667
Frac sand (in thousands of tons)	74	231

Average net sales prices(4):
Cement (per ton)	$100.63	$98.39
Gypsum wallboard (per thousand square feet)	157.69	163.46
Recycled paperboard (per ton)	498.92	503.80
Concrete (per cubic yard)	92.73	92.04
Aggregates (per ton)	8.30	7.94

(1)	We conduct one of our six cement plant operations through the Joint Venture. We own a 50% interest in the Joint Venture and account for our interest using the equity method of accounting.

(2)	Net of intersegment and Joint Venture revenues.

(3)	Includes our proportionate share of the Joint Venture.

(4)	Net of freight and delivery costs.

Our financial statement closing and review procedures for the three-month period ended June 30, 2016 are not yet complete. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. Our independent auditors have not completed their quarterly procedures with respect to these results and have not expressed an opinion or other form of assurance with respect thereto. In connection with what remains of our quarterly closing and review process for the fiscal quarter with our independent auditors, we may identify items that would require us to make adjustments to the preliminary operating results set forth above. This section should be read in conjunction with “Forward-looking statements,” “—Summary historical consolidated financial data,” “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations.”

Refinancing transactions

We intend to use the net proceeds of this offering to repay a portion of the amounts outstanding under our senior unsecured revolving credit facility. Substantially concurrently with the consummation of this offering, we also intend to amend our senior unsecured revolving credit facility to, among other things, extend its maturity from October 2019 to August 2021. Depending on the context in which it is used, “Credit Facility” refers to our unsecured revolving credit facility prior to or after such amendment. We refer to the amendment of the Credit Facility, the consummation of this offering, the application of the net proceeds from this offering to repay a portion of the amounts outstanding under the Credit Facility, and the payment of fees and expenses related to the foregoing, as the “Refinancing Transactions.” In addition, we intend, substantially concurrently with the consummation of this offering, to provide guarantees from each of our majority-owned subsidiaries in favor of obligations under our Credit Facility and each of our outstanding Series 2005A Senior Notes and Series 2007A Senior Notes (together, the “Private Placement Senior Notes”) to result in an identical guarantee structure across each tranche of our debt.

The offering

The summary below describes the principal terms of the notes and is not intended to be complete. Some of the terms and covenants described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and covenants of the notes and the note guarantees.

Issuer	Eagle Materials Inc.

Securities offered	$300,000,000 aggregate principal amount of % Senior Notes due 2026.

Maturity date	, 2026.

Interest rate	% per year.

Interest payment dates	and , commencing , 2017. Interest will accrue from , 2016.

Optional redemption	The notes will be redeemable at our option, in whole or in part, at any time on or after , 2021, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to , 2019, we may redeem up to 40% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the proceeds of certain equity offerings at a redemption price of % of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to , 2021, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

See “Description of notes—Optional redemption.”

Change of control offer	Upon the occurrence of a Change of Control (as defined under “Description of notes—Change of control”) you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of notes—Change of control.”

Guarantees	Initially, the notes will be guaranteed on a senior unsecured basis by all of our existing majority-owned subsidiaries and, in the future, by such subsidiaries that guarantee certain debt facilities of, or any debt securities issued by, Eagle Materials Inc. or the guarantors of the notes. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of notes—Guarantees.”

Texas Lehigh Cement Company LP, a Texas limited partnership in which we hold a 50% interest (the “Joint Venture”), will not guarantee the notes. The Joint Venture is accounted for in our audited consolidated financial statements, and the related notes thereto, included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, using the equity method. Accordingly, the Joint Venture is not reflected in our consolidated revenues, assets or liabilities. For the year ended March 31, 2016, the Joint Venture:

•	represented approximately 18% of our net earnings; and

•	represented approximately 10% of our EBITDA.

Ranking	The notes and the note guarantees will be our and the subsidiary guarantors’ senior unsecured obligations. Accordingly, they will:

•	rank senior in right of payment to all of our and the subsidiary guarantors’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of the Joint Venture and any future non-guarantor subsidiaries.

As of March 31, 2016, after giving effect to the Refinancing Transactions:

•	we and our subsidiary guarantors would have had approximately $508.0 million of total indebtedness (including the notes), all of which would have ranked equally with the notes;

•	we and our subsidiary guarantors would have had commitments available to be borrowed under our Credit Facility of approximately $409.0 million (after giving effect to $9.0 million of outstanding letters of credit), which could increase by up to an additional $250.0 million in the aggregate if the existing or additional lenders are willing to make such increased commitments; and

•	the Joint Venture would have had approximately $16.0 million of total liabilities (including trade payables), all of which would have been structurally senior to the notes.

Ratio of earnings to fixed charges	Our ratio of earnings to fixed charges for the fiscal year ended March 31, 2016 and the three months ended June 30, 2016 were 12.8x and 16.5x, respectively.

Our pro forma ratio of earnings to fixed charges (giving effect to the Refinancing Transactions) for the fiscal year ended March 31, 2016 and the three months ended June 30, 2016 would have been x and x, respectively. The pro forma ratio of earnings to fixed charges does not necessarily represent what the actual ratio of earnings to fixed charges would have been had the Refinancing Transactions occurred as assumed.

Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture that will govern the notes will, among other things, limit our ability and the ability of our subsidiaries to:

•	incur liens;
•	enter into certain sale and leaseback transactions; and
•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of notes.”

Absence of public market for the notes	The notes are a new issue of securities and there is currently no established trading market for the notes. The underwriters have advised us that they presently intend to make a market in the notes. However, they are not obligated to do so, and any market making may be discontinued without notice. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. See “Risk factors—An active trading market for the notes may not develop or be sustained.”

Use of proceeds	We intend to use the net proceeds of this offering to repay a portion of the amounts outstanding under our Credit Facility and to pay certain fees relating to such repayment and the other Refinancing Transactions. See “Use of proceeds.”

Underwriting (conflicts of interest)	Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. will receive at least 5% of the net proceeds of this offering in connection with the repayment of outstanding indebtedness under our Credit Facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In accordance with that rule, no “qualified independent underwriter” is required. See “Underwriting (conflicts of interest).”

Risk factors	Investing in the notes involves substantial risk. In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information contained in or incorporated by in this prospectus supplement and the accompanying prospectus, the specific factors set forth under the heading “Risk factors” for risks involved with an investment in the notes.

Summary historical consolidated financial data

The following tables contain summary historical consolidated financial and other data derived from our audited consolidated financial statements as of and for the fiscal years ended March 31, 2016, 2015 and 2014. The balance sheet data as of March 31, 2016 and 2015 and the statements of earnings and cash flow data for the fiscal year ended March 31, 2016, 2015 and 2014 have been derived from audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement. The balance sheet data as of March 31, 2014 has been derived from audited consolidated financial statements, which are not incorporated by reference into this prospectus supplement. This summary financial data is not necessarily indicative of the results of future operations and should be read in conjunction with “Capitalization,” “Selected historical consolidated financial information,” “Management’s discussion and analysis of financial condition and results of operations” in this prospectus supplement, and our audited consolidated financial statements, and the related notes thereto, included herein and in our Current Report, which is incorporated by reference into this prospectus supplement.

	Fiscal year ended
(in thousands, except net sales prices and as otherwise indicated)	March 31, 2016	March 31, 2015	March 31, 2014
Consolidated statements of earnings(1)(2):
Revenues	$1,143,492	$1,066,368	$898,396
Cost of goods sold(3)	911,875	812,235	712,937

Gross profit	231,617	254,133	185,459
Equity in earnings of unconsolidated joint venture(4)	39,083	44,967	37,811
Corporate general and administrative expense	(37,193)	(30,751)	(24,552)
Other operating income	2,328	3,201	1,368
Acquisition and litigation expense(5)	—	(6,880)	—
Interest expense, net	(16,583)	(11,743)	(18,282)

Earnings before income taxes	219,252	252,927	181,804
Income taxes(6)	(66,660)	(66,074)	(57,561)

Net earnings	$152,592	$186,853	$124,243

Balance sheet data (as of period end):
Cash and cash equivalents	$5,391	$7,514	$6,482
Total assets	1,883,635	1,880,326	1,511,529
Total current liabilities	120,589	184,576	108,820
Total debt	507,714	512,759	381,259
Total liabilities	843,104	869,733	680,030
Total stockholders’ equity	1,040,531	1,010,593	831,499

Cash flow data:
Net cash provided by operating activities	$265,767	$234,121	$170,633
Net cash (used in) investing activities	(121,990)	(348,744)	(59,490)
Net cash provided by (used in) financing activities	(145,900)	115,655	(108,558)

Other data:
EBITDA(7)	$332,940	$340,969	$270,107
Adjusted EBITDA(7)	384,252	349,407	280,182
Depreciation, depletion amortization	97,105	76,299	70,021
Capital expenditures	89,563	111,573	59,490

	Fiscal year ended
(in thousands, except net sales prices and as otherwise indicated)	March 31, 2016	March 31, 2015	March 31, 2014
Adjusted data(8):
Ratio of total debt to Adjusted EBITDA(7)			1.3x
Ratio of Adjusted EBITDA to interest expense(7)			23.2x

Additional segment operating statistics:
Revenues(9):
Cement(10)	$528,499	$488,644	$438,224
Gypsum wallboard	461,457	437,514	387,016
Recycled paperboard	149,192	142,690	130,178
Oil and gas proppants	57,591	81,381	19,557
Concrete and aggregates	128,073	107,892	96,908

Operating earnings:
Cement(10)	$137,854	$117,527	$89,486
Gypsum wallboard	159,352	145,871	114,852
Recycled paperboard	32,153	31,512	23,610
Oil and gas proppants	(68,466)	(2,546)	(4,890)
Concrete and aggregates	9,807	6,736	212

Sales volume:
Cement (in thousands of tons)(10)	4,778	4,799	4,593
Gypsum wallboard (in millions of square feet)	2,394	2,210	2,112
Recycled paperboard (in thousands of tons)	288	276	256
Concrete (in thousands of cubic yards)	1,101	958	899
Aggregates (in thousands of tons)	3,009	3,026	3,228

Average net sales prices(11):
Cement (per ton)(10)	$98.07	$92.91	$87.31
Gypsum wallboard (per thousand square feet)	157.91	162.06	148.33
Recycled paperboard (per ton)	505.35	507.47	504.41
Concrete (per cubic yard)	92.70	87.93	82.55
Aggregates (per ton)	8.28	7.50	6.76

(1)	Fiscal year ended March 31, 2015 includes operations related to CRS Holdco LLC, CRS Proppants LLC, Great Northern Sand LLC, and related entities (collectively, “CRS Proppants”), a supplier of frac sand to the energy industry, which we acquired on November 14, 2014, from the date of such acquisition (the “CRS Acquisition”) through March 31, 2015.

(2)	Fiscal year ended March 31, 2016 includes operations related to a 600,000 ton per year granulated ground blast furnace slag plant in South Chicago (the “Skyway Plant”) that we acquired on July 10, 2015 from Holcim (US) Inc., from the date of such acquisition (the “Skyway Acquisition”) through March 31, 2016.

(3)	See subnotes (a), (b) and (c) of footnote (7) below.

(4)	We conduct one of our six cement plant operations through the Joint Venture. We own a 50% interest in the Joint Venture and account for our interest using the equity method of accounting.

(5)	Consists of litigation expenses related to our lawsuit against the Internal Revenue Service, as well as expenses related to the CRS Acquisition and Skyway Acquisition, and due diligence efforts associated with the growth our construction products business. Legal fees related to our lawsuit against the Internal Revenue Service were approximately $4.3 million, while our expenses related to the CRS Acquisition and Skyway Acquisition were approximately $2.6 million in fiscal 2015. The remaining expense was related to our due diligence efforts during fiscal 2015. See footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for more information.

(6)	Reflects a decrease in our effective tax rate to approximately 26% in fiscal 2015 compared to approximately 32% in fiscal 2014. This decrease was primarily due to the settlement of our lawsuit with the Internal Revenue Service. Under the terms of the settlement, we dismissed our lawsuit seeking to recover taxes, interest and penalties paid, in exchange for the Internal Revenue Service conceding 40% of the penalties, plus related interest, to date. In accordance with the settlement, we recorded an income tax benefit of approximately $16.6 million during the fourth quarter of fiscal 2015. Excluding the impact of the IRS settlement, our effective tax rate would have been 33% in fiscal 2015. See footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for more information.

(7)	“EBITDA” is defined by us as net earnings before income taxes, interest expense and depreciation, depletion and amortization. “Adjusted EBITDA” is defined by us as EBITDA before impairment of intangible assets, write-down of raw sand inventory, reduction of prepaid sand liability, equity in earnings of the Joint Venture, net of distributions from the Joint Venture, and stock compensation expense. We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA are useful supplemental measures in evaluating the performance of our business and provide greater transparency into our results of operations. EBITDA and Adjusted EBITDA are used by our management to perform such evaluation. We also believe that EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book appreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We believe that EBITDA and Adjusted EBITDA are frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently so they may not be comparable.

The following is a reconciliation of net earnings, the most directly comparable GAAP performance measure, to EBITDA, and EBITDA to Adjusted EBITDA:

	Fiscal year ended
(in thousands)	March 31, 2016	March 31, 2015		March 31, 2014
Net earnings	$152,592	$186,853		$124,243
Income taxes	66,660	66,074	(6)	57,561
Interest expense, net	16,583	11,743		18,282
Depreciation, depletion and amortization	97,105	76,299		70,021

EBITDA	$332,940	$340,969		$270,107
Impairment of intangible assets(a)	34,999	—		—
Write-down of raw sand inventory(b)	11,500	—		—
Reduction of prepaid sand liability(c)	(10,700)	—		—
Equity in earnings of unconsolidated joint venture(d)	(39,083)	(44,967)		(37,811)
Distributions from Joint Venture(d)	37,250	40,375		37,750
Stock compensation expense	17,346	13,030		10,136

Adjusted EBITDA	$384,252	$349,407		$280,182

(a)	Consists of an approximately $35.0 million impairment charge of intangible assets reflected in cost of goods sold in fiscal 2016, relating to several contracts acquired in connection with the CRS Acquisition, which resulted primarily from the decreased demand and pricing for proppants due to the decline in oil and gas activity.

(b)	Consists of an approximately $11.5 million write-down in raw sand inventory values reflected in cost of goods sold in fiscal 2016, relating to values associated primarily with a downward revaluation of raw sand inventory that CRS Proppants purchased from a third party pursuant to a purchase contract entered into in connection with a plant expansion.

(c)	Reflects the forfeiture by a customer of its prepayment of $15.0 million for sand to be purchased at CRS Proppants. Pursuant to the underlying agreement, this prepayment was to be credited to the customer based on future purchases. Because the customer has not made the required purchases in accordance with the terms of the contract, it has forfeited approximately $10.7 million of the prepaid balance as of March 31, 2016. The reversal of the $10.7 million was recorded as a reduction to cost of goods sold in our oil and gas proppants segment during fiscal 2016. We have a $2.0 million liability related to the remaining customer prepayment of sand, which is included in Other long-term liabilities on our consolidated balance sheet. The contract terminated on June 30, 2016, at which time the remaining $2.0 million was forfeited because the customer did not place any additional orders for the contracted amount of sand.

(d)	See footnote (4) above.

(8)	Calculated using historical financial data as adjusted to give effect to the Refinancing Transactions.

(9)	Gross revenue, before freight and delivery costs.

(10)	Includes our proportionate share of the Joint Venture.

(11)	Net of freight and delivery costs.

Risk factors

Any investment in the notes involves a significant degree of risk. Our business, operations and financial condition are subject to various risks and uncertainties. Some of these are described below and other factors are noted throughout this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference herein or therein, and you should take those risks into account in evaluating us or any investment decision involving us or in deciding whether to purchase the notes offered by this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This section does not describe all risks or uncertainties applicable to us, our industry, our business, or an investment in the notes and it is intended only as a summary of certain material factors.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those contained in any forward-looking statement included in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference herein or therein.

This discussion of risk factors should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” included herein and in our Annual Report, which is incorporated by reference into this prospectus supplement, and our audited consolidated financial statements, and the related notes thereto, included herein and in our Current Report, which is incorporated by reference into this prospectus supplement.

Risks related to our business

We are affected by the level of demand in the construction industry.

Demand for our construction products and building materials is directly related to the level of activity in the construction industry, which includes residential, commercial and infrastructure construction. While the most recent downturn in residential and commercial construction, which began in calendar 2007, materially impacted our business, certain economic fundamentals began improving in calendar 2012, and have continued to improve through calendar 2015 and into calendar 2016; however, the rate and sustainability of such improvement remains uncertain. Infrastructure spending continues to be adversely impacted by a number of factors, including the budget constraints currently being experienced by federal, state and local governments. Any decrease in the amount of government funds available for such projects or any decrease in construction activity in general (including any weakness in residential construction or commercial construction) could have a material adverse effect on our business, financial condition and results of operations.

Our business is seasonal in nature, and this causes our quarterly results to vary significantly.

A majority of our business is seasonal with peak revenues and profits occurring primarily in the months of April through November when the weather in our markets is more suitable for construction activity. Quarterly results have varied significantly in the past and are likely to vary significantly in the future. Such variations could have a negative impact on the price of our common stock.

We are subject to the risk of unfavorable weather conditions, particularly during peak construction periods, as well as other unexpected operational difficulties.

Unfavorable weather conditions, such as snow, cold weather, hurricanes, tropical storms and heavy or sustained rainfall, can reduce construction activity and adversely affect demand for construction products. Such weather conditions can also increase our costs, reduce our production or impede our ability to transport our products in an efficient and cost-effective manner. Similarly, operational difficulties, such as business interruption due to required maintenance, capital improvement projects or loss of power, can increase our costs and reduce our production. In particular, the occurrence of unfavorable weather conditions and other unexpected operational difficulties during peak construction periods could adversely affect operating income and cash flow and could have a disproportionate impact on our results of operations for the full year.

We and our customers participate in cyclical industries and regional markets, which are subject to industry downturns.

A majority of our revenues are from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. For example, many of our customers operate in the construction industry, which is affected by a variety of factors, such as general economic conditions, changes in interest rates, demographic and population shifts, levels of infrastructure spending and other factors beyond our control. In addition, since our operations are in a variety of geographic markets, our businesses are subject to differing economic conditions in each such geographic market. Economic downturns in the industries to which we sell our products or localized downturns in the regions where we have operations generally have an adverse effect on demand for our products and adversely affect the collectability of our receivables. In general, any downturns in these industries or regions could have a material adverse effect on our business, financial condition and results of operations.

Our products are commodities, which are subject to significant changes in supply and demand and price fluctuations.

The products sold by us are commodities and competition among manufacturers is based largely on price. Prices are often subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and other market conditions beyond our control. Increases in the production capacity of industry participants for products such as gypsum wallboard or cement or increases in cement imports tend to create an oversupply of such products leading to an imbalance between supply and demand, which can have a negative impact on product prices. Currently, there continues to be significant excess capacity in the gypsum wallboard industry in the United States. There can be no assurance that prices for products sold by us will not decline in the future or that such declines will not have a material adverse effect on our business, financial condition and results of operations.

Our Cement business is capital intensive, resulting in significant fixed and semi-fixed costs. Therefore, our earnings are sensitive to changes in volume.

Due to the high levels of fixed capital required to produce cement, our profitability is susceptible to significant changes in volume. Although we believe that our current cash balance, along with our projected internal cash flows and our available financing resources, will provide sufficient cash to support our currently anticipated operating and capital needs, if we are unable to generate sufficient cash to purchase and maintain the property and machinery necessary to operate our cement business, we may be required to reduce or delay planned capital expenditures or incur additional debt. In addition, given the level of fixed and semi-fixed costs within our cement business and at our cement production facilities, decreases in volumes could have an adverse effect on our financial condition, results of operations and liquidity.

Our Oil and Gas Proppants business and financial performance depends on the level of activity in the oil and natural gas industries.

Our operations that produce frac sand are materially dependent on the levels of activity in natural gas and oil exploration, development and production. More specifically, the demand for the frac sand we produce is closely related to the number of natural gas and oil wells completed in geological formations where sand-based proppants are used in fracture treatments. These activity levels are affected by both short- and long-term trends in natural gas and oil prices. In recent years, natural gas and oil prices and, therefore, the level of exploration, development and production activity, have experienced significant fluctuations. Worldwide economic, political and military events, including war, terrorist activity, events in the Middle East and initiatives by the Organization of the Petroleum Exporting Countries, have contributed, and are likely to continue to contribute, to price volatility. Additionally, warmer than normal winters in North America and other weather patterns may adversely impact the short-term demand for natural gas and, therefore, demand for our products. Reduction in demand for natural gas to generate electricity could also adversely impact the demand for frac sand. A prolonged reduction in natural gas and oil prices would generally depress the level of natural gas and oil exploration, development, production and well completion activity and result in a corresponding decline in the demand for the frac sand we produce. In addition, any future decreases in the rate at which oil and natural gas reserves are discovered or developed, whether due to increased governmental regulation, limitations on exploration and drilling activity or other factors, could have material adverse effect on our Oil and Gas Proppants business, even in a stronger natural gas and oil price environment.

Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our business and results of operations.

Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our revenue and cash flows, in particular with respect to our Oil and Gas Proppants business. Our contracts with our customers provide for different potential remedies to us in the event a customer fails to purchase the minimum contracted amount of product in a given period. If we were to pursue legal remedies in the event a customer failed to purchase the minimum contracted amount of product under a fixed-volume contract or failed to satisfy the take-or-pay commitment under a take-or-pay contract, we may receive significantly less in a judgment or settlement of any claimed breach than we would have received had the customer fully performed under the contract. In the event of any customer’s breach, we may also choose to renegotiate any disputed contract on less favorable terms (including with respect to price and volumes) to us to preserve the relationship with that customer. Accordingly, any material nonpayment or performance by our customers could have a material adverse effect on our revenue and cash flows.

Volatility and disruption of financial markets could affect access to credit.

Difficult economic conditions can cause a contraction in the availability, and increase the cost, of credit in the marketplace. A number of our customers or suppliers have been and may continue to be adversely affected by unsettled conditions in capital and credit markets, which in some cases have made it more difficult or costly for them to finance their business operations. These unsettled conditions have the potential to reduce the sources of liquidity for us and our customers.

Our and our customers’ operations are subject to extensive governmental regulation, including environmental laws, which can be costly and burdensome.

Our operations and those of our customers are subject to and affected by federal, state and local laws and regulations with respect to such matters as land usage, street and highway usage, noise level and health and safety and environmental matters. In many instances, various certificates, permits or licenses are required in order for us or our customers to conduct business or carry out construction and related operations. Although we believe that we are in compliance in all material respects with applicable regulatory requirements, there can be no assurance that we will not incur material costs or liabilities in connection with regulatory requirements or that demand for our products will not be adversely affected by regulatory issues affecting our customers. In addition, future developments, such as the discovery of new facts or conditions, the enactment or adoption of new or stricter laws or regulations or stricter interpretations of existing laws or regulations, may impose new liabilities on us, require additional investment by us or prevent us from opening, expanding or modifying plants or facilities, any of which could have a material adverse effect on our financial condition or results of operations.

For example, greenhouse gasses (“GHGs”) currently are regulated as pollutants under the Clean Air Act (the “CAA”) and are subject to reporting and permitting requirements. Future consequences of GHG permitting requirements and potential emission reduction measures for our operations may be significant because (1) the cement manufacturing process requires the combustion of large amounts of fuel, (2) in our cement manufacturing process, the production of carbon dioxide is a byproduct of the calcination process, whereby carbon dioxide is removed from calcium carbonate to produce calcium oxide, and (3) our gypsum wallboard manufacturing process combusts a significant amount of fossil fuel, especially natural gas. In addition, the United States Environmental Protection Agency (the “EPA”) has proposed to regulate GHG emissions from existing fossil fuel-fired power plants as a result of the EPA’s promulgation of new source performance standards for the same sources. In the future, the EPA is expected to propose new source performance standards for cement manufacturing, which similarly will trigger a requirement for the EPA to promulgate regulations relating to existing cement manufacturing facilities. The timing of such regulation is uncertain.

On September 9, 2010, the EPA finalized National Emissions Standards for Hazardous Air Pollutants (“NESHAP”), for Portland cement plants (“PC NESHAP”). The PC NESHAP will require a significant reduction in emissions of certain hazardous air pollutants from Portland cement kilns. The PC NESHAP sets limits on mercury emissions from existing Portland cement kilns and increases the stringency of emission limits for new kilns. The PC NESHAP also sets emission limits for total hydrocarbons, particulate matter (as a surrogate for metal pollutants) and acid gases from cement kilns of all sizes. The PC NESHAP was scheduled to take full effect in September 2013; however, as a result of a decision by the U.S. Court of Appeals for the District of Columbia Circuit in Portland Cement Ass’n. v. EPA, 665 F.3d 177 (D.C. Cir.) arising from industry challenges to the PC NESHAP, the EPA proposed a settlement agreement with industry petitioners in May 2012. In February 2013, the EPA published the final revised rule to the PC NESHAP which extended the compliance date until September 9, 2015 for existing cement kilns and made certain changes to the rules governing particulate matter monitoring methods and emissions limits, among other revisions. The 2013 revised rule was challenged in the U.S. Court of Appeals for the D.C. Circuit and on April 18, 2014, the court vacated the affirmative defense provision. The court upheld the EPA’s particulate matter emission standards and extended compliance date. On November 19, 2014, the EPA proposed a rule removing the affirmative defense provision and making minor technical corrections to the regulations. The PC NESHAP will materially increase capital costs and costs of production for us and the industry as a whole.

On March 21, 2011 the EPA proposed revised Standards of Performance for New Sources and Emissions Guidelines for Existing Sources for Commercial/Industrial Solid Waste Incinerators (the “CISWI Rule”) per Section 129 of the CAA, which created emission standards for 4 subcategories of industrial facilities, one of which is “Waste Burning Kilns.” The EPA simultaneously stayed the CISWI Rule for further reconsideration. Effective as of February 13, 2013, the EPA finalized revisions to the CISWI Rule. For those cement kilns that utilize non-hazardous secondary materials (“NHSM”) as defined in a rule first finalized on March 21, 2011 (and slightly revised effective February 13, 2013), the CISWI Rule will require significant reductions in emissions of certain pollutants from applicable cement kilns. The CISWI Rule sets forth emission standards for mercury, carbon monoxide, acid gases, nitrogen oxides, sulfur dioxide, certain metals (lead and cadmium) and more stringent standards than PC NESHAP for particulate matter and dioxin/furans. The CISWI Rule as currently promulgated may materially increase capital costs and costs for production but only for those facilities that will be using applicable solid wastes as fuel. The compliance date for this rule is expected to be March 1, 2018 (either 3 years after State CISWI plan approval, or 5 years from the date of the final CISWI Rule, whichever is sooner). It is anticipated that the CISWI Rule may materially increase capital costs and costs of production for the Company and the industry as a whole.

On April 17, 2015, the EPA published its final rule addressing the storage, reuse and disposal of coal combustion products, which include fly ash and flue gas desulfurization gypsum (“synthetic gypsum”). We use synthetic gypsum in wallboard manufactured at our Georgetown, South Carolina plant. The rule, which applies only to electric utilities and independent power producers, establishes standards for the management of coal combustion residuals (“CCRs”) under Subtitle D of the Resource Conservation and Recovery Act (“RCRA”), which is the Subtitle that regulates non-hazardous wastes. The rule imposes requirements addressing CCR surface impoundments and landfills, including location restrictions, design and operating specifications, groundwater monitoring requirements, corrective action requirements, recordkeeping and reporting obligations, and closure requirements. Beneficial encapsulated uses of CCRs, including synthetic gypsum, are exempt from regulation. The rule became effective on October 14, 2015, with many of the requirements phased in months or years after the effective date. Given the EPA’s decision to continue to allow CCR to be used in synthetic gypsum and to regulate CCR under the non-hazardous waste sections of RCRA, we do not expect the rule to materially affect our business, financial condition and results of operations.

On October 1, 2015, the EPA lowered the primary and secondary ozone standards from the current 8-hour standard of 75 parts per billion (“ppb”) to 70 ppb. The EPA also strengthened the secondary ozone standard to improve protection for trees, plants and ecosystems. Like the primary standard, an area will meet the secondary standard if the fourth-highest maximum daily 8-hour ozone concentration per year, averaged over three years, is equal to or less than 70 ppb. The EPA based the secondary standard on the “W126 metric,” an index designed to show the cumulative impact of ozone on plants and trees seasonally. The EPA has issued an implementation memo describing how it will determine whether the ozone levels in areas across the country, typically on a county level, are above the new standards. Areas above the new standards will be designated as “nonattainment;” areas at or below the new standards will be designated “attainment.” In states with major emitting sources located in or near designated nonattainment areas, States will impose new and costly regulatory requirements. For areas that are determined to be in non-attainment, states will be required to develop plans to bring the areas into attainment by as early as 2020. At this time, it is not possible to determine whether any area in which we operate will be designated nonattainment. However, if that occurs, we may be required to meet new control requirements requiring significant capital expenditures for compliance.

Our cement plants located in Kansas City, Missouri and Tulsa, Oklahoma are subject to certain obligations under a consent decree with the United States requiring the establishment of facility-specific emissions limitations for certain air pollutants. Limitations that significantly restrict emissions levels beyond current operating levels may require additional investments by us or place limitations on operations, any of which could have a material adverse effect on our financial condition or results of operations.

Our cement plant in Tulsa, Oklahoma is subject to NESHAP for hazardous waste combustors (the “HWC MACT”), which imposes emission limitations and operating limits on cement kilns that are fueled by hazardous wastes. Compliance with the HWC MACT could impose additional liabilities on us or require additional investment by us, which could have a material adverse effect on our financial condition or results of operations. In addition, new developments, such as new laws or regulations, may impose new liabilities on us, require additional investment by us or prevent us from operating or expanding plants or facilities, any of which could have a material adverse effect on our financial condition or results of operations. For example, while the HWC MACT has not been updated since 2008, 73 Fed. Reg. 64068 (Oct. 28, 2008), future revisions to the HWC MACT regulations would apply to both of the cement kilns used at our cement plant in Tulsa, Oklahoma. Such revision could require new control requirements and significant capital expenditure for compliance. In 2013, the EPA adopted the final CISWI Rule (as discussed above) that likely will apply to the cement kiln used by our cement plant in Sugar Creek, Missouri and the two cement kilns at Nevada Cement Company, and may impose new control requirements requiring significant capital expenditures for compliance. Existing CISWI units will need to comply with the CISWI Rule when it becomes effective, which is expected to occur in early 2018.

We may incur significant costs in connection with pending and future litigation.

We are, or may become, party to various lawsuits, claims, investigations and proceedings, including but not limited to personal injury, environmental, antitrust, tax, asbestos, property entitlements and land use, intellectual property, commercial, contract, product liability, health and safety, and employment matters. The outcome of pending or future lawsuits, claims, investigations or proceedings is often difficult to predict, but could be adverse and material in amount. In addition, the defense of these lawsuits, claims, investigations and proceedings may divert our management’s attention and we may incur significant costs in defending these matters. See “Business—Legal Proceedings.”

Our results of operations are subject to significant changes in the cost and availability of fuel, energy and other raw materials.

Major cost components in each of our businesses are the costs of fuel, energy and raw materials. Significant increases in the costs of fuel, energy or raw materials or substantial decreases in their availability could materially and adversely affect our sales and operating profits. Prices for fuel, energy or raw materials used in connection with our businesses could change significantly in a short period of time for reasons outside our control. Prices for fuel and electrical power, which are significant components of the costs associated with our gypsum wallboard and cement businesses, have fluctuated significantly in recent years and may increase in the future. In the event of large or rapid increases in prices, we may not be able to pass the increases through to our customers in full, which would reduce our operating margin.

Changes in the cost or availability of raw materials supplied by third parties may adversely affect our operating and financial performance.

We generally maintain our own reserves of limestone, gypsum, aggregates and other materials that we use to manufacture our products. However, we obtain certain raw materials used to manufacture our products, such as synthetic gypsum, from third parties who produce such materials as by-products of industrial processes. While we try to secure our needed supply of such materials through long-term contracts, those contracts may not be sufficient to meet our needs or we may be unable to renew or replace existing contracts when they expire or are terminated in the future. Should our existing suppliers cease operations or reduce or eliminate production of these by-products, our costs to procure these materials may increase significantly or we may be obliged to procure alternatives to replace these materials, which may not be available on commercially reasonable terms or at all. Any such development may adversely affect our operations and financial condition.

We may become subject to significant clean-up, remediation and other liabilities under applicable environmental laws.

Our operations are subject to state, federal and local environmental laws and regulations, which impose liability for cleanup or remediation of environmental pollution and hazardous waste arising from past acts. These laws and regulations also require pollution control and prevention, site restoration and operating permits and/or approvals to conduct certain of our operations or expand or modify our facilities. Certain of our operations may from time-to-time involve the use of substances that are classified as toxic or hazardous substances within the meaning of these laws and regulations. Additionally, any future laws or regulations addressing GHG emissions would likely have a negative impact on our business or results of operations, whether through the imposition of raw material or production limitations, fuel-use or carbon taxes emission limitations or reductions or otherwise. We are unable to estimate accurately the impact on our business or results of operations of any such law or regulation at this time. Risk of environmental liability (including the incurrence of fines, penalties or other sanctions or litigation liability) is inherent in the operation of our businesses. As a result, it is possible that environmental liabilities and compliance with environmental regulations could have a material adverse effect on our operations in the future.

Significant changes in the cost and availability of transportation could adversely affect our business, financial condition and results of operations.

Some of the raw materials used in our manufacturing processes, such as coal or coke, are transported to our facilities by truck or rail. In addition, transportation logistics play an important part in allowing us to supply products to our customers, whether by truck, rail or barge. For example, we deliver gypsum wallboard to many areas of the United States and the transportation costs associated with the delivery of our wallboard products represent a significant portion of the variable cost of our gypsum wallboard segment. Significant increases in the cost of fuel or energy can result in material increases in the cost of transportation, which could materially and adversely affect our operating profits. In addition, reductions in the availability of certain modes of transportation such as rail or trucking could limit our ability to deliver product and therefore materially and adversely affect our operating profits.

Our production facilities may experience unexpected equipment failures, catastrophic events and scheduled maintenance.

Interruptions in our production capabilities may cause our productivity and results of operations to decline significantly during the affected period. Our manufacturing processes are dependent upon critical pieces of equipment. Such equipment may, on occasion, be out of service as a result of unanticipated events such as fires, explosions, violent weather conditions or unexpected operational difficulties. We also have periodic scheduled shut-downs to perform maintenance on our facilities. Any significant interruption in production capability may require us to make significant capital expenditures to remedy problems or damage as well as cause us to lose revenue and profits due to lost production time, which could have a material adverse effect on our results of operations and financial condition.

Increases in interest rates and inflation could adversely affect our business and demand for our products, which would have an adverse effect on our results of operations.

Our business is significantly affected by the movement of interest rates. Interest rates have a direct impact on the level of residential, commercial and infrastructure construction activity by impacting the cost of borrowed funds to builders. Higher interest rates could result in decreased demand for our products, which would have a material adverse effect on our business and results of operations. In addition, increases in interest rates could result in higher interest expense related to borrowings under our Credit Facility. Inflation can result in higher interest rates. With inflation, the costs of capital increase, and the purchasing power of our cash resources can decline. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation, which could have a direct and indirect adverse impact on our business and results of operations.

Any new business opportunities we may elect to pursue will be subject to the risks typically associated with the early stages of business development or product line expansion.

We are continuing to pursue opportunities which are natural extensions of our existing core businesses and which allow us to leverage our core competencies, existing infrastructure and customer relationships. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Executive Summary.” Our likelihood of success in pursuing and realizing these opportunities must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the early phases of business development or product line expansion, including the difficulties involved in obtaining permits; planning and constructing new facilities; transporting and storing products; establishing, maintaining or expanding customer relationships; as well as navigating the regulatory environment in which we operate. There can be no assurance that we will be successful in the pursuit and realization of these opportunities.

We may be adversely affected by decreased demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing.

Frac sand is a proppant used in the completion and re-completion of natural gas and oil wells through hydraulic fracturing. Frac sand is the most commonly used proppant and is less expensive than ceramic proppant, which is also used in hydraulic fracturing to stimulate and maintain oil and natural gas production. A significant shift in demand from frac sand to other proppants, such as ceramic proppants, could have a material adverse effect on our oil and gas proppants business. The development and use of other effective alternative proppants or the development of new processes to replace hydraulic fracturing altogether, could also cause a decline in demand for the frac sand we produce and could have a material adverse effect on our oil and gas proppants business.

Our operations are dependent on our rights and ability to mine our properties and on our having renewed or received the required permits and approvals from governmental authorities and other third parties.

We hold numerous governmental, environmental, mining and other permits, water rights and approvals authorizing operations at many of our facilities. A decision by a governmental agency or other third party to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations is also predicated on securing the necessary environmental or other permits, water rights or approvals, which we may not receive in a timely manner or at all.

Title to, and the area of, mineral properties and water rights may also be disputed. Mineral properties sometimes contain claims or transfer histories that examiners cannot verify. A successful claim that we do not have title to one or more of our properties or lack appropriate water rights could cause us to lose any rights to explore, develop and extract any minerals on that property, without compensation for our prior expenditures relating to such property. Our business may suffer a material adverse effect in the event one or more of our properties are determined to have title deficiencies.

In some instances, we have received access rights or easements from third parties, which allow for a more efficient operation than would exist without the access or easement. A third party could take action to suspend the access or easement, and any such action could be materially adverse to or results of operations or financial conditions.

A cyber-attack or data security breach affecting our information technology systems may negatively affect our businesses, financial condition and operating results.

We use information technology systems to collect, store and transmit the data needed to operate our businesses, including our confidential and proprietary information. Although we have implemented industry-standard security safeguards and policies to prevent unauthorized access or disclosure of such information, we cannot prevent all cyber-attacks or data security breaches. If such an attack or breach occurs, our businesses could be negatively affected, and we could incur additional costs in remediating the attack or breach and suffer reputational harm due to the theft or disclosure of our confidential information.

We may pursue acquisitions, joint ventures and other transactions that are intended to complement or expand our businesses. We may not be able to complete proposed transactions, and even if completed, the transactions may involve a number of risks that may result in a material adverse effect on our business, financial condition, operating results and cash flows.

As business conditions warrant and our financial resources permit, we may pursue opportunities to acquire businesses or technologies and to form joint ventures that we believe could complement, enhance or expand our current businesses or product lines or that might otherwise offer us growth opportunities. We may have difficulty identifying appropriate opportunities, or if we do identify opportunities, we may not be successful in completing transactions for a number of reasons. Any transactions that we are able to identify and complete may involve one or more of a number of risks, including:

•	the diversion of management’s attention from our existing businesses to integrate the operations and personnel of the acquired business or joint venture;

•	possible adverse effects on our operating results during the integration process;

•	failure of the acquired business or joint venture to achieve expected operational, profitability and investment return objectives;

•	the incurrence of significant charges, such as impairment of goodwill or intangible assets, asset devaluation or restructuring charges;

•	the assumption of unanticipated liabilities and costs for which indemnification is unavailable or inadequate;

•	unforeseen difficulties encountered in operating in new geographic areas; and

•	the inability to achieve other intended objectives of the transaction.

In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or their employees. We may not be able to maintain uniform standards, controls, procedures and policies, which may lead to operational inefficiencies. In addition, future acquisitions may result in dilutive issuances of equity securities or the incurrence of additional indebtedness.

Our bylaws include a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any internal corporate claims within the meaning of the Delaware General Corporation Law (“DGCL”), (ii) any derivative action or proceeding brought on our behalf, (iii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, or (iv) any action asserting a claim arising pursuant to any provision of the DGCL, will be a state or federal court located within the State of Delaware in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This forum selection provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our bylaws, a court could rule that such a provision is inapplicable or unenforceable.

Risks relating to the notes

Our substantial indebtedness could adversely affect our business, financial condition and results of operations, as well as prevent us from fulfilling our obligations under the notes.

We have, and after the offering contemplated by this prospectus supplement will continue to have, a significant amount of indebtedness. As of March 31, 2016, after giving effect to the Refinancing Transactions, our total debt would have been approximately $508.0 million, and we would have had unused commitments of approximately $409.0 million under our Credit Facility (after giving effect to approximately $9.0 million of outstanding letters of credit), which may be increased by up to an additional $250.0 million in the aggregate if the existing or additional lenders are willing to make such increased commitments.

Subject to the limits contained in the credit agreement governing our Credit Facility and the note purchase agreements governing our Private Placement Senior Notes, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have significant consequences to the holders of the notes, including:

•	making it more difficult for us to satisfy our debt obligations, including the notes, and other ongoing business obligations, which may result in defaults;

•

events of default if we fail to comply with the financial and other covenants contained in the agreements governing our debt instruments, which could result in all of our debt becoming immediately due and payable or require us to negotiate an amendment to financial or other covenants that could cause us to incur additional fees and expenses;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes and limiting our ability to obtain additional financing for these purposes;

•	increasing our vulnerability to the impact of adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Credit Facility, are at variable rates of interest;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate, and the overall economy;

•	placing us at a competitive disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

The notes will be effectively subordinated to any of our and our subsidiary guarantors’ existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the note guarantees will be effectively subordinated to any of our and our subsidiary guarantors’ existing and future secured indebtedness. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of such secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the subsidiary guarantors, the proceeds from the sale of assets securing such secured indebtedness may only be available to pay obligations on the notes after all indebtedness under such secured indebtedness has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

Initially, the notes will be guaranteed on a senior unsecured basis by all of our existing majority-owned subsidiaries and, in the future, by such subsidiaries that guarantee debt facilities with an aggregate principal amount or commitments of $50.0 million or more (including the Credit Facility), or any debt securities issued by, Eagle Materials Inc. or the guarantors of the notes. Except for such subsidiary guarantors of the notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that will govern the notes will permit these subsidiaries to incur additional unsecured indebtedness without limit, and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the year ended March 31, 2016, the Joint Venture, which will not guarantee the notes, represented approximately 18% of our net earnings and 10% of our EBITDA. As of March 31, 2016, after giving effect to the Refinancing Transactions, the Joint Venture would have had approximately $16.0 million of total liabilities (including trade payables), all of which would have been structurally senior to the notes.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including but not limited to, at our election, when such subsidiary no longer guarantees debt facilities with an aggregate principal amount or commitments of $50.0 million or more (including the Credit Facility), or any debt securities (other than the notes) issued by, Eagle Materials Inc. or the guarantors of the notes. If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of notes—Guarantees.”

As part of the Refinancing Transactions, we intend, substantially concurrently with the consummation of this offering, to provide guarantees from each of our majority-owned subsidiaries in favor of obligations under our Credit Facility and each of our outstanding Private Placement Senior Notes to result in an identical guarantee structure across each tranche of our debt. However, under the credit agreement governing our Credit Facility and subject to certain conditions, our majority-owned subsidiaries are only required to provide guarantees when such subsidiary or subsidiaries, individually or in the aggregate, accounts or account for greater than 15% of our Consolidated EBITDA or Consolidated Total Assets (each as defined in the Credit Facility) over an applicable period. Accordingly, in the event that a subsidiary’s guarantee is not required under the Credit Agreement pursuant to the foregoing, such guarantee of the Credit Facility may be released and, as a result, such subsidiary’s guarantee of the Private Placement Senior Notes and the notes would be required to be released as well.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing our Credit Facility and the note purchase agreements governing our Private Placement Senior Notes restrict our ability to dispose of assets and use the proceeds from those dispositions and also restricts our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of certain indebtedness” and “Description of notes.”

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the credit agreement governing our Credit Facility limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we are unable to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, such inability would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our Credit Facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing the full value of your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries will still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the credit agreement governing our Credit Facility and the note purchase agreements governing our Private Placement Senior Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of March 31, 2016, after giving effect to the Refinancing Transactions, our Credit Facility would have provided for unused commitments of approximately $409.0 million (after giving effect to approximately $9.0 million of outstanding letters of credit), which could increase by an additional $250.0 million in the aggregate, subject to certain conditions. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See “Description of certain indebtedness” and “Description of notes.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Credit Facility are at variable rates of interest and expose us to interest rate risk. As of March 31, 2016, after giving effect to the Refinancing Transactions, the aggregate principal amount of our debt with exposure to interest rate risk was approximately $87.0 million and our Credit Facility would have provided for unused commitments of approximately $404.0 million (after giving effect to approximately $9.0 million of outstanding letters of credit), which could increase by an additional $250.0 million in the aggregate, subject to certain conditions. As of the same date, after giving effect to the Refinancing Transactions, each change in interest rates of 100 basis points would result in an approximate $0.9 million change in our annual cash interest expense before any principal payment on our financial instruments with exposure to interest rate risk. As a result, increases in interest rates will increase the cost of servicing our financial instruments with exposure to interest rate risk and could materially reduce our profitability and cash flows.

The indenture that will govern the notes, the credit agreement governing our Credit Facility and the note purchase agreements governing our Private Placement Senior Notes contain various covenants that limit our management’s discretion in the operation of our business.

The indenture that will govern the notes, the credit agreement governing our Credit Facility and the note purchase agreements governing our Private Placement Senior Notes contain various provisions that limit our management’s discretion by restricting our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantee indebtedness;

•	incur liens;

•	pay dividends or make other distributions;

•	prepay, redeem or repurchase certain debt;

•	make loans, investments, advances or guarantees;

•	sell assets or make other fundamental changes;

•	enter into certain sale and leaseback transactions;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, our Credit Facility and the note purchase agreements governing our Private Placement Senior Notes require us to meet certain financial ratios and tests. Any failure to comply with the restrictions of our Credit Facility, Private Placement Senior Notes and the indenture that will govern the notes, or any other subsequent financing agreements, may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. Additionally, under our Credit Facility, a change in control (as defined therein) constitutes or will constitute an event of default that permits the lenders to accelerate the maturity of borrowings under our Credit Facility and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our Credit Facility will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Finally, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of our Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Change of control.”

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture that will govern the notes which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to a third party may be uncertain.

An active trading market for the notes may not develop or be sustained.

The notes are new securities for which there currently is no market. We have not listed and do not intend to list the notes on any United States national securities exchange or quotation system. We cannot assure you that any market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Federal and state statutes allow courts, under specific circumstances, to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the notes guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding current or future creditors or (b) received less than the reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•

the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on our business;

•	we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•

we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to any of our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of the notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Any rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount or at all.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $295.0 million after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay a portion of the amounts outstanding under our Credit Facility and to pay certain fees relating to such repayment and the other Refinancing Transactions. Amounts repaid under the Credit Facility may be re-borrowed in the future. As of March 31, 2016, there were borrowings of $382.0 million outstanding, including $9.0 million in letters of credit, under the Credit Facility. The weighted average interest rate on the aggregate amount outstanding at that date was 1.6875%. Outstanding borrowings under the Credit Facility were used to fund working capital, capital expenditures, and acquisitions, and for general corporate purposes. The Credit Facility currently matures on October 2019, but we intend to extend such maturity date to August 2021 as part of the Refinancing Transactions.

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. are lenders under the Credit Facility, and accordingly, such underwriters and affiliates will receive a portion of the net proceeds from this offering. See “Underwriting (conflicts of interest).”

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three months ended June 30, 2016	Years ended March 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	16.5x	12.8x	15.7x	11.1x	6.1x	1.9x

(1)	Earnings represent earnings before income taxes and before income from equity method investments plus: (a) fixed charges; and (b) cash distributions from equity method investments. Fixed charges include: (i) interest expense, whether expensed or capitalized, less interest accrued for uncertain tax positions; and (ii) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

Our pro forma ratio of earnings to fixed charges (giving effect to the Refinancing Transactions) for the fiscal year ended March 31, 2016 and the three months ended June 30, 2016 is set forth below. The pro forma ratio of earnings to fixed charges does not necessarily represent what the actual ratio of earnings to fixed charges would have been had the Refinancing Transactions occurred as assumed.

	Three months ended June 30, 2016	Year ended March 31, 2016
Pro forma ratio of earnings to fixed charges(1)	x	x

(1)	Earnings represent earnings before income taxes and before income from equity method investments, giving effect to the Refinancing Transactions, plus: (a) fixed charges; and (b) cash distributions from equity method investments. Fixed charges include: (i) interest expense, whether expensed or capitalized, less interest accrued for uncertain tax positions; and (ii) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2016:

•	on an actual basis; and

•	on an “as adjusted” basis after giving effect to the Refinancing Transactions.

You should read this table in conjunction with “Use of proceeds” and “Selected historical consolidated financial information” in this prospectus supplement, and our audited consolidated financial statements, and the related notes thereto, included herein and in our Current Report, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2016
(in thousands)	Actual	As adjusted
Cash and cash equivalents	$5,391	$5,391

Debt:
Credit Facility(1)	$382,000	$87,000
Private Placement Senior Notes	125,714	125,714
Notes offered hereby	—	300,000

Total debt	507,714	512,714

Stockholders’ equity:
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized; no shares issued or outstanding, actual and as adjusted	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 48,526,843 shares issued or outstanding, actual and as adjusted	485	485
Capital in excess of par value	168,969	168,969
Accumulated other comprehensive losses	(11,409)	(11,409)
Retained earnings	882,486	882,486

Total stockholders’ equity	1,040,531	1,040,531

Total capitalization	$1,548,245	$1,553,245

(1)	As of March 31, 2016, on an as adjusted basis, our Credit Facility consisted of a $500.0 million revolving line of credit, which could increase by up to an additional $250.0 million in the aggregate, and included a swingline loan sublimit of $25.0 million. As of March 31, 2016 on an as adjusted basis, we would have had approximately $87.0 million of borrowings outstanding under our Credit Facility and approximately $9.0 million of outstanding letters of credit.

Selected historical consolidated financial information

The following tables contain selected historical consolidated financial and other data derived from our audited consolidated financial statements as of and for the fiscal years ended March 31, 2016, 2015, 2014, 2013 and 2012. The balance sheet data as of March 31, 2016 and 2015 and the statements of earnings and cash flow data for the fiscal years ended March 31, 2016, 2015 and 2014 have been derived from audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement. The balance sheet data as of March 31, 2014, 2013 and 2012 and the statements of earnings and cash flow data for the fiscal years ended March 31, 2013 and 2012 have been derived from audited consolidated financial statements, which are not incorporated by reference into this prospectus supplement. This selected financial data is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” in this prospectus supplement and our audited consolidated financial statements, and the related notes thereto, included herein and in our Current Report, which is incorporated by reference into this prospectus supplement.

	Fiscal year ended
(in thousands, except net sales prices and as otherwise indicated)	March 31, 2016	March 31, 2015	March 31, 2014	March 31, 2013	March 31, 2012

Consolidated statements of earnings(1)(2):
Revenues	$1,143,492	$1,066,368	$898,396	$642,562	$495,023
Cost of goods sold	911,875	812,235	712,937	539,317	454,546

Gross profit	231,617	254,133	185,459	103,245	40,477
Equity in earnings of unconsolidated joint venture(3)	39,083	44,967	37,811	32,507	28,528
Corporate general and administrative expense	(37,193)	(30,751)	(24,552)	(23,918)	(19,617)
Other operating income (Loss)	2,328	3,201	1,368	(1,232)	356
Acquisition, litigation and other expense(4)	—	(6,880)	—	(10,683)	(9,117)
Interest expense, net	(16,583)	(11,743)	(18,282)	(15,823)	(16,621)

Earnings before income taxes	219,252	252,927	181,804	84,096	21,912
Income taxes(5)	(66,660)	(66,074)	(57,561)	(26,352)	(3,180)

Net earnings	$152,592	$186,853	$124,243	$57,744	$18,732

Balance sheet data (as of period end):
Cash and cash equivalents	$5,391	$7,514	$6,482	$3,897	$6,481
Total assets	1,883,635	1,880,326	1,511,529	1,476,233	985,145
Total current liabilities	120,589	184,576	108,820	100,229	77,043
Total debt	507,714	512,759	381,259	489,259	266,936
Total liabilities	843,104	869,733	680,030	780,063	512,634
Total stockholders’ equity	1,040,531	1,010,593	831,499	696,170	472,511

Cash flow data:
Net cash provided by operating activities	$265,767	$234,121	$170,633	$124,407	$60,852
Net cash (used in) investing activities	(121,990)	(348,744)	(59,490)	(506,431)	(26,099)
Net cash provided by (used in) financing activities	(145,900)	115,655	(108,558)	379,440	(30,146)

	Fiscal year ended
(in thousands, except net sales prices and as otherwise indicated)	March 31, 2016	March 31, 2015	March 31, 2014	March 31, 2013	March 31, 2012

Additional segment operating statistics:
Revenues:
Cement(6)	$528,499	$488,644	$438,224	$304,125	$243,978
Gypsum wallboard	461,457	437,514	387,016	306,529	217,633
Recycled paperboard	149,192	142,690	130,178	121,930	118,794
Oil and gas proppants	57,591	81,381	19,557	—	—
Concrete and aggregates	128,073	107,892	96,908	56,287	45,515

Operating earnings:
Cement(6)	$137,854	$117,527	$89,486	$46,228	$46,850
Gypsum wallboard	159,352	145,871	114,852	69,712	6,264
Recycled paperboard	32,153	31,512	23,610	25,200	16,988
Oil and gas proppants	(68,466)	(2,546)	(4,890)	—	—
Concrete and aggregates	9,807	6,736	212	(5,388)	(1,097)

Sales volume:
Cement (in thousands of tons)(6)	4,778	4,799	4,593	3,303	2,723
Gypsum wallboard (in millions of square feet)	2,394	2,210	2,112	1,909	1,633
Recycled paperboard (in thousands of tons)	288	276	256	244	230
Concrete (in thousands of cubic yards)	1,101	958	899	577	507
Aggregates (in thousands of tons)	3,009	3,026	3,228	2,631	2,221

Average net sales prices(7):
Cement (per ton)(6)	$98.07	$92.91	$87.31	$83.49	$81.42
Gypsum wallboard (per million square feet)	157.91	162.06	148.33	125.53	98.79
Recycled paperboard (per ton)	505.35	507.47	504.41	496.84	515.97
Concrete (per cubic yard)	92.70	87.93	82.55	69.74	63.83
Aggregates (per ton)	8.28	7.50	6.76	6.06	5.89

(1)	Fiscal year ended March 31, 2015 includes operations related to CRS Holdco LLC, CRS Proppants LLC, Great Northern Sand LLC, and related entities (collectively, “CRS Proppants”), a supplier of frac sand to the energy industry, which we acquired on November 14, 2014, from the date of such acquisition (the “CRS Acquisition”) through March 31, 2015.

(2)	Fiscal year ended March 31, 2016 includes operations related to a 600,000 ton per year granulated ground blast furnace slag plant in South Chicago (the “Skyway Plant”) that we acquired on July 10, 2015 from Holcim (US) Inc., from the date of such acquisition (the “Skyway Acquisition”) through March 31, 2016.

(3)	We conduct one of our six cement plant operations through the Joint Venture. We own a 50% interest in the Joint Venture and account for our interest using the equity method of accounting.

(4)	Consists of litigation expenses related to our lawsuit against the Internal Revenue Service, as well as expenses related to the CRS Acquisition and Skyway Acquisition, and due diligence efforts associated with the growth our construction products business. Legal fees related to our lawsuit against the Internal Revenue Service were approximately $4.3 million, while our expenses related to the CRS Acquisition and Skyway Acquisition were approximately $2.6 million in fiscal 2015. The remaining expense was related to our due diligence efforts during fiscal 2015. See footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for more information.

(5)	Reflects a decrease in our effective tax rate to approximately 26% in fiscal 2015 compared to approximately 32% in fiscal 2014. This decrease was primarily due to the settlement of our lawsuit with the Internal Revenue Service. Under the terms of the settlement, we dismissed our lawsuit seeking to recover taxes, interest and penalties paid, in exchange for the Internal Revenue Service conceding 40% of the penalties, plus related interest, to date. In accordance with the settlement, we recorded an income tax benefit of approximately $16.6 million during the fourth quarter of fiscal 2015. Excluding the impact of the IRS settlement, our effective tax rate would have been 33% in fiscal 2015. See footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for more information.

(6)	Includes our proportionate share of the Joint Venture.

(7)	Net of freight and delivery costs.

Management’s discussion and analysis of financial condition and results of operations

Executive summary

We are a diversified producer of basic building products used in residential, industrial, commercial and infrastructure construction. Information presented for the fiscal years ended March 31, 2016, 2015 and 2014, respectively, reflects the our business segments, consisting of Cement, Gypsum Wallboard, Recycled Paperboard, Oil and Gas Proppants and Concrete and Aggregates. These operations are conducted in the United States and include the mining of limestone and the manufacture, production, distribution and sale of Portland cement (a basic construction material which is the essential binding ingredient in concrete) and specialty oil well cement; the grinding of slag, the mining of gypsum and the manufacture and sale of gypsum wallboard; the manufacture and sale of recycled paperboard to the gypsum wallboard industry and other paperboard converters; the sale of readymix concrete, the mining and sale of aggregates (crushed stone, sand and gravel) and the mining and sale of sand used in hydraulic fracturing (“frac sand”). The products that we manufacture, distribute and sell are basic materials with broad application as construction products, building materials and basic materials used for oil and natural gas extraction. Our construction products are used in residential, industrial, commercial and infrastructure construction and include cement, concrete and aggregates. Our building materials are sold into similar markets and include gypsum wallboard. Our basic materials used for oil and gas extraction include frac sand and oil well cement. Certain information for each of Concrete and Aggregates is broken out separately in the segment discussions.

On July 10, 2015, we completed the acquisition of a 600,000 ton per year Granulated Ground Blast Furnace Slag (“Slag”) plant in South Chicago (the “Skyway Plant”) from Holcim (US) Inc. (the “Skyway Acquisition”). Among other applications, slag is used in conjunction with Portland cement to make a lower permeability concrete. The Skyway Plant purchases its primary raw material, slag, pursuant to a long term supply agreement with a third party.

The purchase price (the “Skyway Purchase Price”) for the Skyway Acquisition was approximately $29.9 million, net of $2.5 million which will be refunded by the seller. We received $1.5 million of the expected refund in January 2016, and we expect to receive the remaining $1.0 million in January 2017. We funded the payment of the Skyway Purchase Price and expenses incurred in connection with the Skyway Acquisition through operating cash flow. We also assumed certain liabilities, including contractual obligations, related to the Skyway Plant.

On November 14, 2014, we acquired all of the outstanding equity interests of CRS Holdco LLC, CRS Proppants LLC, Great Northern Sand LLC, and related entities (collectively, “CRS Proppants”) (such acquisition, the “CRS Acquisition”). CRS Proppants is a supplier of frac sand to the energy industry, and its business currently consists of a frac sand mine in New Auburn, Wisconsin, and a trans-load network into Texas and southwest Oklahoma. The purchase price (the “CRS Purchase Price”) paid by us for the CRS Acquisition was approximately $236.1 million in cash, including approximately $8.9 million for in-process capital expenditures paid through the closing date, and estimated working capital and other estimated closing amounts. The CRS Purchase Price was funded through borrowings under our Credit Facility. CRS Proppants was in the process of expanding its frac sand mine in New Auburn, Wisconsin at the time of purchase. This expansion was completed during the first quarter of fiscal 2016, at a cost of approximately $8.0 million.

The decline in oil prices throughout fiscal 2016 adversely impacted United States oil and gas drilling activity leading to further reductions in demand and pricing for proppants. As a result, we recorded impairments to several intangible assets originally booked in connection with our acquisition of CRS Proppants and revalued downward certain raw sand inventory values associated with the downward revaluation of raw sand inventory that CRS Proppants purchased from a third party pursuant to a purchase contract entered into in connection with the plant expansion. We have fulfilled our obligations under this purchase contract. The impairments and inventory revaluation charges totaled approximately $44.4 million (pre-tax) and were recorded within our Oil and Gas Proppants segment during fiscal 2016. One of the customer contracts contained a liability related to prepaid sand, which was to be credited to the customer based on future sand purchases required by the contract. This customer has not made the required purchases in accordance with the terms of the contract, and therefore has forfeited approximately $10.7 million of the prepaid balances, which partially offsets the write-off of the intangible assets in fiscal 2016.

We operate in cyclical commodity businesses that are affected by changes in market conditions and the overall construction environment. Our operations, depending on each business segment, range from local in nature to national businesses. We have operations in a variety of geographic markets, which subject us to the economic conditions in those geographic markets as well as economic conditions in the national market. General economic downturns or localized downturns in the regions where we have operations may have a material adverse effect on our business, financial condition and results of operations. Our Cement companies focus on the United States heartland in Texas, Oklahoma, Missouri, Colorado, Wyoming and Nevada, as well as the Chicago, Illinois metropolitan area. Due to the low value-to-weight ratio of cement, it is usually shipped within a 150 mile radius of the plants by truck and up to 300 miles by rail. Slag is sold primarily in Illinois, Pennsylvania, Iowa, Ohio, Minnesota and Kansas. Concrete and Aggregates are even more regional as our operations serve the areas immediately surrounding Austin, Texas, north of Sacramento, California and the greater Kansas City, Missouri area, while frac sand is currently sold into shale deposit zones across the United States. Cement, concrete and aggregates and frac sand demand may fluctuate more widely because local and regional markets and economies may be more sensitive to changes than the national markets. Our Wallboard and Paperboard operations are more national in scope and shipments are made throughout most of the continental United States, except for the northeast.

We conduct one of our cement operations through a joint venture, Texas Lehigh Cement Company LP, which is located in Buda, Texas (the “Joint Venture”). We own a 50% interest in the Joint Venture and account for our interest under the equity method of accounting. We proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings in the presentation of our Cement segment, which is the way management organizes the segments within the Company for making operating decisions and assessing performance.

General outlook

The drivers of construction products demand continue to improve incrementally, supporting the notion that a cyclic recovery is underway. The recovery continues to hinge on the pace of growth in the United States economy. In December 2015, the Fixing America’s Surface Transportation Act (the “FAST Act”) was signed into law. This is the first significant transportation act enacted in ten years. The FAST Act is legislation to improve the nation’s surface transportation infrastructure, including roads, bridges, transit systems and rail transportation network over a five year period. Increased infrastructure spending in the future should positively impact both our cement and concrete and aggregates businesses.

Our cement sales network stretches across the central United States, both east to west and north to south. While we anticipate construction grade cement consumption to continue to increase during calendar 2016, each region will increase at a different pace. Cement markets are affected by infrastructure spending, industrial construction and residential building activity. We expect volume and pricing improvements to vary in each of our cement markets.

We do not anticipate significant increases in concrete and aggregate sales volumes in northern California. We are experiencing a recovery in both volume and price in our Austin, Texas markets, and expect prices and volumes to continue to improve throughout calendar 2016. Demand in the greater Kansas City area is expected to improve during calendar 2016, compared to calendar 2015.

Wallboard demand is heavily influenced by new residential housing construction as well as repair and remodeling. Most forecasts point to a continued pick-up in demand in both of these areas throughout calendar 2016. Industry shipments of gypsum wallboard were approximately 22.0 billion square feet in calendar 2015, and we anticipate demand continuing to improve in calendar 2016.

We anticipate increased demand for gypsum wallboard to positively impact our recycled paperboard business as sales of higher priced gypsum paper are expected to continue to increase during calendar 2016 both in gross tons and as a percentage of total sales volumes.

The decline in oil and gas rig count and well completion activity has adversely impacted oil and gas activity, leading to reduced demand and pricing for proppants. In connection with the reduction in demand and pricing, during fiscal 2016, we impaired several of our customer contracts, resulting in a write-down of $35.0 million, and reduced the value of our sand inventories by approximately $11.5 million. We anticipate these conditions to persist throughout calendar 2016; however, we remain focused on strengthening our low-cost position and continuing to improve our low delivered cost position to targeted shale plays.

We will continue to consider the impact reduced oil prices and rig counts have on the operating performance of our oil and gas proppants business and, if necessary, determine whether these trends indicate additional impairment in the value of the tangible and intangible assets of this business. If market conditions continue to deteriorate, both in terms of oil pricing and reduced rig counts, we will perform impairment tests to determine if any actual impairment has occurred.

Results of operations

Fiscal year 2016 compared to fiscal year 2015

	For the years ended March 31,
	2016	2015	Change
	(in thousands, except per share)
Revenues	$1,143,492	$1,066,368	7%
Cost of goods sold	(911,875)	(812,235)	12%

Gross profit	231,617	254,133	(9%	)
Equity in earnings of unconsolidated Joint Venture	39,083	44,967	(13%	)
Corporate general and administrative	(37,193)	(30,751)	21%
Other income	2,328	3,201	(27%	)
Acquisition and litigation expense	—	(6,880)	(100%	)
Interest expense, net	(16,583)	(11,743)	41%

Earnings before income taxes	219,252	252,927	(13%	)
Income tax expense	(66,660)	(66,074)	1%

Net earnings	$152,592	$186,853	(18%	)

Diluted earnings per share	$3.05	$3.71	(18%	)

Revenues

Revenues increased $77.0 million to $1,143.4 million in fiscal 2016, compared to $1,066.4 million in fiscal 2015. Revenues from the CRS and Skyway Acquisitions positively impacted revenues by approximately $18.7 million and $21.3 million, respectively. Revenues increased in all of our segments except our legacy Oil and Gas Proppants segment. The increase in revenues was due primarily to increased average net sales prices in our Cement and Concrete and Aggregates segments and increased sales volumes in our Gypsum Wallboard, Recycled Paperboard and Concrete segments, partially offset by decreased sales volumes in the Aggregates segment. The reduction in revenues from our legacy oil and gas proppants business was due primarily to reduced sales volumes. Excluding revenues from the CRS and Skyway Acquisitions, increased average net sales prices and sales volumes positively impacted revenue from our historical businesses for fiscal 2016, compared to fiscal 2015, by approximately $13.1 million and $23.9 million, respectively.

Cost of goods sold

Cost of goods sold increased $99.7 million to $911.9 million in fiscal 2016, compared to $812.2 million in fiscal 2015. Excluding cost of goods sold of $81.3 million from our CRS and Skyway Acquisitions, cost of goods sold increased approximately $18.4 million during fiscal 2016, compared to fiscal 2015. The increase in cost of goods sold during fiscal 2016, compared to fiscal 2015, was due to increased sales volumes and increased operating costs, which increased cost of goods sold by approximately $10.4 million and $8.0 million, respectively. The increase in cost of goods sold related to sales volumes in fiscal 2016, compared to fiscal 2015, was due primarily to increases in our Cement, Wallboard, Paperboard and Concrete and Aggregates segments of approximately $11.9 million, $24.3 million, $2.0 million and $11.5 million, respectively, partially offset by reduced sales volumes of approximately $39.3 million in our Oil and Gas Proppants segment. Operating costs in fiscal 2016, compared to fiscal 2015, increased approximately $1.3 million, $5.5 million and $15.6 million for our Paperboard, Concrete and Aggregates and Oil and Gas Proppants segments, partially offset by decreased operating costs of approximately $0.6 million and $13.8 million for our Cement and Wallboard segments. Cost of goods sold includes an impairment charge of approximately $35.0 million of intangible assets (customer contracts) generated from the CRS Acquisition and a write-down of approximately $11.5 million in raw sand inventory values associated primarily with downward revaluation of raw sand inventory that CRS Proppants purchased from a third party pursuant to a purchase contract entered into in connection with the plant expansion. We have fulfilled our obligations under this purchase contract. These write-downs were partially offset by a customers’ forfeiture of approximately $10.7 million of prepaid sand during fiscal 2016. We had a $2.0 million liability related to the remaining customer prepayment of sand. Because the customer did not place orders for approximately 112,000 tons of sand by June 30, 2016, the remaining $2.0 million was forfeited.

Gross profit

Gross profit was $231.6 million in fiscal 2016 and $254.1 million in fiscal 2015. The 9% decrease in gross profit was primarily due to decreased operating earnings in our Oil and Gas Proppants segment, which was primarily due to reduced sales volumes and the increased operating costs. The increase in operating costs in our Oil and Gas Proppants segment is primarily due to lower sales volumes and the write-off of certain customer contract intangible assets in fiscal 2016. This is discussed in more detail in the paragraph labeled “Oil and gas proppants” below.

Equity in earnings of unconsolidated joint venture

Equity in earnings of our unconsolidated joint venture decreased $5.9 million, or 13%, for fiscal 2016, compared to fiscal 2015. The decrease is primarily due to a decrease in sales volumes, partially offset by an increase in average net sales prices. The impact of the decrease in sales volume on equity in earnings of our unconsolidated joint venture during fiscal 2016 was approximately $21.6 million, partially offset by increased average net sales prices and decreased cost of goods sold of approximately $2.8 million and $12.9 million, respectively. The decrease in sales volumes was primarily due to the decrease in demand for oil well cement during the year, due to the decline in drilling activity during fiscal 2016. The decrease in oil well cement was partially offset by the increase in demand for construction grade cement. The decrease in cost of goods sold was primarily due to reduced sales volumes, which reduced cost of goods sold by approximately $13.9 million, partially offset by increased operating costs, which increased cost of sales by approximately $1.0 million. The increase in operating costs in fiscal 2016, compared to fiscal 2015, was due primarily to an approximately $1.8 million increase in maintenance, partially offset by a decrease in energy costs of $0.9 million.

Corporate general and administrative

Corporate general and administrative expenses increased 21% to $37.2 million in fiscal 2016, compared to $30.8 million in fiscal 2015. The approximately $6.4 million increase in corporate general and administrative expenses for fiscal 2016, compared to fiscal 2015, is due primarily to increased incentive compensation and legal expenses. Incentive compensation and legal expenses increased approximately $5.0 million and $0.5 million, respectively, during fiscal 2016, compared to fiscal 2015. The increase in incentive compensation was primarily due to increased operating earnings in each of our segments except Oil and Gas Proppants.

Acquisition and litigation expense

Acquisition and litigation expense consists of litigation expenses related to our lawsuit against the United States Internal Revenue Service (the “IRS”), the CRS and Skyway Acquisitions, and due diligence efforts at growing our construction products business. Legal fees related to our lawsuit against the IRS were approximately $4.3 million, while our expenses related to the CRS and Skyway Acquisitions were approximately $2.6 million in fiscal 2015. The remaining expense was related to our due diligence efforts during fiscal 2015. As discussed in footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, the United States Department of Justice approved the proposed settlement of our lawsuit against the IRS in January 2015, and the case was dismissed.

Other Income (Expense)

Other income was $2.3 million in fiscal 2016, compared to other income of $3.2 million in fiscal 2015, and consists of a variety of items that are non-segment operating in nature, including non-inventoried aggregates income, gypsum wallboard distribution center income, asset sales and other miscellaneous income and cost items.

Interest expense, net

Interest expense, net, increased approximately $4.9 million during fiscal 2016 to $16.6 million, compared to $11.7 million in fiscal 2015. The 41% increase in interest expense, net, during fiscal 2016, compared to fiscal 2015, is due primarily to the $4.4 million refund of interest received from the IRS upon settlement of our lawsuit in fiscal 2015. See the discussion below in “Income taxes” for more information about the settlement. The remaining increase in interest expense in fiscal 2016, compared to 2015, was the result of greater average borrowings under our Credit Facility, due to our repurchase and retirement of common shares during fiscal 2016.

Earnings before income taxes

Earnings before income taxes decreased to $219.3 million during fiscal 2016, compared to $252.9 million in fiscal 2015, primarily due to decreased gross profit, equity in earnings of our unconsolidated joint venture and increased corporate general and administrative and interest expenses.

Income taxes

The effective tax rate for fiscal 2016 was approximately 30% compared to approximately 26% in fiscal 2015. The increase in the effective tax rate during fiscal 2016 is primarily due to the settlement of our lawsuit with the IRS in fiscal 2015. Under the terms of the settlement, we dismissed our lawsuit seeking to recover taxes, interest and penalties paid, in exchange for the IRS conceding 40% of the penalties, plus related interest, to date. In accordance with the settlement, we recorded an income tax benefit of approximately $16.6 million during the fourth quarter of fiscal 2015. Excluding the impact of the IRS settlement, our effective tax rate would have been 33% in fiscal 2015, which is greater than the 30% effective tax rate in fiscal 2016. The decrease in the fiscal 2016 tax rate is due primarily to an increase in our percentage depletion deduction. See footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for more information.

Net earnings and diluted earnings per share

Net earnings in fiscal 2016 of $152.6 million decreased 18% from fiscal 2015 net earnings of $186.9 million. Diluted earnings per share in fiscal 2016 were $3.05, compared to $3.71 for fiscal 2015.

Segment disclosure

The following table highlights certain operating information related to our business segments:

	For the years ended March 31,
	2016	2015	Percentage change
	(in thousands, except net sales prices)

Revenues(1):
Cement(2)	$528,499	$488,644	8%
Gypsum wallboard	461,457	437,514	5%
Recycled paperboard	149,192	142,690	5%
Oil and gas proppants	57,591	81,381	(29%	)
Concrete and aggregates	128,073	107,892	19%

Gross revenues	1,324,812	1,258,121	5%
Less: Inter-segment revenues	(73,862)	(65,533)	13%
Less: Joint Venture revenues	(107,458)	(126,220)	(15%	)

Net revenues	$1,143,492	$1,066,368	7%

Sales volume:
Cement (M Tons)(2)	4,778	4,799	—
Gypsum wallboard (MMSF)	2,394	2,210	8%
Recycled paperboard (M Tons)	288	276	4%
Concrete (M Yards)	1,101	958	15%
Aggregates (M Tons)	3,009	3,026	(1%	)

Average net sales prices(3):
Cement(2)	$98.07	$92.91	6%
Gypsum wallboard	157.91	162.06	(3%	)
Recycled paperboard	505.35	507.47	—
Concrete	92.70	87.93	5%
Aggregates	8.28	7.50	10%

	For the years ended March 31,
	2016	2015	Percentage change
	(in thousands, except net sales prices)

Operating Earnings:
Cement(2)	$137,854	$117,527	17%
Gypsum wallboard	159,352	145,871	9%
Recycled paperboard	32,153	31,512	2%
Oil and gas proppants	(68,466)	(2,546)	(2589%	)
Concrete and aggregates	9,807	6,736	46%
Other operating income, net	2,328	3,201	(27%	)

Net operating earnings	$273,028	$302,301	(10%	)

(1)	Gross revenue, before freight and delivery costs.

(2)	Includes proportionate share of our Joint Venture.

(3)	Net of freight and delivery costs.

Cement operations

Cement revenues were $528.5 million for fiscal 2016, which is an 8% increase over revenues of $488.6 million for fiscal 2015. Approximately $21.3 million of the increase in revenues for fiscal 2016, compared to fiscal 2015, was related to the Skyway Acquisition. The remaining increase in revenue during fiscal 2016 compared to fiscal 2015 is primarily due to a 6% increase in average net sales prices, partially offset by a slight decrease in sales volumes. The increase in average net sales prices during fiscal 2016, compared to fiscal 2015, positively impacted cement revenues by approximately $20.7 million, while the decrease in sales volumes negatively impacted cement revenues by approximately $2.1 million. The decrease in sales volumes during fiscal 2016, compared to fiscal 2015, was primarily related to above average rainfall during April and May 2015 in our Texas, Oklahoma and Colorado markets, as well as wet weather in our Texas and Oklahoma markets during October and November. In Texas, demand for construction grade cement continues to offset much of the impact from lower oil well cement demand.

Cement operating earnings increased 17% to $137.9 million from $117.5 million for fiscal 2016 and 2015, respectively. Approximately $4.5 million of the increase in operating earnings fiscal 2016, compared to fiscal 2015, was related to the Skyway Acquisition. The remaining increase in operating earnings was due primarily to increased average net sales prices, which positively impacted operating earnings by approximately $20.7 million, partially offset by decreased sales volumes and increased operating costs of approximately $4.4 million and $0.4 million. The increase in operating costs in fiscal 2016, compared to fiscal 2015, is primarily related to increased maintenance, which adversely impacted operating earnings by approximately $8.4 million, partially offset by decreased energy costs of approximately $4.4 million. Additionally, the percentage of purchased cement sold during fiscal 2016, declined approximately 3% compared to the percentage of purchased cement sold for fiscal 2015, which positively impacted our operating costs by approximately $3.4 million. The increase in maintenance costs was due primarily to a shift in the timing of some of our annual maintenance outages, which adversely impacted operating earnings by approximately $3.0 million during the first quarter of fiscal 2016, compared to the first quarter of fiscal 2015 and increased maintenance activity at certain plants in fiscal 2016. The operating margin increased to 26% in fiscal 2016, compared to 24% in fiscal 2015, primarily due to increased sales prices and a reduction in the percentage of sales of lower margin purchased cement.

Gypsum wallboard operations

Sales revenues increased 5% to $461.5 million for fiscal 2016, from $437.5 million for fiscal 2015, primarily due to an 8% increase in sales volumes, partially offset by a 3% decrease in average net sales prices. The increase in sales volumes positively impacted revenues by approximately $36.5 million, partially offset by a $12.5 million decrease in sales revenues due to lower average net sales prices. The increased sales volumes are primarily due to increased construction activity in fiscal 2016, compared to fiscal 2015. Our market share was essentially unchanged during fiscal 2016, compared to fiscal 2015.

Operating earnings increased to $159.4 million for fiscal 2016, from $145.9 million for fiscal 2015, primarily due to the increase in sales volumes and the reduction in operating costs, which positively impacted operating earnings by approximately $12.2 million and $13.8 million, partially offset by decreased average net sales prices of approximately $12.5 million. The decrease in operating costs was primarily related to natural gas, raw materials and customer freight, which decreased approximately $5.6 million, $4.6 million and $2.5 million, respectively. During fiscal 2016, our gross margin improved to 35% from 33% in fiscal 2015, primarily due to the reduction in operating expenses, partially offset by decreased average net sales prices. Fixed costs are not a significant part of the overall cost of wallboard; therefore, changes in volume have a relatively minor impact on our operating cost per unit.

Recycled paperboard operations

Revenues increased 5% to $149.2 million for fiscal 2016, from $142.7 million for fiscal 2015. The increase in net revenue during fiscal 2016, compared to fiscal 2015, is primarily due to increased sales volumes, which contributed approximately $6.7 million to revenues; partially offset by a decrease in average net sales prices that adversely impacted revenue by approximately $0.2 million. The decrease in average net sales price is due to the pricing provisions in our long-term sales agreement.

Operating earnings increased to $32.2 million for fiscal 2016, compared to $31.5 million for fiscal 2015, while gross margin remained consistent at 22% for both fiscal 2016 and fiscal 2015. The increase in operating earnings is primarily due to increased sales volumes, which increased operating earnings by approximately $2.0 million, partially offset by increased operating costs of approximately $1.3 million. The increase in operating costs was due primarily to recycled fiber costs, customer freight and chemicals, which adversely impacted operating earnings by approximately $1.3 million, $1.1 million and $0.5 million, respectively, partially offset by decreased natural gas and electricity costs of approximately $1.8 million and $0.5 million, respectively.

Oil and gas proppants

Revenues from our Oil and Gas Proppants segment decreased approximately $23.8 million to $57.6 million for fiscal 2016, compared to $81.4 million for fiscal 2015. Excluding revenues from the CRS Acquisition of approximately $46.7 million and $28.0 million for fiscal 2016 and 2015, respectively, revenues decreased $42.5 million in fiscal 2016, compared to fiscal 2015. The decrease in revenues in fiscal 2016, compared to 2015, was due to a decline in sales volumes and average net sales prices at our legacy facility in Corpus Christi which adversely impacted revenues by approximately $41.3 million and $1.2 million, respectively.

The operating loss for fiscal 2016 was approximately $68.5 million, which grew from an operating loss of approximately $2.5 million during fiscal 2015. The increased operating loss was primarily due to increased operating costs and reduced average net sales prices that increased the operating loss by $50.0 million and $15.9 million, respectively. The operating loss for fiscal 2016 includes an impairment charge of approximately $35.0 million of intangible assets (customer contracts) generated from the CRS Acquisition, $2.0 million of bad debt reserves and a write-down of $11.5 million in raw sand inventory values associated primarily with downward revaluation of raw sand inventory that CRS Proppants purchased from a third party pursuant to a purchase contract entered into in connection with the plant expansion, that has since expired. This loss was partially offset by a customer forfeiture of approximately $10.7 million of prepaid sand during fiscal 2016.

Concrete and aggregates operations

Concrete and aggregates revenues increased 19% to $128.1 million for fiscal 2016, compared to $107.9 million for fiscal 2015. The primary reason for the increase in revenue for fiscal 2016, compared to fiscal 2015, was the 5% and 10% increase in average net sales prices for concrete and aggregates, respectively, which positively impacted revenues by approximately $7.7 million. In addition to the increase in average net sales prices, sales volume increased 15% for concrete during fiscal 2016, compared to fiscal 2015, which positively impacted revenues by $12.6 million. This increase was partially offset by a 1% decrease in sales volumes for our aggregates business, which adversely impacted revenues by approximately $0.1 million. Sales volumes in our concrete business increased in all of our markets during fiscal 2016, but the largest increase was in the greater Kansas City market.

Operating income for fiscal 2016 was approximately $9.8 million, compared to operating income of approximately $6.7 million for fiscal 2015. The operating income was positively impacted by increased average net sales prices and sales volumes, which increased operating income by approximately $7.7 million and $0.9 million, respectively. The increase in operating profit was partially offset by increased operating costs of approximately $5.5 million. The increased operating expenses were primarily related to increased cost of materials and depreciation in our concrete business of approximately $5.1 million and $0.7 million, partially offset by reduced delivery cost of approximately $0.9 million. The increase in depreciation expense is related to the addition of concrete trucks during fiscal 2015.

Fiscal year 2015 compared to fiscal year 2014

	For the years ended March 31,
	2015	2014	Change
	(in thousands, except per share)
Revenues	$1,066,368	$898,396	19%
Cost of goods sold	(812,235)	(712,937)	14%

Gross profit	254,133	185,459	37%
Equity in earnings of unconsolidated Joint Venture	44,967	37,811	19%
Corporate general and administrative	(30,751)	(24,552)	25%
Other income	3,201	1,368	134%
Acquisition and litigation expense	(6,880)	—	—
Interest expense, net	(11,743)	(18,282)	(36%	)

Earnings before income taxes	252,927	181,804	39%
Income tax expense	(66,074)	(57,561)	15%

Net earnings	$186,853	$124,243	50%

Diluted earnings per share	$3.71	$2.49	49%

Revenues

Revenues increased $168.0 million to $1,066.4 million in fiscal 2015, compared to $898.4 million in fiscal 2014. Revenues from the CRS Acquisition positively impacted revenues by approximately $28.0 million. The remaining increase in revenues from our historical businesses was due primarily to increased average net selling prices for all of our segments and increased sales volumes for all of our segments except aggregates. The impact of the increased net sales prices and sales volumes on revenue from our historical businesses for fiscal 2015, as compared to fiscal 2014, was approximately $62.6 million and $77.4 million, respectively.

Cost of goods sold

Cost of goods sold increased $99.3 million to $812.2 million in fiscal 2015, compared to $712.9 million in fiscal 2014. The 14% increase in cost of goods sold for fiscal 2015, compared to fiscal 2014, was primarily due to increased sales volumes and operating costs, which increased cost of goods sold by approximately $93.5 million and $5.8 million, respectively. Approximately $33.0 million of the increase in cost of goods sold that related to volumes is due to the CRS Acquisition. The increase in operating costs in fiscal 2015, compared to fiscal 2014, is primarily related to our cement and gypsum wallboard segments, which increased approximately $6.5 million and $6.7 million, respectively, partially offset by decreased operating costs of approximately $3.6 million in our recycled paperboard segment.

Gross profit

Gross profit was $254.1 million in fiscal 2015 and $185.5 million in fiscal 2014. The 37% increase in gross profit was primarily due to increased average sales prices, sales volumes and lower operating costs, as noted above.

Equity in earnings of unconsolidated joint venture

Equity in earnings of our unconsolidated joint venture increased $7.2 million, or 19%, for fiscal 2015, compared to fiscal 2014. The increase is primarily due to increases in the average net sales price and sales volume. The impact of the increases in sales volume and average net sales price on equity in earnings of our unconsolidated joint venture during fiscal 2015 was approximately $10.2 million and $4.6 million, respectively, partially offset by increased cost of sales of approximately $7.6 million. The increase in cost of sales was primarily due to operating costs, which increased cost of goods sold by approximately $4.6 million, and increased sales volume, which increased cost of sales by approximately $3.0 million. The increased operating costs in fiscal 2015, compared to fiscal 2014, were due primarily to a $3.0 million and $0.6 million increase in purchased cement and power, respectively.

Corporate general and administrative

Corporate general and administrative expenses increased 25% to $30.8 million in fiscal 2015, as compared to $24.6 million in fiscal 2014. The approximately $6.2 million increase in corporate general and administrative expenses for fiscal 2015, compared to fiscal 2014, is due primarily to increased incentive compensation and relocation expenses. Incentive compensation and relocation expenses increased approximately $4.2 million and $0.6 million, respectively, during fiscal 2015, as compared to fiscal 2014. The increase in incentive compensation was primarily due to increased operating earnings.

Acquisition and litigation expense

Acquisition and litigation expense consists of litigation expenses related to our lawsuit against the IRS, the CRS and Skyway Acquisitions, and due diligence efforts at growing our construction products business. Legal fees related to our lawsuit against the IRS were approximately $4.3 million, while our expenses related to the CRS and Skyway Acquisitions were approximately $2.6 million in fiscal 2015. The remaining expense was related to our due diligence efforts during fiscal 2015. As discussed in footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, the United States Department of Justice approved the proposed settlement of our lawsuit against the IRS in January 2015, and the case was dismissed.

Other income (expense)

Other income was $3.2 million in fiscal 2015, compared to other income of $1.4 million in fiscal 2014, and consists of a variety of items that are non-segment operating in nature, including non-inventoried aggregates income, gypsum wallboard distribution center income, asset sales and other miscellaneous income and cost items.

Interest expense, net

Interest expense, net, decreased approximately $6.5 million during fiscal 2015 to $11.7 million, as compared to $18.3 million in fiscal 2014. The 36% decrease in interest expense, net, during fiscal 2015, compared to fiscal 2014, is due primarily to the $4.4 million refund of interest received from the IRS upon settlement of our lawsuit. See the discussion below in “Income taxes” for more information about the settlement. The remaining reduction in interest expense in fiscal 2015, compared to 2014, was the result of lower average borrowings under our Credit Facility, due to the repayment of outstanding amounts during fiscal 2014 and the first half of fiscal 2015, prior to the CRS Acquisition.

Earnings before income taxes

Earnings before income taxes increased to $252.9 million during fiscal 2015, compared to $181.8 million in fiscal 2014, primarily due to increased gross profit and increased equity in earnings of our unconsolidated joint venture, partially offset by increased corporate general and administrative and interest expenses.

Income taxes

The effective tax rate for fiscal 2015 was approximately 26% compared to approximately 32% in fiscal 2014. The decrease in the effective tax rate during fiscal 2015 is primarily due to the settlement of our lawsuit with the IRS. Under the terms of the settlement, we dismissed our lawsuit seeking to recover taxes, interest and penalties paid, in exchange for the IRS conceding 40% of the penalties, plus related interest, to date. In accordance with the settlement, we recorded an income tax benefit of approximately $16.6 million during the fourth quarter of fiscal 2015. Excluding the impact of the IRS settlement, our effective tax rate would have been 33% in fiscal 2015. See footnote (H) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for more information.

Net earnings and diluted earnings per share

Net earnings in fiscal 2015 of $186.9 million increased 50% from fiscal 2014 net earnings of $124.2 million. Diluted earnings per share in fiscal 2015 were $3.71, compared to $2.49 for fiscal 2014.

Segment disclosure

The following table highlights certain operating information related to our business segments:

	For the years ended March 31,
	2015	2014	Percentage change
	(in thousands, except net sales prices)

Revenues(1):
Cement(2)	$488,644	$438,224	12%
Gypsum wallboard	437,514	387,016	13%
Recycled paperboard	142,690	130,178	10%
Oil and gas proppants	81,381	19,557	316%
Concrete and aggregates	107,892	96,908	11%

Gross revenues	1,258,121	1,071,883	17%
Less: Inter-segment revenues	(65,533)	(62,094)	6%
Less: Joint venture revenues	(126,220)	(111,393)	13%

Net revenues	$1,066,368	$898,396	19%

Sales volume:
Cement (M Tons)(2)	4,799	4,593	4%
Gypsum wallboard (MMSF)	2,210	2,112	5%
Recycled paperboard (M Tons)	276	256	8%
Concrete (M Yards)	958	899	7%
Aggregates (M Tons)	3,026	3,228	(6%	)

Average net sales prices(3):
Cement(2)	$92.91	$87.31	6%
Gypsum wallboard	162.06	148.33	9%
Recycled paperboard	507.47	504.41	1%
Concrete	87.93	82.55	7%
Aggregates	7.50	6.76	11%

Operating earnings:
Cement(2)	$117,527	$89,486	31%
Gypsum wallboard	145,871	114,852	27%
Recycled paperboard	31,512	23,610	33%
Oil and gas proppants	(2,546)	(4,890)	48%
Concrete and aggregates	6,736	212	3077%
Other operating income, net	3,201	1,368	134%

Net operating earnings	$302,301	$224,638	35%

(1)	Gross revenue, before freight and delivery costs.

(2)	Includes proportionate share of our Joint Venture.

(3)	Net of freight and delivery costs.

Cement operations

Cement revenues were $488.6 million for fiscal 2015, which is a 12% increase over revenues of $438.2 million for fiscal 2014. The increase in revenues during fiscal 2015, compared to fiscal 2014, is primarily due to a 6% increase in the average net sales price, as well as a 4% increase in sales volumes. The increase in the average net sales price and sales volumes positively impacted revenues by approximately $30.6 million and $19.8 million, respectively, in fiscal 2015, compared to fiscal 2014. Average net sales price increased in virtually all of our markets.

The increase in average net sales price during fiscal 2015, compared to fiscal 2014, enabled us to increase our operating margin from 20% in fiscal 2014 to 24% in fiscal 2015. Cement operating earnings increased 31% to $117.5 million in fiscal 2015, from $89.5 million in fiscal 2014. The increase in operating earnings was due primarily to increased average net sales prices and sales volumes, which contributed approximately $30.6 million and $3.9 million to operating earnings, partially offset by increased operating expenses, which adversely impacted operating earnings by approximately $6.5 million. The increase in operating costs related primarily to purchased cement, maintenance and power, which adversely impacted earnings by approximately $4.8 million, $1.7 million and $1.0 million, respectively, partially offset by decreased fuel costs of approximately $3.3 million.

Gypsum wallboard operations

Sales revenues increased 13% to $437.5 million for fiscal 2015, from $387.0 million for fiscal 2014, primarily due to a 9% increase in the average net sales price and a 5% increase in sales volumes. The increase in the average net sales price and sales volumes positively impacted revenues by approximately $32.5 million and $18.0 million, respectively. The increase in average net sales price was due to the implementation of price increases in January 2015 and 2014. The increased sales volumes are primarily due to increased construction activity in fiscal 2015, compared to fiscal 2014. Our market share was essentially unchanged during fiscal 2015, compared to fiscal 2014.

Operating earnings increased to $145.9 million for fiscal 2015, from $114.9 million for fiscal 2014, primarily due to the increase in average net sales price and sales volumes, which positively impacted operating earnings by approximately $32.5 million and $5.2 million, partially offset by increased operating expenses of approximately $6.7 million. The increase in operating costs was primarily related to natural gas, raw materials, maintenance and paper, which increased approximately $0.7 million, $1.1 million, $0.5 million and $0.4 million, respectively. Additionally, operating costs were adversely impacted by approximately $3.2 million in legal expense. During fiscal 2015 our gross margin improved to 33% from 30% in fiscal 2014, primarily due to the increase in average net sales price, partially offset by increased operating costs. Fixed costs are not a significant part of the overall cost of wallboard; therefore, changes in volume have a relatively minor impact on our operating cost per unit.

Recycled paperboard operations

Revenues increased 10% to $142.7 million in fiscal 2015, from $130.2 million in fiscal 2014. The increase in net revenue during fiscal 2015, compared to fiscal 2014, is due to both increased sales volumes and average net sales prices, which contributed approximately $10.1 million and $2.4 million, respectively, to revenues. The increase in average net sales price is due to the pricing provisions in our long-term sales agreement, as well as an increase in the percentage of higher priced gypsum paper sold in fiscal 2015, as compared to fiscal 2014.

Operating earnings increased to $31.5 million for fiscal 2015, compared to $23.6 million for fiscal 2014, while gross margin increased to 22% for fiscal 2015, compared to 18% for fiscal 2014. The increase in operating earnings and gross margin are primarily due to increased average net sales prices and sales volumes, which increased operating earnings by approximately $2.4 million and $1.9 million, respectively. Operating earnings were also positively impacted by decreased operating costs of approximately $3.6 million, namely recycled fiber costs and chemicals, which positively impacted operating earnings by approximately $3.4 million and $0.9 million, respectively, partially offset by increased repair and maintenance costs of approximately $0.6 million. Operating earnings and margin were also positively impacted by a change in the product sales mix as sales of higher margin gypsum liner increased to 90% for fiscal 2015, from 78% for fiscal 2014, which positively impacted operating earnings by approximately $1.4 million.

Oil and gas proppants

Revenues for our oil and gas proppants segment increased approximately $61.8 million to $81.4 million during fiscal 2015, compared to $19.6 million during fiscal 2014. Approximately $28.0 million of the increase in fiscal 2015, compared to fiscal 2014, related to the CRS Acquisition and approximately $33.8 of the increase reflects sales volume growth at our Corpus Christi, Texas location. Fiscal 2015 represents the first full year of operations in Corpus Christi, Texas.

The operating loss for fiscal 2015 was approximately $2.5 million, which improved from an operating loss of approximately $4.9 million during fiscal 2014. Approximately $7.4 million of the decrease in operating loss was related to improved earnings at our Corpus Christi location, partially offset by an operating loss of $5.0 million related to the CRS Acquisition. Operating income related to the CRS Acquisition was adversely impacted by approximately $1.5 million related to the “step-up” of inventory acquired on November 14, 2014 and sold prior to March 31, 2015, as well as amortization expense of approximately $5.1 million related to CRS sales contracts in existence at November 14, 2014 and $1.3 million depreciation on the assets valued at the acquisition date. Fiscal 2015 represented the first full year of operations at Corpus Christi, Texas, and we began selling internally produced sand during the fourth quarter of fiscal 2015.

Concrete and aggregates operations

Concrete and aggregates revenues increased 11% to $107.9 million for fiscal 2015, compared to $96.9 million for fiscal 2014. The primary reason for the increase in revenue for fiscal 2015, compared to fiscal 2014, was the 7% and 11% increase in average net sales prices for concrete and aggregates, respectively, which positively impacted revenues by approximately $7.7 million. In addition to the increase in average net sales prices, sales volume increased 7% for concrete during fiscal 2015, compared to fiscal 2014, which positively impacted revenues by $4.8 million. This increase was partially offset by a 6% decrease in sales volumes for our aggregates business, which adversely impacted revenues by approximately $1.5 million. The increase in sales volumes in our concrete business was due to primarily to increased construction activity in our Austin, Texas market, while the reduction in sales volumes in our aggregates business was primarily related to the greater Kansas City market.

Operating income for fiscal 2015 was approximately $6.7 million, as compared to operating income of approximately $0.2 million for fiscal 2014. The operating income was positively impacted by increased average net sales prices, which increased operating income by approximately $7.7 million. The increase in operating profit was partially offset by decreased sales volumes and increased operating expenses of approximately $0.3 million and $0.7 million, respectively. The increased operating expenses were primarily related to increased cost of materials in our concrete business of approximately $2.5 million, partially offset by fuel and maintenance expenses of approximately $0.6 million and $0.4 million in our aggregates business.

Critical accounting policies

Certain of our critical accounting policies require the use of judgment in their application or require estimates of inherently uncertain matters. Although our accounting policies are in compliance with generally accepted accounting principles, a change in the facts and circumstances of the underlying transactions could significantly change the application of the accounting policies and the resulting financial statement impact. Listed below are those policies that we believe are critical and require the use of complex judgment in their application.

Impairment of long-lived assets

We assess our long-lived assets, including mining and related assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses, and in the case of our mining assets, changes in the costs and availability of extraction of our mineral assets and other factors. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

During calendar 2015, the continued decline in prices adversely impacted oil and gas drilling activity, leading to further reductions in demand and pricing for proppants. This reduction in overall proppant demand resulted in a decline in sales volumes and average net sales prices for our Oil and Gas Proppants segment. In response to the decline in demand, we elected to temporarily idle our Utica, Illinois and Corpus Christi, Texas facilities during the fourth quarter of fiscal 2016. Additionally, we idled the Fowlerton, Texas and Kenedy, Texas; trans-load operations. In connection with the closure of these facilities and trans-load locations, we determined that our long lived assets related to the oil and gas proppants segment should be tested for impairment. In connection with this test, we determined that the entire network of plants and trans-load locations should be considered an individual operating unit for the purposes of testing for potential impairment. In performing this test, we compared the weighted average undiscounted cash flows to the carrying value of the asset group, noting that the undiscounted cash flows significantly exceeded the carrying value of the asset group; therefore, no impairment was noted. We will continue to monitor market conditions and our performance in the market. We will also continue to review relevant factors and circumstances related to the overall market condition and our performance and, if necessary, perform an additional test for impairment at such time we believe it is necessary.

This reduction in demand and pricing for proppants also adversely impacted performance under our customer contracts, resulting in the amendment of certain of these contracts. Based on the reduced demand and reduced pricing for proppants, we concluded that long-lived asset impairment indicators were present during the quarters ended September 30, 2015 and March 31, 2016 for our customer contract intangible assets. We performed recovery tests to determine if any of the customer contract intangible assets related to our oil and gas proppants business unit were impaired at September 30, 2015 and March 31, 2016. Based on our analysis of the undiscounted cash flows for each of our customer contract intangibles related to our oil and gas proppants business, we concluded that the carrying value of certain customer contract intangible assets exceeded the undiscounted cash flows for the related assets at both September 30, 2015 and March 31, 2016. For those contracts whose carrying value exceeded the undiscounted cash flows, we calculated an estimated fair value of each contract using the weighted-average probable cash flows related to each contract (level 3 inputs), discounted using a weighted-average cost of capital (“WACC”). The WACC was determined from relevant market comparisons, and adjusted for specific risks. This analysis resulted in an impairment loss of approximately $28.4 million and $6.6 million for the quarters ended September 30, 2015 and March 31, 2016, respectively, which is included in cost of goods sold in the Consolidated Statement of Earnings for fiscal year 2016.

Goodwill

Goodwill is subject to an assessment at least annually for impairment by applying a fair-value-based test. We have elected to test for goodwill impairment in the fourth quarter of each fiscal year. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenues and profit forecasts and comparing those estimated fair values with the carrying value; a second step is performed, if necessary, to compute the amount of the impairment by determining an “implied fair value” of goodwill. Similar to the review for impairment of other long-lived assets, evaluations for impairment are significantly impacted by estimates of future prices for our products, capital needs, economic trends and other factors.

The segment breakdown of goodwill at March 31, 2016 and 2015 is as follows:

	For the years ended March 31,
	2016	2015
	(dollars in thousands)
Cement	$9,729	$8,359
Gypsum wallboard	116,618	116,618
Paperboard	7,538	7,538

	$133,885	$132,515

Impairment testing for the cement business is done at the plant level because the relatively low value-to-weight ratio limits the geographic area in which a company can market its products profitably; therefore, the United States cement industry is fragmented into regional geographic areas rather than a national selling area. Impairment testing for the gypsum wallboard and paperboard segments is done at the segment level because of the national nature of the businesses and customer base. See Note (A) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for more information. The results of the first step of the annual impairment tests performed in the fiscal fourth quarter of 2016 and 2015 indicated that the fair values of the reporting units with goodwill substantially exceeded their carrying values. Determining the fair value of our reporting units involves the use of significant estimates and assumptions and considerable management judgment. We base our fair value estimates on assumptions we believe to be reasonable at the time, but such assumptions are subject to inherent uncertainty. The most important assumption underlying our estimates is a cyclical recovery in U.S. construction activity from the current low levels. Actual results may differ materially from those estimates. Changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a change in market conditions, market trends, interest rates or other factors outside of our control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of our reporting units, which could result in an impairment charge in the future.

Environmental liabilities

Our operations are subject to state, federal and local environmental laws and regulations, which impose liability for clean up or remediation of environmental pollution and hazardous waste arising from past acts and require pollution control and prevention, site restoration and operating permits and/or approvals to conduct certain of its operations. We record environmental accruals when it is probable that a reasonably estimable liability has been incurred. Environmental remediation accruals are based on internal studies and estimates, including shared financial liability with third parties. Environmental expenditures that extend the life, increase the capacity, improve the safety or efficiency of assets or mitigate or prevent future environmental contamination may be capitalized. Other environmental costs are expensed when incurred.

Estimation of reserves and valuation allowances

We evaluate the collectability of accounts receivable based on a combination of factors. In circumstances when we are aware of a specific customer’s inability to meet its financial obligation to the Company, the balance in the reserve for doubtful accounts is evaluated, and if it is determined to be deficient, a specific amount will be added to the reserve. For all other customers, the reserve for doubtful accounts is determined by the length of time the receivables are past due or the customer’s financial condition.

Income taxes

In determining net income for financial statement purposes, we must make certain estimates and judgments in the calculation of tax provisions and the resultant tax liabilities, and in the recoverability of deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In the ordinary course of business, there may be many transactions and calculations where the ultimate tax outcome is uncertain. The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws. We recognize potential liabilities for anticipated tax audit issues in both the United States and state tax jurisdictions based on an estimate of the ultimate resolution of whether, and the extent to which, additional taxes will be due. Although we believe the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

As part of our process for preparing financial statements, we must assess the likelihood that our deferred tax assets can be recovered. If recovery is not likely, the provision for taxes must be increased by recording a reserve in the form of a valuation allowance for the deferred tax assets that are estimated not to be ultimately recoverable. In this process, certain relevant criteria are evaluated including the existence of deferred tax liabilities that can be used to absorb deferred tax assets, the taxable income in prior years that can be used to absorb net operating losses and credit carrybacks, and taxable income in future years. Our judgment regarding future taxable income may change due to market conditions, changes in United States tax laws and other factors. These changes, if any, may require material adjustments to the deferred tax assets and an accompanying reduction or increase in net income in the period when such determinations are made.

Business combinations

The acquisition method of accounting requires that we recognize the assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of consideration transferred over the acquisition date net fair values of the assets acquired and the liabilities assumed.

The measurement of the fair values of assets acquired and liabilities assumed requires considerable judgment. Although independent appraisals may be used to assist in the determination of the fair values of certain assets and liabilities, the appraised values are usually based on significant estimates provided by management, such as forecasted revenue or profit. In determining the fair value of intangible assets, an income approach is generally used and may incorporate the use of a discounted cash flow method. In applying the discounted cash flow method, the estimated future cash flows and residual values for each intangible asset are discounted to a present value using a discount rate based on an estimated weighted average cost of capital for the building materials industry. These cash flow projections are based on management’s estimates of economic and market conditions including revenue growth rates, operating margins, capital expenditures and working capital requirements.

While we use our best estimates and assumptions as part of the process to value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. During the measurement period, which occurs before finalization of the purchase price allocation, changes in assumptions and estimates that result in adjustments to the fair values of assets acquired and liabilities assumed are recorded on a retroactive basis as of the acquisition date, with the corresponding offset to goodwill. Any adjustments subsequent to the conclusion of the measurement period will be recorded to our consolidated statements of earnings.

Liquidity and capital resources

Cash flow

The following table provides a summary of our cash flows:

	For the fiscal years ended March 31,
	2016	2015
	(dollars in thousands)
Net cash provided by operating activities:	$265,767	$234,121

Investing activities:
Additions to property, plant and equipment	(89,563)	(111,573)
Acquisitions	(32,427)	(237,171)

Net cash used in investing activities	(121,990)	(348,744)

Financing activities:
Increase in Credit Facility	52,000	141,000
Repayment of Private Placement Senior Notes	(57,045)	(9,500)
Dividends paid to stockholders	(20,020)	(20,072)
Purchase and retirement of common stock	(123,530)	—
Proceeds from stock option exercises	2,866	4,311
Shares redeemed to settle employee taxes on stock compensation	(4,273)	(4,166)
Payment of debt acquisition costs	—	(1,661)
Excess tax benefits from share based payment arrangements	4,102	5,743

Net cash provided by (used in) financing activities	(145,900)	115,655

Net increase (decrease) in cash	$(2,123)	$1,032

Cash flows from operating activities increased $31.7 million to $265.8 million for fiscal 2016 from $234.1 million for fiscal 2015. This increase was largely attributable to increased net earnings adjusted for depreciation and amortization, impairment and reduction of prepaid sand liability of approximately $10.8 million, and an increase in cash flow from the change in operating assets and liabilities, partially offset by a decrease in distributions from our unconsolidated joint venture. The decrease in distributions from our unconsolidated joint venture is primarily due to decreased earnings in fiscal 2016, compared to fiscal 2015. Cash flows from operating activities were negatively impacted during fiscal 2016 by increased inventories and accounts receivable of approximately $5.7 million and $4.6 million, respectively, and decreased income taxes payable and accounts payable and accrued liabilities of approximately $4.5 million and $7.1 million, respectively, partially offset by reduced other assets of approximately $4.5 million. Excluding the impact of the working capital purchased in the CRS Acquisition in fiscal 2015, cash flows from operating activities were negatively impacted in fiscal 2015 by increased inventories of approximately $38.7 million and a decrease in accounts payable and accrued liabilities of $11.5 million, partially offset by reduced accounts and notes receivable, other assets and increased income taxes payable of approximately $4.2 million, $0.5 million and $8.0 million, respectively.

Working capital increased to $259.4 million at March 31, 2016, compared to $179.8 million at March 31, 2015, primarily due to increased accounts and notes receivable, net, inventories and income tax receivables, of approximately $6.6 million, $8.1 million and $8.6 million, respectively, and decreased accounts payable and current portion of long-term debt, of approximately $11.1 million and $49.0 million, respectively, partially offset by decreased cash and prepaid and other assets of approximately $2.1 million and $2.6 million, respectively. The current portion of long-term debt declined due to payments made during fiscal 2016. These payments were made with borrowings under our Credit Facility, which is classified as long-term on our balance sheet. Working capital related to the Skyway Acquisition decreased working capital at March 31, 2016 by approximately $1.8 million, and primarily consisted of accounts payable and accrued liabilities, partially offset by accounts receivable and inventories.

The increase in accounts and notes receivable at March 31, 2016, compared to March 31, 2015, is primarily due to increased revenues during the fourth quarter of fiscal 2016, compared to the fourth quarter of fiscal 2015. The increase in accounts receivable at March 31, 2016, compared to March 31, 2015, was consistent with the increase in revenues during the periods then ended. As a percentage of quarterly sales generated in the fiscal fourth quarter, accounts receivable were 48% at March 31, 2016 and 51% at March 31, 2015. Management measures the change in accounts receivable by monitoring the days sales outstanding on a monthly basis to determine if any deterioration has occurred in the collectability of the accounts receivable. No significant deterioration in the collectability of our accounts receivable was identified at March 31, 2016. Notes receivable are monitored on an individual basis, and no significant deterioration in the collectability of notes receivable was identified at March 31, 2016 however, during fiscal 2016 we increased our allowance for doubtful accounts approximately $3.1 million in recognition of the downturn in our oil and gas proppants business, and potential financial impact of this downturn on our customers.

Our inventory balance at March 31, 2016 increased approximately $8.1 million, or 3%, from the inventory balance at March 31, 2015. Excluding the $1.7 million of inventory acquired in the Skyway Acquisition, the increase in inventory related primarily to raw materials and materials in process and repair parts, which increased approximately $2.1 million and $6.1 million, respectively at March 31, 2016, compared to March 31, 2015. Most of the increase in raw materials and materials in process is due to increased clinker inventories of approximately $13.7 million, partially offset by a $4.5 million decline in frac sand inventories. The increase in clinker inventory is primarily due to the timing of the outages at certain of our plants. Additionally, most of our cement plants had extended outages in April, and the increase in clinker is necessary to ensure they will have enough supply during the outage. The decrease in frac sand inventory was due primarily to the write-down of $9.4 million in raw sand inventory values at September 30, 2015 associated primarily with downward revaluation of raw sand inventory that CRS Proppants purchased from a third party pursuant to a purchase contract entered into in connection with the plant expansion, partially offset by increased raw sand tonnage at March 31, 2016, compared to March 31, 2015. Repair parts, which are a significant part of our inventory, are necessary given the size and complexity of our manufacturing plants, as well as the age of certain of our plants, which creates the need to stock a greater level of repair parts inventory. We believe all of these repair parts are necessary and we perform an annual analysis to identify obsolete parts. We have less than one year’s sales of all product inventories with the exception of raw frac sand inventory, and our inventories have a low risk of obsolescence due to our products being basic construction materials or sand used in hydraulic fracturing. We believe no additional revision is necessary at March 31, 2016.

Net cash used in investing activities during fiscal 2016 was approximately $122.0 million, compared to net cash used in investing activities of $348.7 million during fiscal 2015, a decrease of approximately $226.7 million. A substantial majority of the decrease related to the CRS Acquisition in fiscal 2015 that increased net cash used in investing activities by $237.2 million, compared to the Skyway acquisition that increased net cash used in investing activities by $32.4 million. Excluding both the CRS and Skyway Acquisitions, capital expenditures decreased by approximately $22.0 million in fiscal 2016, compared to fiscal 2015. This decrease is related primarily to the completion of several projects related our oil and gas proppants business that began in fiscal 2015 and were completed in early fiscal 2016. We anticipate spending between $20 million and $25 million on sustaining capital expenditures during fiscal year 2017, which is consistent with historic levels.

Net cash used in financing activities was $145.9 million during fiscal 2016, compared to net cash provided by financing activities of approximately $115.7 million during fiscal 2015. This $261.6 million increase in net cash used in financing activities is primarily due to the repayment of approximately $5.0 million in debt during fiscal 2016, compared to borrowings of $131.5 million in fiscal 2015. The borrowings in fiscal 2015 related to the CRS Acquisition in November 2014. Additionally, during fiscal 2016, we repurchased and retired approximately $123.5 million of our outstanding common stock. Our debt-to-capitalization ratio and net-debt-to-capitalization ratio was 32.8% and 32.6%, respectively, at March 31, 2016, as compared to 33.7% and 33.4%, respectively, at March 31, 2015.

Debt financing activities

Senior unsecured revolving credit facility

On October 30, 2014, we entered into a third amended and restated credit agreement with JPMorgan Chase Bank, N.A. as administrative agent, and a syndicate of banks to govern our Credit Facility. Our Credit Facility consists of a $500.0 million revolving line of credit, which may be increased by up to an additional $250.0 million in the aggregate if the existing or additional lenders are willing to make such increased commitments, and includes a swingline loan sublimit of $25.0 million. Borrowings under the Credit Facility are guaranteed by substantially all of our subsidiaries. The debt under the Credit Facility is not rated by ratings agencies.

At our option, outstanding principal amounts on the Credit Facility bear interest at a variable rate equal to (i) the London Interbank Offered Rate (“LIBOR”) for the selected period (with such modifications as set forth in the Credit Facility), plus an applicable rate (ranging from 100 basis points to 225 basis points), which is to be established quarterly based upon a ratio of Consolidated EBITDA to Consolidated Total Indebtedness (each as defined in the Credit Facility) (the “Leverage Ratio”), or (ii) an alternative base rate which is the higher of (a) the prime rate or (b) the federal funds rate plus  1/2% per annum, plus an applicable rate (ranging from 0 to 125 basis points). Interest payments are payable, in the case of loans bearing interest at a rate based on the federal funds rate, quarterly, or in the case of loans bearing interest at a rate based on LIBOR, at the end of the applicable interest period. We are also required to pay a commitment fee on unused available borrowings under the Credit Facility ranging from 10 to 35 basis points depending on the Leverage Ratio.

The Credit Facility contains customary covenants that restrict our ability to incur additional debt, encumber our assets, sell assets, make or enter into certain investments, loans or guaranties and enter in to sale and leaseback arrangements. The Credit Facility also requires us to maintain a Leverage Ratio of 3.50:1.00 or less and an interest coverage ratio (Consolidated EBITDA to Consolidated Interest Expense (each as defined in the Credit Facility)) of at least 2.50:1.00. As of March 31, 2016, we had $382.0 million of borrowings outstanding under the Credit Facility. Based on our Leverage Ratio as of March 31, 2016, and net of outstanding letters of credit, we had $109.0 million of available borrowings.

Substantially concurrently with the consummation of this offering, as part of the Refinancing Transactions, we intend to amend the Credit Facility to, among other things, extend its maturity from October 2019 to August 2021. In addition, we intend, substantially concurrently with the consummation of this offering, to provide guarantees from each of our majority-owned subsidiaries in favor of obligations under our Credit Facility to result in an identical guarantee structure across each tranche of our debt. However, under the credit agreement governing our Credit Facility and subject to certain conditions, our majority-owned subsidiaries are only required to provide guarantees when such subsidiary or subsidiaries, individually or in the aggregate, accounts or account for greater than 15% of our Consolidated EBITDA or Consolidated Total Assets (each as defined in the Credit Facility) over an applicable period. Accordingly, in the event that a subsidiary’s guarantee is not required under the Credit Agreement pursuant to the foregoing, such guarantee of the Credit Facility may be released and, as a result, such subsidiary’s guarantee of the Private Placement Senior Notes and the notes would be required to be released as well.

Senior unsecured private placement notes

On November 15, 2005, we entered into a Note Purchase Agreement (the “2005 Note Purchase Agreement”) in connection with our sale of $200 million of senior unsecured notes, designated as Series 2005A Senior Notes (the “Series 2005A Senior Notes”), in a private placement transaction. The Series 2005A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in three tranches. As of March 31, 2016, the amount outstanding for the remaining tranche was as follows:

	Principal	Maturity date	Interest rate
Tranche C	$57.2 million	November 15, 2017	5.48%

Interest for this tranche of Series 2005A Senior Notes is payable semi-annually on May 15 and November 15 of each year until all principal is paid for the remaining tranche.

On October 2, 2007, we also entered into an additional Note Purchase Agreement (the “2007 Note Purchase Agreement”) in connection with our sale of $200 million of senior, unsecured notes, designated as Series 2007A Senior Notes (the “Series 2007A Senior Notes”) in a private placement transaction. The Series 2007A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in four tranches. As of March 31, 2016, the amounts outstanding for each of the remaining tranches are as follows:

	Principal	Maturity date	Interest rate
Tranche B	$8.0 million	October 2, 2016	6.27%
Tranche C	$24.0 million	October 2, 2017	6.36%
Tranche D	$36.5 million	October 2, 2019	6.48%

Interest for each tranche of Series 2007A Senior Notes is payable semi-annually on April 2 and October 2 of each year until all principal is paid for the respective tranche.

Our obligations under the 2005 Note Purchase Agreement and 2007 Note Purchase Agreement (together, the “Private Placement Note Purchase Agreements”) and the Private Placement Senior Notes are equal in right of payment with all other senior, unsecured indebtedness of the Company, including our indebtedness under the Credit Facility. The Private Placement Senior Notes are not rated by ratings agencies. The Private Placement Note Purchase Agreements contain customary restrictive covenants, including, but not limited to, covenants that place limits on our ability to encumber our assets, to incur additional debt, to sell assets, or to merge or consolidate with third parties.

The Private Placement Note Purchase Agreements require us to maintain a Consolidated Debt to Consolidated EBITDA (each as defined in the Private Placement Note Purchase Agreements) ratio of 3.50 to 1.00 or less. The 2007 Note Purchase Agreement requires us to maintain an interest coverage ratio (Consolidated EBITDA to Consolidated Interest Expense (each as defined in the 2007 Note Purchase Agreement)) of at least 2.50:1.00. In addition, the 2007 Note Purchase Agreement requires us to ensure that at all times either (i) Consolidated Total Assets (as defined in the 2007 Note Purchase Agreement) equal at least 80% of our and our subsidiaries’

consolidated total assets or (ii) that for the period of the four most recent consecutive fiscal quarters, our and our restricted subsidiaries consolidated total revenues equals at least 80% of our and our subsidiaries’ consolidated total revenues during such period.

Pursuant to a Subsidiary Guaranty Agreement, substantially all of our subsidiaries have guaranteed the punctual payment of all principal, interest, and Make-Whole Amounts (as defined in the Private Placement Note Purchase Agreements) on the Private Placement Senior Notes and the other payment and performance obligations of the Company contained in the Private Placement Senior Notes and in the Private Placement Note Purchase Agreements. We are permitted, at our option and without penalty, to prepay from time to time at least 10% of the original aggregate principal amount of the Private Placement Senior Notes at 100% of the principal amount to be prepaid, together with interest accrued on such amount to be prepaid to the date of payment, plus a Make-Whole Amount. The Make-Whole Amount is computed by discounting the remaining scheduled payments of interest and principal of the Private Placement Senior Notes being prepaid at a discount rate equal to the sum of 50 basis points and the yield to maturity of United States treasury securities having a maturity equal to the remaining average life of the Private Placement Senior Notes being prepaid. The Refinancing Transactions will have no effect on the outstanding principal balance or any other term of the Private Placement Senior Notes.

We intend, substantially concurrently with the consummation of this offering, to provide guarantees from each of our majority-owned subsidiaries in favor of obligations under the Private Placement Senior Notes to result in an identical guarantee structure across each tranche of our debt. However, under the credit agreement governing our Credit Facility and subject to certain conditions, our majority-owned subsidiaries are only required to provide guarantees when such subsidiary or subsidiaries, individually or in the aggregate, accounts or account for greater than 15% of our Consolidated EBITDA or Consolidated Total Assets (each as defined in the Credit Facility) over an applicable period. Accordingly, in the event that a subsidiary’s guarantee is not required under the Credit Agreement pursuant to the foregoing, such guarantee of the Credit Facility may be released and, as a result, such subsidiary’s guarantee of the Private Placement Senior Notes and the notes would be required to be released as well.

Industrial revenue bonds

We lease one of our cement plants from the city of Sugar Creek, Missouri. The city of Sugar Creek issued industrial revenue bonds to partly finance improvements to the cement plant. The lease payments due to the city of Sugar Creek under the cement plant lease, which was entered into upon the sale of the industrial revenue bonds, are equal in amount to the payments required to be made by the city of Sugar Creek to the holders of the industrial revenue bonds. Because we are the holder of all of the outstanding industrial revenue bonds, no debt is reflected on our financial statements in connection with our lease of the cement plant. At the conclusion of the lease in fiscal 2021, we have the option to purchase the cement plant for a nominal amount.

Other

Other than the Credit Facility, we have no other source of committed external financing in place. In the event the Credit Facility is terminated, no assurance can be given as to our ability to secure a new source of financing. Consequently, if a balance was outstanding on the Credit Facility at the time of termination, and an alternative source of financing cannot be secured, it would have a material adverse impact on us. None of our debt is rated by the rating agencies.

We do not have any off balance sheet debt except for operating leases. Also, we have no outstanding debt guarantees. We have available under the Credit Facility a $50.0 million Letter of Credit Facility. At March 31, 2016, we had $9.0 million of letters of credit outstanding that renew annually. We are contingently liable for performance under $14.6 million in performance bonds relating primarily to our mining operations.

We believe that our cash flow from operations and available borrowings under our Credit Facility, as the same will be amended in connection with the Refinancing Transactions, should be sufficient to meet our currently anticipated operating needs, capital expenditures and dividend and debt service requirements for at least the next twelve months. However, our future liquidity and capital requirements may vary depending on a number of factors, including market conditions in the construction industry, our ability to maintain compliance with covenants in our Credit Facility, the level of competition and general and economic factors beyond our control. We cannot predict what effect these factors will have on our future liquidity. For additional information on factors impacting our liquidity and capital resources, please refer to “Risk factors.”

As market conditions warrant, we may from time to time seek to purchase or repay our outstanding debt securities or loans, including the notes offered hereby, the Private Placement Senior Notes and borrowings under our Credit Facility, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new debt. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases of the notes offered hereby may be with respect to a substantial amount of such notes, with an attendant reduction in the trading liquidity of such notes.

Cash used for share repurchases and stock repurchase program

On August 10, 2015, the Board of Directors authorized the Company to repurchase up to an additional 6,782,700 shares, for a total outstanding authorization of 7,500,000 shares. During fiscal 2016, we repurchased 1,894,000 shares, at an average price of $65.24. We did not repurchase any shares in the open market during the fiscal years ended March 31, 2015 and 2014.

Share repurchases may be made from time-to-time in the open market or in privately negotiated transactions. The timing and amount of any repurchases of shares will be determined by the Company’s management, based on its evaluation of market and economic conditions and other factors. In some cases, repurchases may be made pursuant to plans, programs or directions established from time to time by the Company’s management, including plans to comply with the safe-harbor provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Capital expenditures

The following table compares capital expenditures:

		For the fiscal years March 31,
	Skyway Acquisition	2016	2015
		(dollars in thousands)
Land and quarries	$2,290	$20,124	$1,030
Plants	18,331	39,683	71,042
Buildings, machinery and equipment	3,955	29,756	39,501

Total Capital Expenditures	$24,576	$89,563	$111,573

Historically, annual maintenance capital expenditures have been approximately $20.0 to $25.0 million, which we anticipate will be similar for fiscal 2017. Historically, we have financed such expenditures with cash from operations and borrowings under our revolving credit facility.

Contractual and other obligations

We have certain contractual obligations arising from indebtedness, operating leases and purchase obligations. Future payments due, aggregated by type of contractual obligation, are set forth as follows (prior to and after giving effect to the Refinancing Transactions):

	Payments due by period
	Total	Less than year	1-3 years	3-5 years	More than 3-5 years
	(dollars in thousands)

Contractual obligations:
Credit Facility(1)	$382,000	$—	$—	$382,000	$—
Private Placement Senior Notes	125,714	8,000	81,214	36,500	—
Interest on Private Placement Senior Notes	15,913	7,277	7,453	1,183	—
Interest on Credit Facility(2)	17,050	6,198	9,052	1,800	—
Operating leases	38,593	9,262	13,665	6,731	8,935
Purchase obligations(3)	66,273	17,264	11,089	9,320	28,600

Total	$645,543	$48,001	$122,473	$437,534	$37,535

	Payments due by period
	Total		Less than year		1-3 years		3-5 years		More than 3-5 years
	(dollars in thousands)

Contractual obligations:
Credit Facility(1)		$87,000		$—		$—		$87,000		$—
Private Placement Senior Notes		125,714		8,000		81,214		36,500		—
Interest on Private Placement Senior Notes		15,913		7,277		7,453		1,183		—
Interest on Credit Facility(2)		8,639		2,739		4,716		1,184		—
Notes offered hereby		300,000		—		—		—		300,000
Interest on notes offered hereby
Operating leases		38,593		9,262		13,665		6,731		8,935
Purchase obligations(3)		66,273		17,264		11,089		9,320		28,600

Total	$		$		$		$		$

(1)	The Credit Facility (prior to its amendment in connection with the Refinancing Transactions) expires in October 2019.

(2)	At March 31, 2016, we had $382.0 million outstanding under the Credit Facility. Interest on the outstanding amounts is based on LIBOR plus a margin based on our leverage ratio. We also pay a commitment fee, which is calculated based on the available amount of borrowings at .35% per annum through the expiration of the facility in October 2019. We estimated the future cash flows for interest by assuming a level repayment of the Credit Facility over the remainder of the agreement. Actual amounts paid, as well as the payment time periods, will likely differ from this estimate.

(3)	Purchase obligations are non-cancelable agreements to purchase coal, natural gas and synthetic gypsum, to pay royalty amounts and capital expenditure commitments.

Based on our current actuarial estimates, we anticipate making contributions of approximately $0.5 million to $1.0 million to our defined benefit plans for fiscal year 2017.

Dividends

Dividends paid in fiscal years 2016 and 2015 were $20.0 million and $20.1 million, respectively. Each quarterly dividend payment is subject to review and approval by our Board of Directors.

Inflation and changing prices

The Consumer Price Index rose approximately 0.7% in calendar 2015, 0.8% in 2014, and 1.6% in 2013. Prices of materials and services, with the exception of power, natural gas, coal, petroleum coke, and transportation freight, have remained relatively stable over the three year period. During calendar 2015, the Consumer Price Index for energy decreased approximately 4.3%, while the Consumer Price Index for transportation increased approximately 2.6%, respectively. These increases, with the exception of energy, are relatively minor, and had minimal impact on our business due to improving efficiencies. The decrease in energy prices was favorable to our manufacturing businesses, but adversely impacted our oil and gas proppants segment as demand for oil declined, reducing the demand for frac sand. Additional inflationary increases could have an adverse impact on all of our businesses, with the exception of increased oil prices, which would favor our oil and gas proppants business. The ability to increase sales prices to cover future increases varies with the level of activity in the construction industry, the number, size, and strength of competitors and the availability of products to supply a local market.

Recent accounting pronouncements

Refer to footnote (A) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement, for information regarding recently issued accounting pronouncements that may affect our financial statements.

Business

Overview

We are a leading supplier of construction products, building materials, and materials used for oil and natural gas extraction. Our construction products are used in residential, industrial, commercial and infrastructure construction and include cement, slag, concrete and aggregates. Our building materials are sold into similar markets and include gypsum wallboard. Our basic materials used for oil and natural gas extraction include frac sand and oil well cement.

We were founded in 1963 as a building materials subsidiary of Centex Corporation (“Centex”), and we operated as a public company under the name Centex Construction Products, Inc. from April 1994 to January 30, 2004, at which time Centex completed a tax-free distribution of its shares in EXP to its shareholders.

We sell cement in six regional markets, including northern Nevada and California, the greater Chicago area, the Rocky Mountain region, the Central Plains region and Texas, and we sell slag in the greater Chicago, Illinois area and the greater Midwest area. We have three concrete and aggregates businesses, serve the areas immediately surrounding Austin, Texas, the greater Kansas City area and north of Sacramento, California. Gypsum wallboard is distributed throughout the United States with particular emphasis in the geographic markets nearest to our production facilities. We also operate a recycled paperboard business which sells internally to our wallboard business as well as to external customers. Oil well cement and frac sand are sold into shale deposit zones across the United States.

Our products are commodities that are essential in commercial and residential construction, public construction projects, projects to build, expand and repair roads and highways and in natural gas and oil extraction. Demand for these products is generally cyclical and seasonal, depending on economic and geographic conditions. Our operations are geographically diverse, providing us with regional economic diversification. The markets for our cement and slag products are more regional due to the low value-to-weight ratio of cement and slag, which generally limit shipments by truck to a 150 mile radius of the plants and up to 300 miles by rail. Our cement companies focus on the United States heartland in Texas, Oklahoma, Missouri, Nebraska, Kansas, Colorado, Wyoming and Nevada, as well as the Chicago, Illinois metropolitan area. Slag is ground in the greater Chicago, Illinois area and sold primarily in Illinois, Pennsylvania, Iowa, Ohio, Minnesota and Kansas. Our concrete and aggregates are more local as our operations serve the areas immediately surrounding Austin, Texas, the greater Kansas City area and north of Sacramento, California. Demand for cement, concrete and aggregates may fluctuate more widely because local and regional markets and economies can be more sensitive to changes than the national market, as well as being more susceptible to seasonal impact due to adverse weather.

Our gypsum wallboard and paperboard operations are more national in scope and shipments of wallboard and paper are made throughout the continental United States, except for the northeast, and therefore are more impacted by national trends. Frac sand is currently sold into shale deposit zones across the United States. Demand for oil and gas proppants is impacted primarily by rig counts and well completion activity.

Our goal, through continuous improvement, is to be the lowest cost producer in each of the markets in which we compete. As such, we will continue to focus on reducing costs and improving our operations, recognizing that being a low cost producer is a key to our success.

Demand continues to increase for our construction products and building materials businesses, as underlying economic fundamentals in the United States continued to improve during calendar 2015. Cement consumption in the United States, as estimated by the Portland Cement Association, increased approximately 4% to 99.0 million short tons in calendar 2015, compared to 95.4 million short tons in calendar 2014, with imported cement consumption increasing to approximately 13% of total sales in calendar 2015, compared to 9% in calendar 2014. Although cement consumption increased in calendar 2015, our cement volumes for fiscal 2016 remained consistent with 2015, primarily due to poor weather in certain of our markets in the spring and fall of 2015.

Demand for gypsum wallboard continues to improve as well, as industry shipments of gypsum wallboard increased to 22.0 billion square feet in calendar 2015, compared to 21.5 billion square feet in calendar 2014, primarily due to the approximately 10% and 12% increase in single family and multi-family housing starts during calendar 2015 compared to calendar 2014.

Drilling and completion activity for oil and gas declined during calendar 2015, primarily due to the decrease in oil and gas prices during the year. The decline in oil prices adversely impacted drilling activity, which reduced demand for our frac sand products and oil well cement. This demand has also had a downward impact on the price of frac sand, which has declined since the peak in 2014. We do not expect any meaningful increase in oil and gas drilling activity during calendar 2016.

At March 31, 2016, we operated six cement plants (one of which belongs to our joint venture company), one slag grinding facility, sixteen cement distribution terminals, five gypsum wallboard plants, one recycled paperboard plant, seventeen concrete batching plants, four aggregates facilities, three frac sand wet processing facilities, three frac sand drying facilities and six frac sand trans-load locations. Our gypsum wallboard plant in Bernalillo, New Mexico has been idled since 2009. During the fourth quarter of fiscal 2016, we idled our Corpus Christi, Texas frac sand processing plant and our Kenedy, Texas and Fowlerton, Texas trans-load facilities, along with our Utica, Illinois frac sand mine. We intend to re-open the idled facilities when market conditions improve.

We continue to focus on growth through acquisitions or expansion of existing facilities that we believe provide an opportunity to realize an appropriate return on investment and create value for our shareholders.

On July 10, 2015, we completed the acquisition of a 0.6 million ton per year Granulated Ground Blast Furnace Slag (“Slag”) plant in South Chicago (the “Skyway Plant”) with Holcim (US) Inc. (the “Skyway Acquisition”). Among other applications, Slag is used in conjunction with Portland cement to make a lower permeability concrete. The Skyway Plant purchases its primary raw material, slag, pursuant to a long term supply agreement with a third party.

The purchase price (the “Skyway Purchase Price”) for the Skyway Acquisition was approximately $29.9 million, net of $2.5 million which will be refunded by the seller. We received $1.5 million of the expected refund in January 2016, and we expect to receive the remaining $1.0 million in January 2017. We funded the payment of the Skyway Purchase Price and expenses incurred in connection with the Skyway Acquisition with operating cash flow. We also assumed certain liabilities, including contractual obligations, related to the Skyway Plant.

On November 14, 2014, we acquired all of the outstanding equity interests of CRS Holdco LLC, CRS Proppants LLC, Great Northern Sand LLC, and related entities (collectively, “CRS Proppants”) (such acquisition, the “CRS Acquisition”). CRS Proppants is a supplier of frac sand to the energy industry, and its business currently consists of a frac sand mine in New Auburn, Wisconsin, and a trans-load network into Texas and southwest Oklahoma. The purchase price (the “CRS Purchase Price”) we paid for the CRS Acquisition was approximately $236.1 million in cash, including approximately $8.9 million for in-process capital expenditures paid through the closing date, estimated working capital and other estimated closing amounts. This expansion was completed during the first quarter of fiscal 2016, at a cost of approximately $8.0 million.

Industry segment information

We currently have five different business segments, which are Cement, Concrete and Aggregates, Gypsum Wallboard, Recycled Paperboard and Oil and Gas Proppants.

We conduct one of our six cement plant operations through a joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”), which is located in Buda, Texas. We own a 50% interest in the joint venture and account for our interest using the equity method of accounting. However, for segment reporting purposes, we proportionately consolidate our 50% share of the cement joint venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance. Revenues from external customers, operating earnings, identifiable assets, depreciation, depletion and amortization, and capital expenditures by segment are presented in footnote (G) of the notes to our audited consolidated financial statements included herein and in our Current Report, which is incorporated by reference into this prospectus supplement.

Cement, slag, concrete and aggregates operations

Company operations

Cement and slag

Our cement production facilities are located in or near Buda, Texas; LaSalle, Illinois; Laramie, Wyoming; Sugar Creek, Missouri; Tulsa, Oklahoma and Fernley, Nevada, and our slag grinding facility is located in Chicago, Illinois. Our slag facility and all of our cement subsidiaries are wholly-owned except the Buda, Texas plant, which is owned by Texas Lehigh Cement Company LP, a limited partnership joint venture owned 50% by us and 50% by Lehigh Cement Company LLC, a subsidiary of Heidelberg Cement AG. Our LaSalle, Illinois plant operates under the name Illinois Cement Company; the Laramie, Wyoming plant operates under the name Mountain Cement Company; the Fernley, Nevada plant operates under the name Nevada Cement Company and our Sugar Creek, Missouri and Tulsa, Oklahoma plants operate under the name Central Plains Cement Company. Our slag facility operates under the name Skyway Cement Company.

Cement is the basic binding agent for concrete, a primary construction material. All of our cement plants utilize dry process technology and, at present, approximately 75% of our clinker capacity is from preheater or preheater/pre-calciner kilns. Slag granules are obtained from a steel company and ground in our grinding facility. Slag is used in concrete mix designs to improve the durability of concrete which should reduce future maintenance costs.

The following table sets forth certain information regarding our cement plants:

Plant location	Owned or leased reserves	Rated annual clinker capacity (M short tons)(1)		Manufacturing process	Number of kilns	Kiln dedication date	Estimated minimum limestone reserves (M short tons)(2)	Estimated minimum limestone reserves (years)	Fiscal 2016 tons mined (thousand tons)
Buda, TX	Owned	1,300	(3)	Dry - 4 Stage Preheater/ Pre-calciner	1	1983	224,500	50+	1,830

LaSalle, IL	Owned	1,000		Dry - 5 Stage Preheater/ Pre-calciner	1	2006	35,530	30	1,215

Sugar Creek, MO	Owned Leased	1,000		Dry - 5 Stage Preheater/ Pre-calciner	1	2002	137,000 15,000	50+	1,090

Laramie, WY	Owned Leased	650		Dry - 2 Stage Preheater Dry – Long Dry Kiln	1 1	1988 1996	125,000 7,000	50+	860

Tulsa, OK	Owned	650		Dry – Long Dry Kiln	2	1961 1964	41,260	44	785

Fernley, NV	Owned	500		Dry – Long Dry Kiln Dry - 1 Stage Preheater	1 1	1964 1969	14,400 70,600	50+	680

Total- Gross(4)		5,100

Total-Net(4)(5)		4,450

(1)	One short ton equals 2,000 pounds.

(2)	All limestone reserves are deemed to be probable under the definition provided by Industry Guide 7.

(3)	The amount shown represents 100% of plant capacity and production. This plant is owned by a separate limited partnership in which the Company has a 50% interest.

(4)	Generally, a plant’s cement grinding production capacity is greater than its clinker production capacity.

(5)	Net of partner’s 50% interest in the Buda, Texas plant.

Our cement production, including our 50% share of the Joint Venture production, totaled 4.2 million short tons in both fiscal 2016 and fiscal 2015. Total net cement sales, including our 50% share of cement sales from the Joint Venture, were 4.8 million short tons in fiscal 2016 and fiscal 2015. The Joint Venture also owns a minority interest in an import terminal in Houston, Texas and can purchase up to 495,000 short tons annually from this cement terminal.

Our slag facility can process up to 0.6 million tons per year, and is located in Chicago, Illinois. Our net slag production and slag sales both totaled 0.3 million tons from the date of purchase in July 2015 through the end of fiscal 2016.

Concrete and aggregates

Readymix concrete is a versatile, low-cost building material used in almost all construction. The production of readymix concrete involves the mixing of cement, sand, gravel, or crushed stone and water to form concrete, which is then sold and distributed to numerous construction contractors. Concrete is produced in batch plants and transported to the customer’s job site in mixer trucks.

The construction aggregates business consists of the mining, extraction, production and sale of crushed stone, sand, gravel and lightweight aggregates such as expanded clays and shales. Construction aggregates of suitable characteristics are employed in virtually all types of construction, including the production of readymix concrete and asphaltic mixes used in highway construction and maintenance.

We produce and distribute readymix concrete from company-owned sites north of Sacramento, California; Austin, Texas and the greater Kansas City area. The following table sets forth certain information regarding these operations:

Location	Number of plants	Number of trucks
Northern California	3	26
Austin, Texas	6	78
Kansas City Area	8	110

Total	17	214

We conduct aggregate operations near our concrete facilities in northern California; Austin, Texas and the greater Kansas City area. Aggregates are obtained principally by mining and extracting from quarries that we own or lease. The following table sets forth certain information regarding these operations:

Location	Owned or leased	Types of aggregates	Estimated annual capacity (thousand tons)	Estimated minimum reserves (thousand tons)(1)		Estimated (years)	Fiscal 2016 tons mined (thousand tons)
Northern California	Owned	Sand and Gravel	4,000	915,000		100+	815
Austin, Texas	Owned	Limestone	3,000	4,300,000		44	1,900
Kansas City Area	Owned	Limestone	700	51,000	(2)	50+	600

(1)	All reserves are deemed to be probable under the definition of Industry Guide 7.

(2)	Includes reserves located in our underground mine that we believe can be economically used for aggregate supply.

Our total net aggregate sales were 3.0 million tons in both fiscal 2016 and fiscal 2015. Total aggregates production was 3.4 million tons and 3.6 million tons for fiscal 2016 and fiscal 2015, respectively. A portion of our total aggregates production is used internally by our readymix concrete operations in Texas, the greater Kansas City area and California.

Raw materials and fuel supplies

Cement and slag

The principal raw material used in the production of Portland cement is calcium carbonate in the form of limestone. Limestone is obtained principally through mining and extraction operations conducted at quarries that we own or lease and are located in close proximity to our plants. We believe that the estimated recoverable limestone reserves owned or leased by us will permit each of our plants to operate at our present production capacity for at least 30 years. Other raw materials used in substantially smaller quantities than limestone are sand, clay, iron ore and gypsum. These materials are readily available and can either be obtained from Company-owned or leased reserves or purchased from outside suppliers.

Coal and petroleum coke are the primary fuels used in our cement plants, but the plants are equipped to burn natural gas, if necessary. The cost of fuel declined in fiscal 2016 as compared to fiscal 2015, primarily due to the increased use of petroleum coke and alternative fuels as a percentage of total fuel. The Tulsa plant currently burns fuel quality wastes, as well as coal and petroleum coke, and the Sugar Creek plant currently burns alternative fuels and petroleum coke. When we acquired Sugar Creek and Tulsa in late 2012, both plants had existing alternative fuels programs managed by a company that supplies alternative fuels and materials to the cement plants. In keeping with Eagle’s commitment to sustainability and to cost management, we continued these programs to manage our alternative fuels and materials at those plants.

We have a long term supply agreement with a steel manufacturer to supply granules necessary for the grinding of slag. This agreement allows for the purchases of 550,000 tons per year.

Electric power is also a major cost component in the manufacturing process for both cement and slag, and we have sought to diminish overall power costs by adopting interruptible power supply agreements at certain locations. These agreements may expose us to some production interruptions during periods of power curtailment.

Concrete and aggregates

We supply from our cement plants approximately 100% of the cement requirements for both our greater Kansas City and northern California concrete operations. We internally supply approximately 35%, 10% and 80%, respectively, of our aggregates requirements for our Austin, greater Kansas City and northern California concrete operations. We obtain the balance of our cement and aggregates requirements from multiple outside sources in each of these areas.

We mine and extract limestone, sand and gravel, the principal raw materials used in the production of aggregates, from quarries owned or leased by us and located near our plants. The quarry serving our northern California business is estimated to contain over nine hundred million tons of sand and gravel reserves. The quarry serving our Austin, Texas market is covered by a lease which expires in 2060. Based on its current production capacity, we estimate our northern California and Austin, Texas quarries contain over 100 years and approximately 25 years of reserves, respectively. Our quarries in the Kansas City market currently have approximately 50 years of reserves, and we are actively seeking additional more economical reserves to extend the life of the quarry.

Sales and distribution

Cement and slag

The principal sources of demand for cement and slag are infrastructure, commercial construction and residential construction, with public works infrastructure comprising over 50% of total demand. Cement consumption increased approximately 4% during calendar 2015 from calendar 2014, and the Portland Cement Association forecasts cement consumption will increase another 3.4% in calendar 2016. Demand for cement is seasonal, particularly in northern states where inclement winter weather often affects construction activity. Cement sales are generally greater from spring through the middle of autumn than during the remainder of the year. The impact to our business of regional construction cycles may be mitigated to some degree by our geographic diversification. Demand for slag has increased as the availability of fly ash has decreased due to the conversion of power plants to natural gas from coal.

The following table sets forth certain information regarding the geographic areas served by each of our cement and slag plants and the location of our distribution terminals in each area. We have a total of 16 cement storage and distribution terminals that are strategically located to extend the sales areas of our plants.

Plant location	Type of plant	Principal geographic areas	Distribution terminals
Buda, Texas	Cement	Texas and western Louisiana	Corpus Christi, Texas, Texas(Ft. Worth), Texas, Texas Cement Company (Joint Venture), Houston, Texas

LaSalle, Illinois	Cement	Illinois and southern Wisconsin	Hartland, Wisconsin

Sugar Creek, Missouri	Cement	Western Missouri, eastern Kansas and northern Nebraska	Sugar Creek, Missouri, Kansas, Kansas Omaha, Nebraska

Laramie, Wyoming	Cement	Wyoming, Utah, Colorado and western Nebraska	Salt Lake City, Utah, Colorado North Platte, Nebraska

Tulsa, Oklahoma	Cement	Oklahoma, western Arkansas and southern Missouri	Oklahoma City, Oklahoma Springfield, Missouri

Fernley, Nevada	Cement	Northern Nevada and northern California	Sacramento, California

Chicago, Illinois	Slag	Greater Chicago area, Illinois, Pennsylvania, Iowa, Ohio, Minnesota, Missouri and Kansas	Kansas City, Missouri, Ohio(1), Moines, Iowa(1), Paul, Minnesota(1), Pennsylvania(1)

(1)	These facilities are currently being leased.

Cement and slag is distributed directly to our customers mostly through customer pickups, as well as by common carriers from our plants or distribution terminals. We transport cement and slag by barge and rail to our storage and distribution terminals. No single customer accounted for 10% or more of our cement segment sales during fiscal 2016. Sales are made on the basis of competitive prices in each market and, as is customary in the industry, we do not typically enter into long-term sales contracts.

Four of our slag terminals are currently being leased from the former owner. The initial term of the lease is one year from the date of purchase, and includes the option to extend the term for two one year periods, the first of which has been exercised for all locations.

The cement industry is extremely competitive as a result of multiple domestic suppliers and the importation of foreign cement through various terminal operations. Approximately 75% of the United States cement industry is owned by foreign international companies. Competition among producers and suppliers of cement is based primarily on price, with consistency of quality and service to customers being important but of lesser significance. Price competition among individual producers and suppliers of cement within a geographic area is intense because of the fungible nature of the product. Because of cement’s low value-to-weight ratio, the relative cost of transporting cement on land is high and limits the geographic area in which each company can market its products profitably; therefore, the United States cement industry is fragmented into regional geographic areas rather than a single national selling area. No single cement company has a distribution of plants extensive enough to serve all geographic areas, so profitability is sensitive to shifts in the balance between regional supply and demand.

Cement imports into the United States occur primarily to supplement domestic cement production or to supply a particular region. Cement is typically imported into deep water ports or transported on the Mississippi River system near major population centers to take advantage of lower waterborne freight costs versus higher truck and rail transportation costs that United States based manufacturers incur to deliver into the same areas.

The Portland Cement Association estimates that imports represented approximately 13% of cement used in the United States during calendar year 2015, and approximately 9% in both calendar year 2014 and 2013. Based on the normal distribution of cement into the market, we believe that no less than approximately 5% to 10% of the total consumption will consistently be served by imported cement.

Concrete and aggregates

Demand for readymix concrete and aggregates largely depend on local levels of construction activity. Construction activity is also subject to weather conditions, the availability of financing at reasonable rates and overall fluctuations in local economies, and therefore tends to be cyclical. We sell readymix concrete to numerous contractors and other customers in each plant’s marketing area. Our batch plants in Austin, the greater Kansas City area and northern California are strategically located to serve each marketing area. Concrete is delivered from the batch plants primarily by company-owned trucks.

We sell aggregates to building contractors and other customers engaged in a wide variety of construction activities. Aggregates are delivered from our aggregate plants by common carriers and customer pick-up. None of our customers accounted for 10% or more of our segment revenues during fiscal 2016. We are continuing our efforts to secure a rail link from our principal aggregates deposit north of Sacramento, California to supply extended markets in northern California.

Both the concrete and aggregates industries are highly fragmented, with numerous participants operating in each local area. Because the cost of transporting concrete and aggregates is very high relative to product values, producers of concrete and aggregates typically can profitably sell their products only in areas within 50 miles of their production facilities. Barriers to entry in each industry are low, except with respect to environmental permitting requirements for new aggregates production facilities and zoning of land to permit mining and extraction of aggregates.

Environmental matters

Cement

Our cement operations are subject to numerous federal, state and local laws and regulations pertaining to health, safety and the environment. Some of these laws, such as the federal Clean Air Act and the federal Clean Water Act (and analogous state laws) impose environmental permitting requirements and govern the nature and amount of emissions that may be generated when conducting particular operations. Some laws, such as the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) (and analogous state laws) impose obligations to clean up or remediate spills of hazardous materials into the environment. Other laws require us to reclaim certain land upon completion of extraction and mining operations in our quarries. We believe that we have obtained all the material environmental permits that are necessary to conduct our operations. We further believe that we are conducting our operations in substantial compliance with these permits. In addition, none of our manufacturing sites is listed as a CERCLA “Superfund” site.

Eight environmental issues involving the cement manufacturing industry deserve special mention.

The first environmental issue involves cement kiln dust (“CKD”). The EPA has been evaluating the regulatory status of CKD under RCRA for a number of years. In 1999, the EPA proposed a rule that would allow states to regulate properly-managed CKD as a non-hazardous waste under state laws and regulations governing solid waste. In contrast, CKD that was not properly managed would be treated as a hazardous waste under RCRA. In 2002, the EPA confirmed its intention to continue to exempt properly-managed CKD from the hazardous waste requirements of RCRA. The agency announced that it would collect additional data over the next three to five years to determine if the states’ regulation of CKD is effective. Although the EPA had previously indicated that it continues to consider an approach whereby it would finalize its 1999 proposal to exempt properly-managed CKD wastes and establish protective CKD management standards, as of the date of this prospectus supplement, the EPA still has not finalized the 1999 proposal. Based on currently available information, it is uncertain whether or when this proposal will be finalized. Nevertheless, in the interim many state environmental agencies have been using the EPA’s 1999 proposed CKD management standards as general industry guidelines.

Currently, substantially all CKD produced in connection with our ongoing operations is recycled, and therefore such CKD is not viewed as a waste under RCRA. However, CKD was historically collected and stored on-site at our Illinois, Nevada, Missouri, Oklahoma and Wyoming cement plants and at a former plant site in Corpus Christi, Texas, which is no longer producing cement. If either the EPA or the states decide to reclassify or impose new management standards on this CKD at some point in the future, we could incur additional costs to comply with those requirements with respect to our historically collected CKD. CKD that comes in contact with water might produce a leachate with an alkalinity high enough to be classified as hazardous and might also leach certain hazardous trace metals therein.

The second environmental issue involves the historical disposal of refractory brick containing chromium. Such refractory brick was formerly used widely in the cement industry to line cement kilns. We currently do not use refractory brick containing chromium, and we crush spent refractory brick which is then used as raw feed in the kiln.

The third environmental issue involves the potential regulation of our emission of GHGs, including carbon dioxide, under the CAA. The consequences of GHG emission reduction regulations for our cement operations will likely be significant because (1) the cement manufacturing process requires the combustion of large amounts of fuel to generate very high kiln temperatures, and (2) the production of carbon dioxide is a byproduct of the calcination process, whereby carbon dioxide is removed from calcium carbonate to produce calcium oxide.

In response to the Supreme Court’s ruling in Massachusetts v. EPA, 127 S. Ct. 1438 (2007), that GHGs are “air pollutants” and, thus, potentially subject to regulation under the CAA, the EPA has taken steps to regulate GHG emissions from mobile and stationary sources. On September 22, 2009, the EPA issued a “Mandatory Reporting of Greenhouse Gases” final rule, which took effect December 29, 2009. This rule established a comprehensive scheme requiring operators of stationary sources in the United States emitting more than established annual thresholds of GHGs to inventory and report their GHG emissions annually on a facility-by-facility basis. On December 15, 2009, the EPA published a final rule finding that current and projected concentrations of six key GHGs in the atmosphere threaten public health and welfare. Based on this finding, on May 7, 2010, the EPA promulgated a final rule establishing GHG emission standards for new motor vehicles under Title II of the CAA. According to the EPA, the motor vehicle rule triggered construction and operating permit requirements for large stationary sources of GHGs, including cement plants, under Title I of the CAA. On May 13, 2010, the EPA promulgated a final rule, known as the “Tailoring Rule,” addressing the thresholds at which stationary sources of GHGs trigger prevention of significant deterioration (“PSD”) and Title V permitting requirements. PSD review requires an analysis of possible GHG controls and, potentially, the installation of GHG controls or emissions limitations.

On June 23, 2014 the United States Supreme Court issued an opinion with respect to the Tailoring Rule holding that the EPA can require PSD controls for GHG emissions only for sources subject to PSD review based on another pollutant. Util. Air Regulatory Grp. v. E.P.A, 134 S. Ct. 2427 (2014). Following the Supreme Court decision, the EPA issued a memorandum clarifying that the EPA intends to continue to apply PSD requirements to GHG emissions if a source emits or has the potential to emit 75,000 tons per year (“tpy”) or more of GHGs until the EPA establishes a de minimis threshold for GHG emissions below which a source would not be subject to GHG PSD permitting requirements. The EPA intends to propose a rule addressing the de minimis threshold for GHG PSD permitting in the summer of 2016. Until the EPA issues a final rule addressing the de minimis threshold for GHG emissions, any major modification of our existing plants or construction of a new plant that triggers PSD review for non-GHG emissions also would trigger PSD review for GHG emissions if the proposed major modification or construction would result in a GHG emission increase of at least 75,000 tpy.

In October 2015, the EPA published a rule establishing guidelines for states to regulate carbon dioxide emissions from existing fossil fuel power plants (the “Clean Power Plan”). The Clean Power Plan established national performance rates for steam generating units and stationary combustion turbines as well as state emission reduction goals based on the application of the performance rates to a state’s unique generation mix. Numerous states and industry petitioners are challenging the Clean Power Plan on multiple grounds. On February 9, 2016, the United States Supreme Court stayed implementation of the Clean Power Plan while the litigation is pending. The United States Court of Appeals for the District of Columbia Circuit (“D.C. Circuit”) held oral argument on the challenges to the Clean Power Plan on June 2, 2016 and is expected to deliver an opinion with regard to such challenges in the near future. In the future, the EPA is expected to propose performance standards for GHG emissions for other sectors, including cement manufacturing, and the ultimate outcome of the Clean Power Plan could affect the timing and form of standards for cement plants.

Several states have individually implemented measures to reduce emissions of GHGs, primarily through the planned development of GHG inventories or registries or regional GHG “cap and trade” programs. California’s AB 32 program is the most advanced of such state initiatives, with regulations affecting all major sources of GHGs. States also have joined together to form regional initiatives to reduce GHG emissions.

It is not possible at this time to predict how any future legislation that may be enacted or final EPA regulations that may be adopted to address GHG emissions would impact our business. However, any imposition of raw materials or production limitations, fuel-use or carbon taxes, or emission limitations or reductions could have a significant impact on the cement manufacturing industry and a material adverse effect on us and our results of operations.

The fourth environmental issue is the EPA’s promulgation on September 9, 2010 of final regulations establishing PC NESHAP pursuant to Section 112 of the CAA. For specific hazardous air pollutants (“HAPs”), the final rule requires cement plants to meet certain emission and operating standards. The rule sets limits on mercury emissions from existing Portland cement kilns and increases the stringency of emission limits for new kilns. The rule sets emission limits for total hydrocarbons, and also sets emission limits for particulate matter as a surrogate for non-volatile metal HAPs, from cement kilns of all sizes, and reduces hydrochloric acid emissions from kilns that are large emitters. As a result of industry challenges to the regulations, the EPA issued a revised rule effective February 13, 2013. The revised rule made two notable changes to the 2010 HAP regulations. First, the rule established less stringent emission standards for total hydrocarbons and particulate matter. Second, the rule extended the deadline for existing sources to comply with the HAP regulations to September 9, 2015. Two of our cement plants are currently operating with one-year extensions of compliance for one and two of the PC NESHAP emission standards, respectively. We do not believe we are placed at a competitive disadvantage by the revised rule.

A fifth environmental issue involves excess emissions that may occur during periods of startup, shutdown or malfunction. In June 2015, the EPA issued a rule requiring revisions to 36 state implementation plans (“SIPs”)

that allowed exemptions or contained affirmative defenses to excess emissions during periods of startup, shutdown or malfunction (“SSM rule”). The SIP revisions are due to the EPA in November 2016. The states required to revise their SIPs include states where the company has operations, such as Illinois, Oklahoma, Missouri and Texas. Under the revised SIPs, companies would be required to comply with their emissions limits at all times, including during startup, shutdown and malfunctions. States and members of industry have challenged the SSM rule in the D.C. Circuit, with briefing scheduled to conclude in September 2016. The court likely will not issue a decision on the SSM rule until sometime in 2017. If the SSM rule is upheld, some of the company’s sources may need to revise their permits or take other actions to ensure compliance with emissions limits during startup, shutdown or malfunctions.

The sixth environmental issue is the EPA’s promulgation pursuant to Section 129 of the CAA of revised regulations for CISWI units. CAA Section 129 requires the EPA to set standards for solid waste incineration units. Affected sources must comply with the revised CISWI regulations the earlier of 3 years after State CISWI plan approval, or 5 years from the date of the final rule on reconsideration. On January 1, 2015, the EPA published a proposal to reconsider four provisions of the February 2013 final CISWI rule, and eliminate the affirmative defense to penalties for non-compliance during well documented malfunction events. Compared to the PC NESHAP, the CISWI regulations contain requirements for more pollutants and the requirements for particulate matter and dioxin/furans for existing and new sources are more stringent.

Whether a facility is a CISWI unit regulated under Section 129 of the CAA or a cement plant regulated under Section 112 of the CAA hinges on whether it combusts “solid waste” as that term is defined under Subtitle D of RCRA. On March 21, 2011 (and also revised on February 7, 2013), the EPA finalized the NHSM rule. The NHSM rule’s primary purpose is to provide the definition of solid waste that is used to determine if a cement kiln is regulated under CISWI regulations or the PC NESHAP regulations. The rule lays out processing and legitimacy criteria that are used to determine if a non-traditional fuel is a solid waste. Combustion of a solid waste triggers applicability of the CISWI requirements.

At some of our operations, kilns are or will be using non-hazardous secondary materials as a replacement for traditional fuels used in the manufacturing process. These kiln systems are capable of beneficially utilizing a wide array of NHSM and may be subject to the CISWI requirements, depending on whether these materials are identified as “solid wastes” under the NHSM rule. The EPA issued a rule clarifying the definition of “solid waste” and establishing a uniform recycling standard for all hazardous secondary materials recycling on January 13, 2015, which became effective on July 13, 2015. Solid waste-burning kilns must meet the CISWI emission and operating standards. Non-waste burning kilns must prove any alternative fuels used are not solid wastes. We are in the process of analyzing the implications of using NHSM and compliance with the CISWI standards. In addition, industry and environmental organizations have filed lawsuits challenging the CISWI regulations. It is not possible at this time to predict whether the CISWI regulations will be changed as an outcome of the litigation. We do not believe we would be placed at a competitive disadvantage by either the NHSM or the CISWI rule.

The seventh environmental issue is a revision to the Hazardous Waste Combustor National Emission Standards for Hazardous Waste Standards (“HWC NESHAP”). The Tulsa, Oklahoma cement facility utilizes hazardous waste as fuel and is required to meet the emission and operating standards of the HWC NESHAP. This facility has demonstrated and remains in compliance with all of the requirements of the current HWC NESHAP regulation. On October 12, 2005, as a result of ongoing litigation, the EPA promulgated final HWC regulations, with compliance required for all facilities by 2008. On October 28, 2008, the EPA promulgated a final rule addressing eight issues for which the EPA granted reconsideration. The final rule on reconsideration did not change the compliance date for existing sources established by the 2005 rule. Environmental and industry organizations filed lawsuits in the D.C. Circuit challenging the 2005 and 2008 regulations. The EPA subsequently agreed to revise the HWC NESHAP standards in accordance with an agreement with litigants, and the court remanded, without vacatur, the 2005 and 2008 regulations to the EPA for further consideration. The EPA has not indicated when it will issue a proposed rule amending the regulations. It is not possible to predict at this time the stringency or impact of revised HWC NESHAP regulations or timing required for compliance.

We believe that our current procedures and practices in our operations, including those for handling and managing hazardous materials, are consistent with industry standards and are in substantial compliance with applicable environmental laws and regulations. Nevertheless, because of the complexity of our operations and the environmental laws to which we are subject, there can be no assurance that past or future operations will not result in violations, remediation costs or other liabilities or claims. Moreover, we cannot predict what environmental laws will be enacted or adopted in the future or how such future environmental laws or regulations will be administered or interpreted. Compliance with more stringent environmental laws, or stricter interpretation of existing environmental laws, could necessitate significant capital outlays.

The eighth environmental issue is the EPA’s ongoing review and implementation of the national ambient air quality standards (“NAAQS”) for ozone. In October 2015, the EPA strengthened the ozone NAAQS by lowering the primary and secondary standards from 75 parts per billion (ppb) to 70 ppb. As a result of this change, the EPA is required to make attainment/nonattainment designations for the revised standards by October 2017. We are currently reviewing this final rule and cannot at this time predict the impact it may have on our operations. Nonattainment designations in or surrounding our areas of operations could have a material impact on our consolidated financial results.

Concrete and aggregates

The concrete and aggregates industry is subject to environmental regulations similar to those governing our cement operations.

Capital expenditures

Cement and slag

We had capital expenditures related to compliance with environmental regulations applicable to our cement operations of $1.4 million during fiscal 2016 and anticipate spending an additional $1.7 million during fiscal 2017 at this time.

Concrete and aggregates

We had capital expenditures related to compliance with environmental regulations applicable to our concrete and aggregates operations of $0.1 million during fiscal 2016. We anticipate spending approximately $0.8 million in fiscal 2017 at this time.

Gypsum wallboard and recycled paperboard operations

Company operations

Gypsum wallboard

We currently own five gypsum wallboard manufacturing facilities; however, we idled our gypsum manufacturing facility in Bernalillo, New Mexico in December 2009, due to cyclical low wallboard demand. We anticipate re-opening this facility when additional capacity is needed to meet marketplace demand. There are four primary steps in the gypsum wallboard manufacturing process: (1) gypsum is mined and extracted from the ground (or, in the case of synthetic gypsum, received from a power generation company); (2) the gypsum is then calcined and converted into plaster; (3) the plaster is mixed with various other materials and water to produce a mixture known as slurry, which is extruded between two continuous sheets of recycled paperboard on a high-speed production line and allowed to harden; and (4) the sheets of gypsum wallboard are then cut to appropriate lengths, dried and bundled for sale. Gypsum wallboard is used to finish the interior walls and ceilings in residential, commercial and industrial structures.

The following table sets forth certain information regarding our plants:

Location	Owned or leased reserves(7)	Approximate gypsum capacity (MMSF)(1)	Estimated minimum gypsum reserves (thousand tons)(3)		Estimated minimum (years)(2)		Fiscal 2016 tons mined (thousand tons)
Albuquerque, New Mexico	Owned Leased	425	10,500 55,900	(4) (4)	50+	(4)	380
Bernalillo, New Mexico(6)		550		(4)	50+	(4)	—
Gypsum, Colorado	Owned	700	10,000		16		470
Duke, Oklahoma	Owned Leased	1,300	24,700 2,300		23		680
Georgetown, South Carolina(5)		900			52	(5)	—

Total		3,875

(1)	Million Square Feet (“MMSF”), based on anticipated product mix.

(2)	At 100% capacity utilization.

(3)	All gypsum tons are deemed probable under the definition provided by Industry Guide 7.

(4)	The same reserves serve both New Mexico plants.

(5)	We have a sixty year supply agreement with Santee Cooper for synthetic gypsum that expires in 2068.

(6)	This plant was idled in December 2009.

(7)	Owned reserves include mining claims.

Our gypsum wallboard production totaled 2,406 MMSF in fiscal 2016 and 2,244 MMSF in fiscal 2015. Total gypsum wallboard sales were 2,394 MMSF in fiscal 2016 and 2,210 MMSF in fiscal 2015.

Recycled paperboard

Our recycled paperboard manufacturing operation, which we refer to as Republic Paperboard Company (“Republic”), is located in Lawton, Oklahoma, and has a technologically advanced paper machine designed primarily for gypsum liner production. The paper’s uniform cross-directional strength and finish characteristics facilitate the efficiencies of new high-speed wallboard manufacturing lines and improve the efficiencies of the slower wallboard manufacturing lines. Although the machine was designed primarily to manufacture gypsum liner products, we are also able to manufacture several alternative products, including containerboard grades and lightweight packaging grades. To maximize manufacturing efficiencies, namely machine width, recycled industrial paperboard grades are produced.

Our paper machine allows the paperboard operation to manufacture high-strength gypsum liner that is approximately 10-15% lighter in basis weight than generally available in the United States. The low-basis weight product utilizes less recycled fiber to produce paper that, in turn, requires less energy (natural gas) to evaporate moisture from the board during the gypsum wallboard manufacturing process. The low-basis weight paper also reduces the overall finished board weight, providing wallboard operations with more competitive transportation costs for both the inbound and outbound segments.

Raw materials and fuel supplies

Gypsum wallboard

We mine and extract natural gypsum rock, the principal raw material used in the manufacture of gypsum wallboard, from mines and quarries owned, leased or subject to mining claims owned by the Company and located near our plants. Certain of our New Mexico reserves are under lease with the Pueblo of Zia. Gypsum ore reserves at the Gypsum, Colorado plant are contained within a total of 115 placer claims encompassing 2,300 acres. Included in this are 94 unpatented mining claims where mineral rights can be developed upon completion of permitting requirements. We currently own land containing gypsum in the area of Duke, Oklahoma, with additional reserves controlled through a lease agreement. Other gypsum deposits are located near the plant in Duke, which we believe may be obtained at reasonable cost when needed. We are currently in the eighth year of a sixty year supply agreement (original twenty year term with two twenty year extension options) with a public utility in South Carolina for synthetic gypsum, which we use at our Georgetown, South Carolina plant. If the utility is unable to generate the agreed-upon amount of gypsum, it is responsible for providing gypsum from a third party to fulfill its obligations.

Through our modern low cost paperboard mill we manufacture sufficient quantities of paper necessary for our gypsum wallboard production. Paper is a significant cost component in the manufacture of gypsum wallboard, currently representing approximately one-third of our cost of production.

Our gypsum wallboard manufacturing operations use natural gas and electrical power. A significant portion of our natural gas requirements for our gypsum wallboard plants are currently provided by three gas producers under gas supply agreements expiring in May 2017 for New Mexico; March 2017 for Colorado; and October 2016 for South Carolina and Oklahoma. If the agreements are not renewed, we anticipate being able to obtain our gas supplies from other suppliers at competitive prices. Electrical power is supplied to our New Mexico plants at standard industrial rates by a local utility. Our Albuquerque plant utilizes an interruptible power supply agreement, which may expose it to some production interruptions during periods of power curtailment. Power for our Gypsum, Colorado facility is generated at the facility by a cogeneration power plant that we own. Currently, the cogeneration power facility supplies power and waste hot gases for drying to the gypsum wallboard plant. We do not sell any power to third parties. Gas costs represented approximately 7% of our production costs in fiscal 2016.

Recycled paperboard

The principal raw materials are recycled paper fiber (recovered waste paper), water and specialty paper chemicals. The largest waste paper source used by the operation is old cardboard containers (known as OCC). A blend of high grades (white papers consisting of ink-free papers such as news blank and unprinted papers) is used in the gypsum liner facing paper, white top linerboard and white bag liner grades.

We believe that an adequate supply of OCC recycled fiber will continue to be available from sources located within a reasonable proximity of the paper mill. Although we have the capability to receive rail shipments, the vast majority of the recycled fiber purchased is delivered via truck. Prices are subject to market fluctuations based on generation of material (supply), demand and the presence of the export market. The current outlook for fiscal 2017 is for waste paper prices, namely OCC, to remain relatively consistent with fiscal 2016. Current gypsum liner customer contracts include price escalators that partially offset/compensate for changes in raw material fiber prices. The chemicals used in the paper making operation, including size, retention aids, biocides and bacteria controls, are readily available from several manufacturers at competitive prices.

The manufacture of recycled paperboard involves the use of large volumes of water in the production process. We have an agreement with the City of Lawton municipal services for supply of water to Republic. Electricity, natural gas and other utilities are available to us at either contracted rates or standard industrial rates in adequate supplies. These utilities are subject to standard industrial curtailment provisions.

Paperboard operations are generally large consumers of energy, primarily natural gas and electricity. During fiscal 2016, natural gas and electricity costs were lower compared to fiscal 2015. The reduced costs were the result of both lower energy prices and lower usage rates. During fiscal 2016, electricity costs were lower compared to fiscal 2015 due to a reduction in pricing. Electricity is supplied to the paper mill by Public Service of Oklahoma. This power company is working to switch its fuel source dependency to natural gas, which could impact our electricity rates in future years. Oklahoma is a regulated state for electricity services and all rate change requests must be presented to the Oklahoma Corporation Commission for review and approval before implementation.

Sales and distribution

Gypsum wallboard

The principal sources of demand for gypsum wallboard are (i) residential construction, (ii) repair and remodeling, (iii) non-residential construction, and (iv) other markets such as exports and manufactured housing, which we estimate accounted for approximately 44%, 45%, 10% and 1%, respectively, of calendar 2016 industry sales. Demand for gypsum wallboard remains highly cyclical; and closely follows construction industry cycles, particularly housing construction. Demand for wallboard can be seasonal and is generally greater from spring through the middle of autumn.

We sell gypsum wallboard to numerous building materials dealers, gypsum wallboard specialty distributors, lumber yards, home center chains and other customers located throughout the United States, with the exception of the northeast. Gypsum wallboard is sold on a delivered basis, mostly by truck. We generally utilize third-party common carriers for deliveries. Two customers accounted for approximately 25% of our gypsum wallboard segment sales during fiscal 2016.

Although gypsum wallboard is distributed principally in local areas, certain industry producers (including the Company) have the ability to ship gypsum wallboard by rail outside their usual regional distribution areas to regions where demand is strong. We own approximately 100 railcars for transporting gypsum wallboard. In addition, in order to facilitate distribution in certain strategic areas, we maintain a distribution center in New Mexico. Our rail distribution capabilities permit us to service customers in markets on both the east and west coasts, except for the northeast.

There are seven manufacturers of gypsum wallboard in the U.S. operating a total of approximately 60 plants. We estimate that the three largest producers—USG Corporation, National Gypsum Company and Koch Industries—account for approximately 60% of gypsum wallboard sales in the United States. Due to the commodity nature of the product, competition is based principally on price, which is highly sensitive to changes in supply and demand. Product quality and customer service are also important to the customer.

Total wallboard rated production capacity in the United States is currently estimated at approximately 33.0 billion square feet per year; however, certain lines have been curtailed and plants closed or idled. It is possible that previously closed plants or lines could be brought back into service. The Gypsum Association, an industry trade group, estimates that total calendar 2015 gypsum wallboard shipments by United States manufacturers were approximately 22.0 billion square feet.

Recycled paperboard

Our manufactured recycled paperboard products are sold to gypsum wallboard manufacturers and other industrial users. During fiscal 2016, just below 40% of the recycled paperboard sold by our paper mill was consumed by our gypsum wallboard manufacturing operations. We also have contracts with two other gypsum wallboard manufacturers that represent approximately 40% of our total segment revenue with the remaining volume shipped to other gypsum liner manufacturers and bag producers. The current contracts with other gypsum wallboard manufacturers expire in the next one to seven years. The loss of either of these contracts or a termination or reduction of their current production of gypsum wallboard, unless replaced by a commercially similar arrangement, could have a material adverse effect on us.

Environmental matters

Gypsum wallboard

The gypsum wallboard industry is subject to numerous federal, state and local laws and regulations pertaining to health, safety and the environment. Some of these laws, such as the federal CAA and the federal Clean Water Act (and analogous state laws), impose environmental permitting requirements and govern the nature and amount of emissions that may be generated when conducting particular operations. Some laws, such as CERCLA (and analogous state laws), impose obligations to clean up or remediate spills of hazardous materials into the environment. Other laws require us to reclaim certain land upon completion of extraction and mining operations in our quarries. None of our gypsum wallboard operations is the subject of any local, state or federal environmental proceedings or inquiries. We do not, and have not, used asbestos in any of our gypsum wallboard products.

On April 17, 2015, the EPA published its final rule addressing the storage, reuse and disposal of coal combustion products, which include fly ash and synthetic gypsum. We use synthetic gypsum in wallboard manufactured at our Georgetown, South Carolina plant. The rule, which applies only to electric utilities and independent power producers, establishes standards for the management of CCRs under Subtitle D of RCRA, which is the Subtitle that regulates non-hazardous wastes. The rule imposes requirements addressing CCR surface impoundments and landfills, including location restrictions, design and operating specifications, groundwater monitoring requirements, corrective action requirements, recordkeeping and reporting obligations, and closure requirements. Beneficial encapsulated uses of CCRs, including synthetic gypsum, are exempt from regulation. The rule becomes effective on October 14, 2015, with many of the requirements phased in months or years after the effective date. Given the EPA’s decision to continue to allow CCR to be used in synthetic gypsum and to regulate CCR under the non-hazardous waste sections of RCRA, we do not expect the rule to materially affect our business, financial condition and results of operations.

In October 2015, the EPA strengthened the NAAQS for ozone by lowering the primary and secondary standards from 75 ppb to 70 ppb. As a result of this change, the EPA is required to make attainment/nonattainment designations for the revised standards by October 2017. We are currently reviewing this final rule and cannot at this time predict the impact it may have on our operations. Nonattainment designations in or surrounding our areas of operations could have a material impact on our consolidated financial results.

Our gypsum wallboard manufacturing process combusts natural gas. It is possible that GHG emissions from our manufacturing could become subject to regulation under the CAA. For a more detailed discussion of this issue, see the “Environmental Matters” section of our cement business description above.

Although our gypsum wallboard operations could be adversely affected by federal, regional or state climate change initiatives, at this time, it is not possible to accurately estimate how future laws or regulations addressing GHG emissions would impact our business. However, any imposition of raw materials or production limitations, fuel-use or carbon taxes or emission limitations or reductions could have a significant impact on the gypsum wallboard manufacturing industry and a material adverse effect on the financial results of our operations.

Capital expenditures

Gypsum wallboard and recycled paperboard

There were no capital expenditures related to compliance with environmental regulations applicable to our gypsum wallboard and recycled paperboard operations during fiscal 2016, and we do not anticipate any capital expenditures during fiscal 2017.

Oil and gas proppants operations

Company operations

We currently own two frac sand mines, three frac sand wet processing plants and three frac sand drying facilities. Our frac sand mines and wet plants are in New Auburn, Wisconsin and Utica, Illinois. Our frac sand drying facilities are in New Auburn, Wisconsin and Corpus Christi, Texas, as outlined in the table below. We ship wet sand from our Utica, Illinois mine site to Corpus Christi, Texas, where the sand is processed into various mesh sizes and marketed primarily to oil service companies. In addition to Corpus Christi, we have the following trans-load locations where sand processed at our New Auburn, Wisconsin facility is sold. These locations are El Reno, Oklahoma; Cotulla, Texas; Odessa, Texas; San Antonio, Texas; Kenedy, Texas; and Fowlerton, Texas. The Kenedy, Texas and Fowlerton, Texas trans-loads are supplied from our Corpus Christi, Texas site.

The following table provides information regarding our frac sand production facilities at March 31, 2016:

Wet plant location	Owned or leased reserves	Estimated wet (thousand tons)(3)	Estimated minimum reserves (thousand tons)(1)	Estimated (years)		Fiscal 2016 tons mined (thousand tons)(2)
New Auburn, Wisconsin	Owned	2,800	15,200	9	(2)	785
	Leased		8,000

Utica, Illinois	Owned	2,200	139,900	50+		13

Dry plant location	Dry plant capacity (thousand tons)
New Auburn, Wisconsin (two lines)	1,900
Corpus Christi, Texas	1,500

(1)	All sand tons are deemed to be probable under the definition provided by Industry Guide 7.

(2)	We have an option to purchase property that, if purchased, will increase our estimated minimum reserves to approximately 20 years.

(3)	Represents throughput capacity.

As a result of the decline in oil and gas drilling, and the corresponding reduction in demand for proppants, we elected to temporarily idle our Utica, Illinois and Corpus Christi, Texas facilities during the fourth quarter of fiscal 2016. Additionally, we idled the Fowlerton, Texas and Kenedy, Texas trans-load operations. Our facilities are relatively new, and are in very good physical condition. We plan on resuming business at these facilities in the future when demand for proppants increases, and additional capacity is needed. The cost of maintaining these idled facilities is not considered to be significant. Due to the decline in demand for proppants, and the idling of the two operating facilities and two trans-load locations, we performed a test for impairment on the long-lived assets of the oil and gas proppants segment. Based on the results of this test, no impairment was recorded. See “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies—Impairment of long-lived assets” for more information about the test for impairment.

Raw materials and fuel supplies

We mine our frac sand from open pit mines, and process the sand in our wet plants. The excavation process includes stripping the overburden overlaying the planned mining area, and removing the sand through blasting or mechanically with the use of mobile equipment. Processing includes washing the sand with water, and screening to remove non-salable material after which the sand is dried and further screened to its final mesh sizes, which range from 20 mesh to 140 mesh. During the winter months, the cold weather adversely impacts our ability to operate our wet processing plants, resulting in these plants being shut-down for much of the winter. Generally our New Auburn, Wisconsin facility is impacted more by the weather than our Utica, Illinois facility.

Natural gas is the major fuel used in our wet and dry plants. The cost of natural gas declined throughout fiscal 2016, and is not expected to fluctuate materially in fiscal 2017. Electricity and water are also major cost component in our manufacturing process. We do not anticipate significant changes in the cost of these utilities in fiscal 2017.

Sales and distribution

A portion of the frac sand we produce is sold under long-term contracts that require our customers to pay a specified price per mesh size for a specified volume of sand each month, or quarter depending on the contract. The terms of our customer contracts, including pricing, delivery and mesh distribution, vary by customer. Our long-term customer contracts contain liquidated damages for non-performance by our customers, and certain of our contracts contain provisions allowing the customer to terminate the contract at various times during the term of the contract by paying a termination fee. The recent decline in United States rig count and completion activity has adversely impacted oil and gas activity leading to reduced demand and pricing for proppants. As a result, we have renegotiated certain provisions of our long-term contracts with certain customers. The renegotiated contracts reflect the reduced demand for frac sand in the current environment by restructuring the contracts to provide reduced contracted sales volumes and prices in the near term, with the contracted minimums being increased in the later years. In addition to the long-term sales contracts, we sell frac sand through our distribution network under short-term pricing and other agreements. The terms of our short-term pricing agreements vary by customer.

We currently have contracts to provide frac sand to six customers. For the year ended March 31, 2016, five customers exceeded 10% of our segment revenues, and collectively this group of customers accounted for approximately 70% of our segment revenues. Approximately 75% of our revenues for the fiscal year 2016 were generated from contract sales.

We utilize in basin trans-load facilities as a part of our distribution network. The San Antonio, Cotulla and Odessa trans-load locations are supplied by rail, and operated by third-party contractors. The El Reno, Oklahoma trans-load location is also supplied by rail, and is operated by company personnel. Frac sand is delivered to the sites in rail cars specifically designed for loading and unloading sand. At March 31, 2016 we had approximately 700 rail cars under lease, with an average term of approximately five years. Our Corpus Christi location is served by barge, and the Kenedy and Fowlerton, Texas trans-load sites are served by truck from Corpus Christi.

Environmental matters

We and the commercial silica industry are subject to extensive governmental regulation pertaining to matters such as permitting and licensing requirements, plant and wildlife protection, hazardous materials, air and water emissions, and environmental contamination and reclamation. A variety of federal, state and local agencies have established, implement and enforce these regulations.

Federal regulation

At the federal level, we may be required to obtain permits under Section 404 of the Clean Water Act from the United States Army Corps of Engineers for the discharge of dredged or fill material into waters of the United States, including wetlands and streams, in connection with our operations. We also may be required to obtain permits under Section 402 of the Clean Water Act from the EPA or the state environmental agencies to which the EPA has delegated local implementation of the permit program, for discharges of pollutants into waters of the United States, including discharges of wastewater or storm-water runoff associated with construction activities. Failure to obtain these required permits or to comply with their terms could subject us to administrative, civil and criminal penalties as well as injunctive relief.

The CAA and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. These regulatory programs may require us to install expensive emissions abatement equipment, modify operational practices, and obtain permits for existing or new operations. Before commencing construction on a new or modified source of air emissions, such laws may require us to reduce emissions at existing facilities. As a result, we may be required to incur increased capital and operating costs to comply with these regulations. We could be subject to administrative, civil and criminal penalties as well as injunctive relief for noncompliance with air permits or other requirements of the CAA and comparable state laws and regulations.

As part of our operations, we utilize or store petroleum products and other substances such as diesel fuel, lubricating oils and hydraulic fluid. We are subject to regulatory programs pertaining to the storage, use, transportation and disposal of these substances. Spills or releases may occur in the course of our operations, and we could incur substantial costs and liabilities as a result of such spills or releases, including claims for damage or injury to property and persons. CERCLA and comparable state laws may impose joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of hazardous substances into the environment. These persons include the owner or operator of the site where the release occurred and anyone who disposed of or arranged for disposal, including offsite disposal, of a hazardous substance generated or released at the site. Under CERCLA, such persons may be subject to liability for the costs of cleaning up the hazardous substances, for damages to natural resources, and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

In addition, RCRA and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. The EPA and state environmental agencies to which the EPA has delegated portions of the RCRA program for local implementation, administer the RCRA program.

Our operations may also be subject to broad environmental review under the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies to evaluate the environmental impact of all “major federal actions” significantly affecting the quality of the human environment. The granting of a federal permit for a major development project, such as a mining operation, may be considered a “major federal action” that requires review under NEPA. Therefore, our projects may require review and evaluation under NEPA. As part of this evaluation, the federal agency considers a broad array of environmental impacts, including, among other things, impacts on air quality, water quality, wildlife (including threatened and endangered species), historic and archaeological resources, geology, socioeconomics and aesthetics. NEPA also requires the consideration of alternatives to the project. The NEPA review process, especially the preparation of a full environmental impact statement, can be time consuming and expensive. The purpose of the NEPA review process is to inform federal agencies’ decision-making on whether federal approval should be granted for a project and to provide the public with an opportunity to comment on the environmental impacts of a proposed project. Though NEPA requires only that an environmental evaluation be conducted and does not mandate a particular result, a federal agency could decide to deny a permit or impose certain conditions on its approval, based on its environmental review under NEPA, or a third party could challenge the adequacy of a NEPA review and thereby delay the issuance of a federal permit or approval.

Federal agencies granting permits for our operations also must consider impacts to endangered and threatened species and their habitat under the Endangered Species Act. We also must comply with and are subject to liability under the Endangered Species Act, which prohibits and imposes stringent penalties for the harming of endangered or threatened species and their habitat. Federal agencies also must consider a project’s impacts on historic or archaeological resources under the National Historic Preservation Act, and we may be required to conduct archaeological surveys of project sites and to avoid or preserve historical areas or artifacts.

State and local regulation

We are also subject to a variety of state and local environmental review and permitting requirements. Some states, including Wisconsin where one of our operations is located, have state laws similar to NEPA; thus our development of a new site or the expansion of an existing site may be subject to comprehensive state environmental reviews even if it is not subject to NEPA. In some cases, the state environmental review may be more stringent than the federal review. Our operations may require state-law based permits in addition to federal permits, requiring state agencies to consider a range of issues, many the same as federal agencies, including, among other things, a project’s impact on wildlife and their habitats, historic and archaeological sites, aesthetics, agricultural operations, and scenic areas. Wisconsin and some other states also have specific permitting and review processes for commercial silica mining operations, and state agencies may impose different or additional monitoring or mitigation requirements than federal agencies. The development of new sites and our existing operations also are subject to a variety of local environmental and regulatory requirements, including land use, zoning, building, and transportation requirements.

Some local communities have expressed concern regarding silica sand mining operations. These concerns have generally included exposure to ambient silica sand dust, truck traffic, water usage, and blasting. In response, certain state and local communities have developed or are in the process of developing regulations or zoning restrictions intended to minimize the potential for dust to become airborne, control the flow of truck traffic, significantly curtail the area available for mining activities, require compensation to local residents for potential impacts of mining activities and, in some cases, ban issuance of new permits for mining activities. We are not aware of any proposals for significant increased scrutiny on the part of state or local regulators in the jurisdictions in which we operate or community concerns with respect to our operations that would reasonably be expected to have a material adverse effect on our business, financial condition, or results of operations going forward.

Planned expansion of our mining and production capacity in new communities could be more significantly impacted by increased regulatory activity. Difficulty or delays in obtaining or inability to obtain new mining permits or increased costs of compliance with future state and local regulatory requirements could have a material negative impact on our ability to grow our business. In an effort to minimize these risks, we continue to be engaged with local communities in order to grow and maintain strong relationships with residents and regulators.

Capital expenditures

We had $4.8 million of capital expenditures related to compliance with environmental regulations applicable to our oil and gas proppants operations during fiscal 2016, and we anticipate spending approximately $1.0 million during fiscal 2017.

Legal proceedings

EPA notice of violation

On October 5, 2010, Region IX of the EPA issued a Notice of Violation and Finding of Violation (“NOV”) alleging violations by our subsidiary, Nevada Cement Company (“NCC”), of the CAA. The NOV alleges that NCC made certain physical changes to its facility in the 1990s without first obtaining permits required by the Prevention of Significant Deterioration requirements and Title V permit requirements of the CAA. The EPA also alleges that NCC has failed to submit to the EPA since 2002 certain reports required by the National Emissions Standard for Hazardous Air Pollutants General Provisions and the Portland Cement Manufacturing Industry Standards. On March 12, 2014, the EPA Region IX issued a second NOV to NCC. The second NOV is materially similar to the 2010 NOV except that it alleges violations of the new source performance standards for Portland cement plants. The NOVs state that the EPA may seek penalties although it does not propose or assess any specific level of penalties or specify what relief the EPA will seek for the alleged violations. NCC believes it has meritorious defenses to the allegations in the NOVs. The EPA and NCC remain in discussions regarding a resolution of the alleged violations. If a negotiated settlement cannot be reached, NCC intends to vigorously defend these matters in any enforcement action that may be pursued by the EPA. As a part of a settlement, or should NCC fail in its defense in any enforcement action, NCC could be required to make substantial capital expenditures to modify its facility and incur increased operating costs. NCC could also be required to pay significant civil penalties. Additionally, an enforcement action could take many years to resolve the underlying issues alleged in the NOV. We are currently unable to determine the final outcome of this matter or the impact of an unfavorable determination upon our financial position or results of operations.

Domestic wallboard antitrust litigation

Since late December 2012, several purported class action lawsuits were filed in various United States District Courts, including the Eastern District of Pennsylvania, Western District of North Carolina and the Northern District of Illinois, against our subsidiary, American Gypsum Company LLC (“American Gypsum”), alleging that American Gypsum conspired with other wallboard manufacturers to fix the price for drywall sold in the United States in violation of federal antitrust laws and, in some cases related provisions of state law. The complaints allege that the defendant wallboard manufacturers conspired to increase prices through the announcement and implementation of coordinated price increases, output restrictions, and other restraints of trade, including the elimination of individual “job quote” pricing. In addition to American Gypsum, the defendants in these lawsuits include CertainTeed Corp., USG Corporation and United States Gypsum (together “USG”), New NGC, Inc., Lafarge North America (“Lafarge”), Temple Inland Inc. (“TIN”) and PABCO Building Products LLC. On April 8, 2013, the Judicial Panel on Multidistrict Litigation transferred and consolidated all related cases to the Eastern District of Pennsylvania for coordinated pretrial proceedings.

On June 25, 2013, the direct and indirect purchaser plaintiffs filed consolidated amended class action complaints. The direct purchasers’ complaint added the Company as a defendant. The plaintiffs in the consolidated class action lawsuits bring claims on behalf of purported classes of direct or indirect purchasers of wallboard from January 1, 2012 to the present for unspecified monetary damages (including treble damages) and in some cases injunctive relief. On July 29, 2013, the Company and American Gypsum answered the complaints, denying all allegations that they conspired to increase the price of drywall and asserting affirmative defenses to the plaintiffs’ claims.

In 2014, USG and TIN entered into agreements with counsel representing the direct and indirect purchaser classes pursuant to which they agreed to settle all claims against them. On August 20, 2015, the court entered orders finally approving USG and TIN’s settlements with the direct and indirect purchaser plaintiffs. Initial discovery in this litigation is complete. Following completion of the initial discovery, the Company and remaining co-defendants moved for summary judgement. On February 18, 2016, the court denied the Company’s motion for summary judgement. On June 16, 2016, Lafarge entered into an agreement with counsel for the direct purchaser class under which it agreed to settle all claims against it. The court entered into an order preliminarily approving this settlement on July 18, 2016. On July 14, 2016, the Company’s motion for permission to appeal the summary judgement decision to the U.S. Court of Appeals for the Third Circuit was denied. Discovery related to this class certification is ongoing. At this stage we are unable to estimate the amount of any reasonably possible loss or range of reasonably possible losses. We deny the allegations in these lawsuits and will vigorously defend ourselves against these claims.

On March 17, 2015, a group of homebuilders filed a complaint against the defendants, including American Gypsum, based upon the same conduct alleged in the consolidated class action complaints. On March 24, 2015, the JPML transferred this action to the multidistrict litigation already pending in the Eastern District of Pennsylvania. Following the transfer, the homebuilder plaintiffs filed two amended complaints, on December 14, 2015 and March 25, 2016. Discovery in this lawsuit is ongoing.

In June 2015, American Gypsum and an employee received grand jury subpoenas from the United States District Court for the Western District of North Carolina seeking information regarding an investigation of the gypsum drywall industry by the Antitrust Division of the Department of Justice. We believe the investigation, although a separate proceeding, is related to the same subject matter at issue in the litigation described above and we intend to fully cooperate with government officials. Given its preliminary nature, we are currently unable to determine the ultimate outcome of such investigation.

Employees

As of March 31, 2016, we had approximately 2,000 employees, of which approximately 700 were employed under collective bargaining agreements and various supplemental agreements with local unions.

Description of certain indebtedness

Senior unsecured revolving credit facility

On October 30, 2014, we entered into a third amended and restated credit agreement with JPMorgan Chase Bank, N.A. as administrative agent, and a syndicate of banks to govern our Credit Facility. Our Credit Facility consists of a $500.0 million revolving line of credit, which may be increased by up to an additional $250.0 million in the aggregate of the existing or additional lenders are willing to make such increased commitments, and includes a swingline loan sublimit of $25.0 million. Borrowings under the Credit Facility are guaranteed by substantially all of our subsidiaries. The debt under the Credit Facility is not rated by ratings agencies.

At our option, outstanding principal amounts on the Credit Facility bear interest at a variable rate equal to (i) the London Interbank Offered Rate (“LIBOR”) for the selected period (with such modifications as set forth in the Credit Facility), plus an applicable rate (ranging from 100 basis points to 225 basis points), which is to be established quarterly based upon a ratio of Consolidated EBITDA to Consolidated Total Indebtedness (each as defined in the Credit Facility) (the “Leverage Ratio”), or (ii) an alternative base rate which is the higher of (a) the prime rate or (b) the federal funds rate plus  1/2% per annum, plus an applicable rate (ranging from 0 to 125 basis points). Interest payments are payable, in the case of loans bearing interest at a rate based on the federal funds rate, quarterly, or in the case of loans bearing interest at a rate based on LIBOR, at the end of the applicable interest period. We are also required to pay a commitment fee on unused available borrowings under the Credit Facility ranging from 10 to 35 basis points depending on the Leverage Ratio.

The Credit Facility contains customary covenants that restrict our ability to incur additional debt, encumber our assets, sell assets, make or enter into certain investments, loans or guaranties and enter in to sale and leaseback arrangements. The Credit Facility also requires us to maintain a Leverage Ratio of 3.50:1.00 or less and an interest coverage ratio (Consolidated EBITDA to Consolidated Interest Expense (each as defined in the Credit Facility)) of at least 2.50:1.00.

Substantially concurrently with the consummation of this offering, as part of the Refinancing Transactions, we intend to amend the Credit Facility to, among other things, extend its maturity from October 2019 to August 2021. In addition, we intend, substantially concurrently with the consummation of this offering, to provide guarantees from each of our majority-owned subsidiaries in favor of obligations under our Credit Facility to result in an identical guarantee structure across each tranche of our debt. However, under the credit agreement governing our Credit Facility and subject to certain conditions, our majority-owned subsidiaries are only required to provide guarantees when such subsidiary or subsidiaries, individually or in the aggregate, accounts or account for greater than 15% of our Consolidated EBITDA or Consolidated Total Assets (each as defined in the Credit Facility) over an applicable period. Accordingly, in the event that a subsidiary’s guarantee is not required under the Credit Agreement pursuant to the foregoing, such guarantee of the Credit Facility may be released and, as a result, such subsidiary’s guarantee of the Private Placement Senior Notes and the notes would be required to be released as well.

Senior unsecured private placement notes

We entered into the 2005 Note Purchase Agreement in connection with our sale of $200.0 million of Series 2005A Senior Notes in a private placement transaction on November 15, 2005. The Series 2005A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in three tranches. As of March 31, 2016, the amount outstanding for the remaining tranche was as follows:

	Principal	Maturity date	Interest rate
Tranche C	$57.2 million	November 15, 2017	5.48%

Interest for this tranche of Series 2005A Senior Notes is payable semi-annually on May 15 and November 15 of each year until all principal is paid for the remaining tranche.

We also entered into an the 2007 Note Purchase Agreement in connection with our sale of $200 million of Series 2007A Senior Notes in a private placement transaction on October 2, 2007. The Series 2007A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in four tranches. As of March 31, 2016, the amounts outstanding for each of the remaining tranches are as follows:

	Principal	Maturity date	Interest rate
Tranche B	$8.0 million	October 2, 2016	6.27%
Tranche C	$24.0 million	October 2, 2017	6.36%
Tranche D	$36.5 million	October 2, 2019	6.48%

Interest for each tranche of Series 2007A Senior Notes is payable semi-annually on April 2 and October 2 of each year until all principal is paid for the respective tranche.

Our obligations under the Private Placement Note Purchase Agreements and the Private Placement Senior Notes are equal in right of payment with all other senior, unsecured indebtedness of the Company, including our debt under the Credit Facility. The Private Placement Senior Notes are not rated by ratings agencies. The Private Placement Note Purchase Agreements contain customary restrictive covenants, including, but not limited to, covenants that place limits on our ability to encumber our assets, to incur additional debt, to sell assets, or to merge or consolidate with third parties.

The Private Placement Note Purchase Agreements require us to maintain a Consolidated Debt to Consolidated EBITDA (each as defined in the Private Placement Note Purchase Agreements) ratio of 3.50 to 1.00 or less. The 2007 Note Purchase Agreement requires us to maintain an interest coverage ratio (Consolidated EBITDA to Consolidated Interest Expense (each as defined in the 2007 Note Purchase Agreement)) of at least 2.50:1.00. In addition, the 2007 Note Purchase Agreement requires us to ensure that at all times either (i) Consolidated Total Assets (as defined in the 2007 Note Purchase Agreement) equal at least 80% of our and our subsidiaries’ consolidated total assets or (ii) that for the period of the four most recent consecutive fiscal quarters, our and our restricted subsidiaries consolidated total revenues equals at least 80% of our and our subsidiaries’ consolidated total revenues during such period.

Pursuant to a Subsidiary Guaranty Agreement, substantially all of our subsidiaries have guaranteed the punctual payment of all principal, interest, and Make-Whole Amounts (as defined in the Private Placement Note Purchase Agreements) on the Private Placement Senior Notes and the other payment and performance obligations of the Company contained in the Private Placement Senior Notes and in the Private Placement Note Purchase Agreements. We are permitted, at our option and without penalty, to prepay from time to time at least 10% of the original aggregate principal amount of the Private Placement Senior Notes at 100% of the principal amount to be prepaid, together with interest accrued on such amount to be prepaid to the date of payment, plus a Make-Whole Amount. The Make-Whole Amount is computed by discounting the remaining scheduled payments of interest and principal of the Private Placement Senior Notes being prepaid at a discount rate equal to the sum of 50 basis points and the yield to maturity of United States treasury securities having a maturity equal to the remaining average life of the Private Placement Senior Notes being prepaid. The Refinancing Transactions will have no effect on the outstanding principal balance or any other term of the Private Placement Senior Notes.

We intend, substantially concurrently with the consummation of this offering, to provide guarantees from each of our majority-owned subsidiaries in favor of obligations under the Private Placement Senior Notes to result in an identical guarantee structure across each tranche of our debt. However, under the credit agreement governing our Credit Facility and subject to certain conditions, our majority-owned subsidiaries are only required to provide guarantees when such subsidiary or subsidiaries, individually or in the aggregate, accounts or account for greater than 15% of our Consolidated EBITDA or Consolidated Total Assets (each as defined in the Credit Facility) over an applicable period. Accordingly, in the event that a subsidiary’s guarantee is not required under the Credit Agreement pursuant to the foregoing, such guarantee of the Credit Facility may be released and, as a result, such subsidiary’s guarantee of the Private Placement Senior Notes and the notes would be required to be released as well.

Industrial revenue bonds

We lease one of our cement plants from the city of Sugar Creek, Missouri. The city of Sugar Creek issued industrial revenue bonds to partly finance improvements to the cement plant. The lease payments due to the city of Sugar Creek under the cement plant lease, which was entered into upon the sale of the industrial revenue bonds, are equal in amount to the payments required to be made by the city of Sugar Creek to the holders of the industrial revenue bonds. Because we are the holder of all of the outstanding industrial revenue bonds, no debt is reflected on our financial statements in connection with our lease of the cement plant. At the conclusion of the lease in fiscal 2021, we have the option to purchase the cement plant for a nominal amount.

Description of notes

Certain terms used in this description are defined under the subheading “—Certain definitions.” In this description, the words “we,” “us,” “our” and “Issuer” refer only to Eagle Materials, Inc. and not to any of its subsidiaries, and the word “Notes” refers to the notes offered hereby.

The Issuer will issue the Notes under an indenture, dated as of May 8, 2009 (the “Base Indenture”), between itself and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The indenture will be supplemented by a first supplemental indenture (the “First Supplemental Indenture”), to be entered into concurrently with the delivery of the Notes, among the Issuer, the Guarantors and the Trustee (together with the Base Indenture, the “Indenture”).

The following description is only a summary of the material provisions of the Notes and the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You may request copies of the Indenture at our address set forth under the heading “Where you can find more information.”

The registered holder will be treated as the owner of a Note for all purposes. Only registered holders will have rights under the Indenture.

Brief description of the notes

The Notes:

•	will be senior unsecured obligations of the Issuer;

•	will be guaranteed by each Guarantor on a senior unsecured basis;

•	will be senior in right of payment to all existing and any future subordinated indebtedness of the Issuer;

•	will be equal in right of payment to all existing and future senior indebtedness of the Issuer;

•

will be effectively subordinated to all future secured indebtedness and other secured obligations of the Issuer, to the extent of the value of the assets securing such indebtedness or other obligations; and

•	will be structurally subordinated to all existing and future liabilities (including trade payables) of any non-guarantor Subsidiary.

Principal, maturity and interest

The Issuer will issue the Notes initially with a maximum aggregate principal amount of $300.0 million. The Issuer will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on                     , 2026. We are permitted to issue additional notes having identical terms and conditions as the Notes being issued hereby except for issue date, issue price and first interest payment date (the “Additional Notes”) under the Indenture from time to time after this offering in an unlimited aggregate principal amount. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any such Additional Notes are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes will have one or more separate CUSIP numbers. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of notes,” references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semiannually in arrears on             and             , commencing on                     , 2017. We will make each interest payment to the holders of record of these Notes on the immediately preceding              and             .

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment may be made on the next succeeding business day.

Optional redemption

Except as described below, the Notes are not redeemable until                     , 2021. On and after                     , 2021, the Issuer may redeem the Notes, in whole or in part, from time to time, upon not less than 30 nor more than 60 days’ notice mailed or delivered by electronic transmission in accordance with the applicable procedures of DTC, at the redemption prices (expressed as a percentage of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on             of each of the years indicated below:

Year	Percentage
2021	%
2022	%
2023	%
2024 and thereafter	100.000%

At any time prior to                     , 2019, the Issuer may, on any one or more occasions, redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, upon not less than 30 nor more than 60 days’ notice mailed or delivered by electronic transmission in accordance with the applicable procedures of DTC, at a redemption price equal to     % of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided that

(1)	at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	such redemption occurs within 120 days after the closing of any such Equity Offering.

In addition, at any time prior to                     , 2021, the Issuer may redeem the Notes, in whole or in part, from time to time, upon not less than 30 nor more than 60 days’ notice mailed or delivered by electronic transmission in accordance with the applicable procedures of DTC, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Issuer.

Notice of any redemption of the Notes in connection with a transaction or an event (including a Change of Control or completion of an Equity Offering) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note, and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on , 2021 (such redemption price being set forth in the table above) plus (ii) all required interest payments due on such Note through , 2021 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Company shall designate.

“Treasury Rate” means, as of any date of redemption of Notes, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data selected by the Issuer in good faith)) most nearly equal to the period from such redemption date to                     , 2021; provided, however, that if the period from such redemption date to                     , 2021 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to                     , 2021 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

Selection and notice of redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that global Notes will be selected in accordance with the applicable procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) not less than 30 nor more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be mailed or sent more than 60 days prior to the redemption date if the notice is issued in connection with a legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture.

In connection with any redemption of Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related equity offering or consummation of a Change of Control or refinancing of Debt. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue (or cause to be transferred by book entry) a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption, subject to any condition included in such notice of redemption, become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No sinking fund; open market purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the caption “—Change of control.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

Each Guarantor will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes and the Indenture. The obligations of each Guarantor under its Guarantee are designed to be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law and, therefore, will be expressly limited to the maximum amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance or fraudulent transfer. This limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer. In addition, if a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk factors—Risks relating to the notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Guarantee of a Guarantor will be automatically released:

(1)	upon the sale, conveyance or other disposition (including by way of spin-off, consolidation or merger) of a Guarantor;

(2)	upon the sale, conveyance or disposition of all or substantially all the assets of a Guarantor;

(3)	at the election of the Issuer (notice of which election will be delivered to the Trustee), at such time as such Guarantor no longer guarantees any (i) Debt Facility of the Issuer or any Guarantor with an aggregate principal amount or commitments of $50.0 million or more (including, without limitation, the Credit Agreement) or (ii) Capital Markets Debt of the Issuer or any Guarantor; provided, however, with respect to clause (ii) in the case of the release of the Private Placement Senior Notes, that a Guarantor may be released from its guarantee of the notes so long as the Issuer and such Guarantor substantially concurrently take such actions as are necessary to promptly thereafter release such Guarantor’s guarantee of the Private Placement Senior Notes;

(4)	upon the defeasance of the Notes, as provided under “—Defeasance;”

(5)	upon discharge of the Indenture, as provided under “—Satisfaction and discharge;” or

(6)	as described under “—Amendments and waivers,”

in the case of clause (1) or (2), other than to the Issuer or a Subsidiary of the Issuer and as not prohibited by the Indenture.

Ranking

The indebtedness evidenced by the Notes and the Guarantees will be senior unsecured obligations and will rank equally in right of payment with all other unsecured unsubordinated indebtedness of the Issuer or the applicable Guarantor, as the case may be. Secured indebtedness and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guarantees, as applicable, to the extent of the value of the assets securing such indebtedness or other obligations.

As of March 31, 2016, after giving effect to the Refinancing Transactions:

(1)	the Issuer and the Guarantors would have had approximately $508.0 million of total indebtedness (including the Notes), all of which would have ranked equally with the Notes; and

(2)	the Issuer and the Guarantors would have had commitments available to be borrowed under the Credit Agreement of approximately $409.0 million (after giving effect to $9.0 million of outstanding letters of credit), which could increase by an additional $250.0 million in the aggregate, subject to certain conditions.

The Indenture will not contain any limitations on the amount of additional indebtedness that the Issuer and the Guarantors may incur and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Certain covenants—Limitation on liens,” such indebtedness may be secured indebtedness.

A substantial portion of our operations is conducted through our Subsidiaries. All of our existing Subsidiaries will initially guarantee the Notes. Guarantees may be released under certain circumstances. In addition, our future Subsidiaries will only be required to guarantee the Notes under the circumstances described under the caption “—Certain covenants—Future guarantors.” Claims of creditors (including trade creditors) of any non-guarantor Subsidiaries and joint ventures, and claims of preferred stockholders of such non-guarantor Subsidiaries and joint ventures, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries and joint ventures over the claims of creditors of the Issuer and the Guarantors, including holders of the Notes and the Guarantees. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries and joint ventures.

The Indenture will not limit the incurrence of unsecured indebtedness by our Subsidiaries. Moreover, the Indenture will not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered indebtedness under the Indenture.

Change of control

Within 30 days following the occurrence of a Change of Control, each noteholder shall have the right to require that the Issuer make an offer to purchase all of such noteholder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

If the Change of Control purchase date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control purchase date will be paid on the Change of Control purchase date to the Person in whose name a Note is registered at the close of business on such record date.

Within 30 days following the occurrence of a Change of Control, unless we have exercised our option to redeem all the Notes as described under “—Optional redemption,” we will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each noteholder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such noteholder has the right to require us to purchase all of such noteholder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase;

(2)	the circumstances that constitute or may constitute such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to the provisions described under “—Optional redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness are contained in the covenant described under “—Certain covenants—Limitation on liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors approves the new directors as Continuing Directors, even if our Board of Directors initially opposed such directors.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the purchase or repayment of such indebtedness upon a Change of Control or such Change of Control may constitute a default thereunder. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk factors—Risks relating to the notes—We may not be able to repurchase the notes upon a change of control.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

At any time, the Issuer or a third party will have the right to redeem the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date) following the consummation of a Change of Control if at least 95% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

For purposes of a repurchase of the Notes following a Change of Control:

A “Change of Control” means the occurrence of any of the following after the Issue Date:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(3)	the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person, other than a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; or

(4)	the first day on which a majority of the members of the Issuer’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Issuer becomes a direct Subsidiary of a holding company, (b) such holding company owns no assets other than the Capital Stock of the Issuer and (c) upon completion of such transaction, the ultimate beneficial ownership of the Issuer has not been modified by such transaction.

Certain covenants

Consolidation, merger, sale or conveyance

(a)	The Indenture will provide that the Issuer may not consolidate or merge with or into any other entity or convey, transfer or lease all or substantially all of its properties and assets to any entity, unless:

(1)	the Issuer is the successor entity, or the successor or transferee entity, if other than the Issuer, is a Person (if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer;

(2)	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the foregoing provisions relating to such transaction, and constitutes the legal, valid and binding obligation of the Issuer or successor entity, as applicable, subject to customary exceptions.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for the Issuer as obligor on the Notes with the same effect as if it had been named in the Indenture as the Issuer, and the Issuer will be released (except in the case of a lease) from all liabilities and obligations under the Notes and the Indenture.

(b)	No Guarantor may consolidate or merge with or into any other entity or convey, transfer or lease all or substantially all of its properties and assets to any entity, unless:

(1)

a Guarantor is the successor entity or the successor or transferee entity, if not a Guarantor prior to such consolidation, merger, conveyance, transfer or lease, is a Person organized and existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee; provided, however, that the foregoing shall not apply in the case of a Guarantor (or a transferee of a Guarantor, as applicable) (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger or consolidation, (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary or (z) that conveys, transfers or leases all or substantially all of its properties and assets and continues to be a Guarantor (or is otherwise released as a Guarantor in accordance with the Indenture);

(2)	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the foregoing provisions relating to such transaction and constitutes the legal, valid and binding obligation of the Guarantor or successor entity, as applicable, subject to customary exceptions.

In case of any such consolidation, merger, conveyance or transfer where the successor entity will succeed to and be substituted for the Guarantor as the obligor on such Guarantor’s Guarantee, the Guarantor will be released (except in the case of a lease) from all liabilities and obligations under its Guarantee and the Indenture.

Notwithstanding clauses (a) and (b) above, this “—Consolidation, merger, sale or conveyance” covenant will not apply to a merger, transfer or conveyance or other disposition of assets between or among the Issuer and the Guarantors.

Limitation on liens

The Issuer will not, and will not permit any Subsidiary of the Issuer to, create, incur, issue, assume or guarantee any indebtedness for money borrowed evidenced by loans, bonds, notes, debentures, letters of credit, bankers’ acceptances, Hedging Obligations or instruments similar to the foregoing, in each case to the extent such indebtedness would appear as a liability on the balance sheet of such Person in accordance with GAAP (“Debt”) secured by a Lien upon (a) any Property of the Issuer or such Subsidiary, or (b) any shares of Capital Stock or Debt issued by any Subsidiary of the Issuer and owned by the Issuer or any Subsidiary of the Issuer, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes then outstanding under the Indenture are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1)	Liens on any property or assets existing at the time of the acquisition thereof;

(2)	Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Issuer or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of such Person (or a division thereof) to the Issuer or a Subsidiary of the Issuer; provided that any such Lien does not extend to any property or assets owned by the Issuer or any Subsidiary of the Issuer immediately prior to such merger, consolidation, sale, lease or other disposition;

(3)	Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Issuer; provided that any such Lien does not extend to any property owned by the Issuer or any Subsidiary of the Issuer immediately prior to such Person becoming a Subsidiary;

(4)	Liens in favor of the Issuer or a Subsidiary of the Issuer;

(5)	Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement;

(6)	Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof or any other Person, to secure partial, progress, advance or other payments;

(7)	Liens existing on the Issue Date or any refinancing, defeasement, extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5); provided that any such refinancing, defeasement, extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying or maturity, as applicable, of the Debt (or any guarantee thereof) secured by the Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) shall not exceed the aggregate principal or accreted (in the case of Debt issued with original issue discount) amount of Debt (or any guarantee thereof), plus the amount of accrued and unpaid interest, any premium, fee or customary and reasonable expense or cost payable in connection with any such refinancing, defeasement, extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(8)	Liens in an aggregate principal amount not to exceed $30.0 million;

(9)	Liens in favor of the Notes and the Guarantees;

(10)	Liens securing Hedging Obligations entered into in the ordinary course of business; and

(11)	Liens securing banking services or cash management obligations.

Notwithstanding the restrictions described above, the Issuer and any Subsidiaries of the Issuer may create, incur, issue, assume or guarantee Debt secured by Liens (including, without limitation, Liens securing Debt under the Credit Agreement and related Hedging Obligations) without equally and ratably (or on a more favorable basis) securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired,

(A)	the aggregate principal amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(11) of the immediately preceding paragraph) plus

(B)	all Attributable Debt of the Issuer and the Subsidiaries of the Issuer in respect of Sale/Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of the first paragraph under “—Limitation on sale/leaseback transactions”)

would not exceed the greater of (x) $750.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 2.00 to 1.00.

For the avoidance of doubt, neither the Credit Agreement nor any extension, renewal or replacement or refunding thereof shall be secured pursuant to clause (7) above, as the Credit Agreement will be unsecured on the Issue Date.

Limitation on sale/leaseback transactions

The Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into any Sale/Leaseback Transaction with respect to any Property unless:

(1)	the Sale/Leaseback Transaction is solely with the Issuer or another Subsidiary of the Issuer;

(2)	the lease is for a period not in excess of 36 months (or which may be terminated by the Issuer or such Subsidiary), including renewals;

(3)	the Issuer or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(11) of the second paragraph under the heading “—Limitation on liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4)	the Issuer or such Subsidiary, within 360 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (a) the retirement of Notes, other Funded Debt of the Issuer ranking on a parity with the Notes (or the Guarantees of the Notes) or Funded Debt of a Subsidiary of the Issuer, (b) the purchase of Property; or (c) a combination thereof; or

(5) (a)	the Attributable Debt of the Issuer and the Subsidiaries of the Issuer in respect of such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus

(b)	the aggregate principal amount of Debt secured by Liens on Properties then outstanding (not including any such Debt secured by Liens described in clauses (1)-(11) of the second paragraph under the heading “—Limitation on liens”) that are not equally and ratably secured with the outstanding Notes (or secured on a basis junior to the outstanding Notes), would not exceed the greater of (x) $750.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 2.00 to 1.00.

Future guarantors

Each of the Issuer’s Subsidiaries will initially fully and unconditionally guarantee the Notes on a senior unsecured basis. After the Issue Date, the Issuer will cause each Subsidiary of the Issuer that guarantees any (i) Debt Facility of the Issuer or any Guarantor with an aggregate principal amount or commitments of $50.0 million or more or (ii) Capital Markets Debt issued by the Issuer or any Guarantor to, within 60 days of the incurrence of such guarantee, execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary of the Issuer will guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor.

SEC reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Issuer (or if the Issuer is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations) and make available to the Trustee and noteholders within 15 days thereafter, such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to the Trustee and noteholders within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act.

The Trustee shall have no responsibility to ensure that such filing has occurred. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Issuer will be deemed to have furnished such reports referred to in this section to the Trustee and the noteholders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuer or any Guarantor to comply with its obligations under “—Certain covenants—Consolidation, merger, sale or conveyance;”

(4)	the failure by the Issuer or any Guarantor, as the case may be, to comply for 45 days after notice with any of its obligations in the covenants described above under “Change of control” (other than a failure to purchase Notes which constitutes an Event of Default under clause (2) above) or under “—Certain covenants” under “—Limitation on liens,” “—Limitation on sale/leaseback transactions,” or “—Future guarantors”;

(5)	the failure by the Issuer to comply for 120 days after notice with any of its obligations in the covenant described above under “—Certain covenants—SEC reports”;

(6)	the failure by the Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(7)	Debt of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $50.0 million;

(8)	certain events of bankruptcy, insolvency or reorganization of the Issuer, any Guarantor or any Significant Subsidiary;

(9)	any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $50.0 million is entered against the Issuer, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not bonded, discharged, waived or stayed within 30 days after notice; or

(10)	a Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Guarantee) or a Guarantor denies or disaffirms its obligations under its Guarantee.

However, a Default under clauses (4), (5), (6) and (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer (with a copy to the Trustee if given by the holders) of the Default and the Issuer does not cure such Default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (7), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (i)(a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured, and if (ii)(x) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (y) all existing Events of Default, other than nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may by written notice to the Issuer (and to the Trustee if notice is given by the holders) declare the principal of and accrued but unpaid interest, if any, and premium, if any, on all the Notes to be due and payable. Upon such declaration, such principal, interest and premium, if any, shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer, a Guarantor or a Significant Subsidiary occurs and is continuing, the principal of and interest (and premium, if any) on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. The holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee on behalf of all of the holders may rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than nonpayment of principal, premium, if any, or interest on the Notes that became due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the Trustee in personal liability.

If a Default or Event of Default occurs, is continuing and is known to the Trustee, the Trustee must mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder of the Notes notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in the payment of principal of, interest or premium (if any) on any Note, the Trustee may withhold notice if it determines that withholding notice is in the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a Default, its status and what action we are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and, subject to certain exceptions, any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	change the optional redemption dates or prices or calculations from those described under “—Optional redemption;”

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Notes after any interest payment date, Stated Maturity or any redemption date, as applicable;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note or Guarantee that would adversely affect the noteholders; or

(9)	release any Guarantor from its Guarantee, except as provided for in the Indenture or such Guarantee.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuer, the Guarantors and Trustee may amend or supplement the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency, as determined in good faith by us;

(2)	to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture or a Guarantee;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	to add guarantees with respect to the Notes, including any Guarantees, or to secure the Notes;

(5)	to add to the covenants of the Issuer or any Subsidiary of the Issuer for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Subsidiary of the Issuer;

(6)	to make any change that does not materially adversely affect the rights of any holder of the Notes, as determined in good faith by us;

(7)	to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of notes,” as determined in good faith by us;

(8)	to provide for the issuance of Additional Notes under the Indenture to the extent otherwise so permitted under the terms of the Indenture;

(9)	to release a Guarantor from its Guarantee when permitted by the terms of the Indenture or such Guarantee;

(10)	to provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee for the Notes; or

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer Notes, as determined in good faith by us.

(12)	To equally and ratably (or on a more favorable basis) secure the Notes then outstanding to the extent required under “—Certain covenants—Limitation on liens,” and “—Limitation on sale/leaseback transactions.”

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer and in compliance with the Indenture. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the Indenture and the outstanding Notes and the Guarantees issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Issuer exercises the legal defeasance option, the Guarantees in effect at such time will be automatically released.

The Issuer at any time may be released from its obligations described under “—Change of control” and under the covenants described under “—Certain covenants” (other than clause (a) under the heading “—Consolidation, merger, sale or conveyance”) (“covenant defeasance”).

If the Issuer exercises the covenant defeasance option, the Guarantees in effect at such time will be automatically released.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuer exercises its covenant defeasance option, an Event of Default specified in clause (4), clause (5), clause (6) (only with respect to covenants that are released as a result of such covenant defeasance), clause (7), clause (8) (solely with respect to Significant Subsidiaries), clause (9) or clause (10) under “—Defaults” above, in each case, shall not constitute an Event of Default.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the beneficial owners of the Notes will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or material debt instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)	the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(6)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Satisfaction and discharge

The Indenture will be discharged, and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)	all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2) (a)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b)

no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or material debt instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under the Indenture; and

(d)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent and custodian for DTC with regard to the Notes.

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor (other than the Issuer in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Governing law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture and in this description. Reference is made to the Indenture for a full disclosure of all defined terms used therein.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which the Trustee or commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Markets Debt” means any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, or (c) a placement to institutional investors. The term “Capital Markets Debt” shall not include any Debt Facilities or similar Debt or any other type of Debt incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock of the Issuer.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded:

(a)	the income of any such consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated Subsidiary of that income is not at the time permitted by operation of the terms of the charter, by-laws or similar governing document of such Subsidiary; provided, for the avoidance of doubt, that the net income of joint ventures will be excluded, except as otherwise distributed to the Company and its Subsidiaries; and

(b)	the income or loss of any person accrued prior to the date it becomes a consolidated Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated Subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated Subsidiaries;

provided, further, however, that Consolidated Net Income for any period shall be determined after excluding the effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Subsidiaries) in any line item in the Issuer’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) the aggregate amount of Funded Debt of the Issuer and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (b) cash and cash equivalents of the Issuer and its Subsidiaries to (2) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or repayments of Funded Debt (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Issuer and shall not be required to be made in accordance with Regulation S-X promulgated by the SEC) and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period; provided, however, that for purposes of calculating the amount under clause (1)(a) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to the Credit Agreement or any Debt Facility that may be incurred by the Issuer or its Subsidiaries and which, upon incurrence, will be secured by a Lien, shall be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Funded Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with the covenant described under “—Certain covenants—Limitation on liens”).

“Continuing Director” means, as of any date of determination, any member of the Issuer’s Board of Directors who (i) was a member of such Board of Directors on the first date that any of the Notes were issued or (ii) was nominated for election or elected to the Issuer’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Issuer’s Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated October 30, 2014, among Eagle Materials Inc., JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Branch Banking and Trust Company and Wells Fargo Bank, N.A., as co-syndication agents, Regions Bank and SunTrust Bank, as co-documentation agents, and the lenders party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or other long term indebtedness including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time but excluding, for the avoidance of doubt, Capital Markets Debt.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Debt or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the earlier of the Stated Maturity of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring on or prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Change of control;” and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“DTC” means The Depository Trust Company.

“EBITDA” for any period means Consolidated Net Income for such period plus

(a)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i)	consolidated interest expense for such period,

(ii)	consolidated income tax expense for such period,

(iii)	consolidated depreciation and amortization for such period,

(iv)	any costs, expenses or charges (including advisory, legal and professional fees) related to any Equity Offering, investments, acquisition, disposition, recapitalization or incurrence of any Debt (including a refinancing thereof (whether or not successful)), including (A) such fees, expenses or charges related to the offering of the Notes and any Debt Facilities and (B) any amendment or modification of the Notes or any Debt Facility,

(v)	any restructuring expenses or charges for such period, including charges or expenses related to employee severance or facilities consolidation,

(vi)	any unusual or non-recurring fees, expenses or charges for such period, in each case, representing transaction or integration costs incurred in connection with acquisitions,

(vii)	all other non-cash losses, expenses and charges of Issuer and its Subsidiaries for such period (excluding (x) the write down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period),

(viii)	any non-cash compensation expense, including expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees, and in connection with options, restricted stock, restricted stock units or other equity level awards under any Issuer incentive plan,

(ix)	any losses attributable to sales of assets out of the ordinary course of business,

(x)	any net after tax losses on disposal of discontinued operations,

(xi)	any modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and post-retirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans provided that for any period of calculation, amounts under this clause (xi) shall not comprise more than 5% of EBITDA for such period, and

(xii)	any net non-cash unrealized loss resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with ASC No. 815—Derivatives and Hedging; minus

(b)	without duplication

(i)	consolidated income tax benefit for such period,

(ii)	any gains attributable to sales of assets out of the ordinary course of business,

(iii)	any net after tax gains on disposal of discontinued operations, and

(iv)	any net non-cash unrealized gain resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with ASC No. 815—Derivatives and Hedging.

“Equity Offering” means any primary offering of Capital Stock of the Issuer (other than Disqualified Stock) to Persons who are not Subsidiaries of the Issuer other than (1) public offerings with respect to Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Issuer or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, excluding any Debt owed to Eagle or its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board; and

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession.

Except as otherwise provided herein, all ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means a guarantee by a Subsidiary of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each Subsidiary of the Issuer that executes the First Supplemental Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer, that thereafter executes a supplemental indenture providing its Guarantee pursuant to the terms of the Indenture, in each case so long as such Guarantee is in effect.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Issue Date” means                     , 2016.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the President and Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, and the Treasurer, or by any other officer or officers of the Issuer pursuant to an applicable resolution of the Board of Directors.

“Officers’ Certificate” means a certificate signed by any two of the President and Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, and the Treasurer of the Issuer, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Issuer, or other counsel reasonably satisfactory to the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital of any other class of such corporation.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Private Placement Senior Notes” means the Issuer’s outstanding Series 2005A Senior Notes and Series 2007A Senior Notes.

“Property” means any property or asset, whether real, personal or mixed, including current assets, but excluding deposit or other control accounts, owned on the Issue Date or thereafter acquired by the Issuer or any Subsidiary of the Issuer.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Sale/Leaseback Transaction” means an arrangement relating to a Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer or the Subsidiary of the Issuer leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

Book-entry settlement and clearance

The global notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by an authorized representative of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture that will govern the notes. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture that will govern the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture that will govern the notes.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture that will govern the notes (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the indenture that will govern the notes should occur.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture that will govern the notes. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Same day settlement and payment

We, or any paying agent on our behalf, will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holder of the global note. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Plans and fiduciaries of Plans subject to Similar Laws may be subject to similar duties and restrictions. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, Section 4975 of the Code and any applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, an underwriter or any of the guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Similar Laws may include similar prohibitions to those included in ERISA and Section 4975 of the Code.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by “qualified professional asset managers,” PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by “in-house asset managers.” Fiduciaries of ERISA Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. We cannot assure that the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes, or will constitute, assets of any Plan or (ii) the acquisition and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or breaches of fiduciary duties, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers and transferees of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA or, if applicable, Similar Law and does not violate the prohibited transaction rules of ERISA, Section 4975 of the Code or applicable Similar Laws.

U.S. federal income tax consequences

The following discussion summarizes the material U.S. federal income tax consequences related to the purchase, ownership and disposition of the notes by holders who purchase notes for cash pursuant to this offering at their initial offering price. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department (“Treasury regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets (generally, property held for investment). It does not describe considerations relating to the alternative minimum tax, the Medicare tax on net investment income or any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	United States expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors who hold the notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

In certain circumstances (see the discussion of “—Optional redemption” and “—Change of control” under “Description of notes”), we may pay amounts on the notes that are in excess of the stated interest and principal of the notes. Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these Treasury regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is “remote” or such contingency is considered “incidental.” We intend to take the position that the possibility that any such excess payment will be made is remote and/or incidental so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially and adversely different from that described in this section. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. holders

As used in this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Taxation of interest

Interest on the notes generally will be taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or
•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid stated interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the cost of the note to you. Your gain or loss that is recognized on the sale or other disposition of the note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, notes held by you, unless you are an exempt recipient such as a corporation. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary (or other payor) with a correct taxpayer identification number, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability, provided you timely provide the required information to the IRS.

Non-U.S. holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

U.S. federal income tax and withholding tax on interest payments on the notes

Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a note, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	a controlled foreign corporation related (directly or indirectly) to us; or

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

•

you provide an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E or W-8EXP (or appropriate substitute or successor form), signed under penalties of perjury, which provides your name and address and certifies that you are not a United States person (as defined under the Code), to:

•	us or our paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds your notes on your behalf and that certifies to us or our paying agent, under penalties of perjury, that it, or the bank or financial institution between it and you, has received from you your appropriate and properly completely IRS Form W-8BEN, W-8BEN-E or W-8EXP (or appropriate substitute or successor form) and provides us or our paying agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a note that are effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States, generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder. If you are a corporate non-U.S. holder, you also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on your effectively connected earnings and profits attributable to such interest. If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as you provide the applicable withholding agent with a properly completed IRS Form W-8ECI (or other applicable form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on payments of interest on a note. In order to claim an exemption from or a reduction of the 30% U.S. federal withholding tax under an applicable income tax treaty, you generally must provide the applicable withholding agent with an appropriate and properly completed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) on or before the date of the payments of such interest.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of notes

Subject to the discussion of backup withholding and FATCA below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you also may be subject to the branch profits tax described above on your effectively connected earnings and profits attributable to such gain. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding generally will not apply to payments of interest on a note if you duly provide certification as to your foreign status, or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person (as defined under the Code).

Payment of the gross proceeds from a sale or other disposition (including a retirement or redemption) of a note by you effected by the U.S. office of a U.S. or non-U.S. broker generally will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Payment of the gross proceeds from a sale or other disposition of a note by you outside the United States effected by a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting and backup withholding. However, payment of the gross proceeds from a sale or other disposition of a note by you generally will be subject to information reporting, but not backup withholding, if such sale or other disposition is effected by a non-U.S. office of a broker that is a United States person (as defined under the Code) or a foreign person with specified connections to the United States, unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability, provided you timely provide the required information to the IRS.

Withholding on payments to certain foreign entities

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes.

Under the applicable Treasury regulations, FATCA withholding generally will apply to all U.S.-source “withholdable payments” without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of the notes in respect of any amounts withheld under FATCA.

Prospective investors should consult their own tax advisors with respect to the tax consequences to them of the FATCA rules.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting (conflicts of interest)

Subject to the terms and conditions contained in the underwriting agreement among us, the subsidiary guarantors and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount
J.P. Morgan Securities LLC.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Goldman, Sachs & Co.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	%

In the underwriting agreement, we have agreed that:

•

We will not offer, sell, contract to sell, pledge or otherwise dispose of any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•	We will pay our expenses related to the offering, which we estimate will be approximately $ .

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Conflicts of interest

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. will receive at least 5% of the net proceeds of this offering in connection with the repayment of outstanding amounts under our credit facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required. Pursuant to FINRA Rule 5121, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. will not confirm sales of notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

Price stabilization and short positions

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Other relationships

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates. Specifically, certain of the underwriters and/or their affiliates of the underwriters serve various roles in our credit facility: JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as administrative agent and a lender, and J.P. Morgan Securities LLC acts as sole book-running manager and as the sole lead arranger under our credit facility; an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acts as a co-syndication agent and a lender under our credit facility; an affiliate of Wells Fargo Securities, LLC, acts as a co-syndication agent and a lender under our credit facility; an affiliate of BB&T Capital Markets, a division of BB&T Securities, LLC, acts as a co-syndication agent and a lender under our credit facility; an affiliate of PNC Capital Markets LLC, acts as a lender under our credit facility; and an affiliate of SunTrust Robinson Humphrey, Inc., acts as a co-documentation agent and a lender under our credit facility. We will use a portion of the net proceeds of this offering to repay borrowings under our existing credit facility. Accordingly, affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. will receive a portion of the net proceeds of this offering. See “—Conflicts of Interest.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the European Economic Area

Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(1)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative or representatives nominated by us for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means European Council Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters, including the validity of the notes offered hereby and the guarantees with respect thereto, will be passed upon for us by Sidley Austin LLP, Dallas, Texas. In addition, Crowe & Dunlevy, Tulsa, Oklahoma, Woodburn and Wedge, Reno, Nevada, and Quarles & Brady LLP, Milwaukee, Wisconsin, are passing on certain legal matters for us in connection with certain guarantees of the notes. Certain legal matters, including the validity of the notes offered hereby and the guarantees with respect thereto, will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Eagle Materials Inc. for the fiscal year ended March 31, 2016 appearing herein and in Eagle Materials Inc.’s Current Report (Form 8-K) filed on July 25, 2016, the financial statements of Texas Lehigh Cement Company LP appearing in Eagle Materials Inc.’s Annual Report (Form 10-K) for the fiscal year ended March 31, 2016, and the effectiveness of Eagle Materials Inc.’s internal control over financial reporting as of March 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, incorporated herein by reference and, in the case of the consolidated financial statements of Eagle Materials Inc. for the fiscal year ended March 31, 2016, included herein. Such consolidated financial statements are incorporated herein by reference, and, in the case of the consolidated financial statements of Eagle Materials Inc. for the fiscal year ended March 31, 2016, included herein, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are currently listed.

We have filed with the SEC a registration statement on Form S-3 relating to the notes to be offered pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all of the information contained in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of our company or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Incorporation of certain documents by reference

The SEC allows information to be “incorporated by reference” into this prospectus supplement and the accompanying prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except to the extent that such information is modified or superseded by information in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on May 25, 2016;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on June 17, 2016, which are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, filed with the SEC on May 25, 2016;

•	our Current Reports on Form 8-K filed with the SEC on May 20, 2016, May 26, 2016 and July 25, 2016; and

•	the description of our common stock, par value $.01 per share, in our amended registration statement on Form 8-A/A (File No. 001-12984) filed pursuant to the Exchange Act on April 11, 2006.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information contained in any current report on Form 8-K that is furnished and deemed not filed) will be incorporated by reference until the offering to which this prospectus supplement relates is completed.

Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless the exhibit has been specifically incorporated by reference as an exhibit in this prospectus supplement. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement by requesting them in writing or by telephone at the following address: Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219, Attention: Secretary. Our telephone number at such address is (214) 432-2000.

Eagle Materials Inc. and subsidiaries

Consolidated statements of earnings

(dollars in thousands, except share and per share data)

	For the years ended March 31,
	2016	2015	2014
Revenues	$1,143,492	$1,066,368	$898,396
Cost of Goods Sold	911,875	812,235	712,937

Gross Profit	231,617	254,133	185,459
Equity in Earnings of Unconsolidated Joint Venture	39,083	44,967	37,811
Corporate General and Administrative Expense	(37,193)	(30,751)	(24,552)
Other Operating Income (Loss)	2,328	3,201	1,368
Acquisition and Litigation Expense	—	(6,880)	—
Interest Expense, Net	(16,583)	(11,743)	(18,282)

Earnings before Income Taxes	219,252	252,927	181,804
Income Taxes	(66,660)	(66,074)	(57,561)

Net Earnings	152,592	186,853	$124,243

EARNINGS PER SHARE
Basic	$3.08	$3.77	$2.53

Diluted	$3.05	$3.71	$2.49

AVERAGE SHARES OUTSTANDING
Basic	49,471,157	49,604,249	49,090,750

Diluted	50,070,829	50,372,243	49,939,165

CASH DIVIDENDS PER SHARE	$0.40	$0.40	$0.40

See notes to consolidated financial statements.

Eagle Materials Inc. and subsidiaries

Consolidated statements of comprehensive earnings

(dollars in thousands)

	For the years ended March 31,
	2016	2015	2014
Net Earnings	$152,592	$186,853	$124,243

Net Actuarial Change in Defined Benefit Plans:
Unrealized (gain) loss during the period, net of tax expense (benefit) of ($488), ($3,746) and $1,173	613	6,173	(2,399)
Amortization of Net Actuarial Loss, net of tax benefit of $760, $242 and $333	1,271	411	840

Comprehensive Earnings	$153,250	$193,437	$122,684

See notes to consolidated financial statements.

Eagle Materials Inc. and subsidiaries

Consolidated balance sheets

(dollars in thousands)

	March 31,
	2016	2015

ASSETS

Current Assets -
Cash and Cash Equivalents	$5,391	$7,514
Accounts and Notes Receivable, net	120,221	113,577
Inventories	243,595	235,464
Income Tax Receivable	5,623	—
Prepaid and Other Assets	5,173	7,815

Total Current Assets	380,003	364,370

Property, Plant and Equipment -	2,072,776	1,962,215
Less: Accumulated Depreciation	(817,465)	(740,396)

Property, Plant and Equipment, net	1,255,311	1,221,819
Notes Receivable	2,672	2,847
Investment in Joint Venture	49,465	47,614
Goodwill and Intangible Assets, net	165,827	211,167
Other Assets	30,357	32,509

	$1,883,635	$1,880,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities -
Accounts Payable	$66,614	$77,749
Accrued Liabilities	45,975	46,830
Income Tax Payable	—	2,952
Current Portion of Long-term Debt	8,000	57,045

Total Current Liabilities	120,589	184,576
Long-term Debt	499,714	455,714
Other Long-term Liabilities	61,122	69,055
Deferred Income Taxes	161,679	160,388

Total Liabilities	843,104	869,733

Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 48,526,843 and 50,245,364 Shares, respectively	485	502
Capital in Excess of Par Value	168,969	272,441
Accumulated Other Comprehensive Losses	(11,409)	(12,067)
Retained Earnings	882,486	749,717

Total Stockholders’ Equity	1,040,531	1,010,593

	$1,883,635	$1,880,326

See notes to consolidated financial statements.

Eagle Materials Inc. and subsidiaries

Consolidated statements of cash flows

(dollars in thousands)

	For the years ended March 31,
	2016	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net Earnings	$152,592	$186,853	$124,243

Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities, Net of Effect of Non-Cash Activity -
Depreciation, Depletion and Amortization	97,105	76,299	70,021
Impairment of Intangible Assets	34,999	—	—
Reduction of Prepaid Sand Liability	(10,658)	—	—
Deferred Income Tax Provision	(2,323)	5,805	5,746
Stock Compensation Expense	17,346	13,030	10,136
Excess Tax Benefits from Share Based Payment Arrangements	(4,102)	(5,743)	(8,067)
Equity in Earnings of Unconsolidated Joint Venture	(39,083)	(44,967)	(37,811)
Distributions from Joint Venture	37,250	40,375	37,750

Changes in Operating Assets and Liabilities:
Accounts and Notes Receivable	(4,553)	4,196	(12,876)
Inventories	(5,740)	(38,741)	(32,714)
Accounts Payable and Accrued Liabilities	(7,061)	(11,499)	6,504
Other Assets	4,468	520	(3,511)
Income Taxes Payable	(4,473)	7,993	11,212

Net Cash Provided by Operating Activities	265,767	234,121	170,633

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment	(89,563)	(111,573)	(59,490)
Acquisition Spending	(32,427)	(237,171)	—

Net Cash Used in Investing Activities	(121,990)	(348,744)	(59,490)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (Decrease) in Credit Facility	52,000	141,000	(108,000)
Repayment of Senior Notes	(57,045)	(9,500)	—
Dividends Paid to Stockholders	(20,020)	(20,072)	(19,899)
Purchase and Retirement of Common Stock	(123,530)	—	—
Proceeds from Stock Option Exercises	2,866	4,311	14,187
Shares Redeemed to Settle Employee Taxes on Stock Compensation	(4,273)	(4,166)	(2,913)
Payment of Debt Issuance Costs	—	(1,661)	—
Excess Tax Benefits from Share Based Payment Arrangements	4,102	5,743	8,067

Net Cash Provided by (Used in) Financing Activities	(145,900)	115,655	(108,558)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,123)	1,032	2,585
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	7,514	6,482	3,897

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,391	$7,514	$6,482

See notes to consolidated financial statements.

Eagle Materials Inc. and subsidiaries

Consolidated statements of stockholders’ equity

(dollars in thousands)

	Common stock	Capital in excess of par value	Retained earnings	Accumulated other comprehensive losses	Total

Balance at March 31, 2013	$495	$224,053	$478,664	$(7,042)	$696,170
Net Earnings	—	—	124,243	—	124,243
Stock Option Exercises and Restricted Share Vesting	5	14,182	—	—	14,187
Tax Benefit-Stock Option Exercise	—	8,067	—	—	8,067
Dividends to Stockholders	—	—	(19,950)	—	(19,950)
Stock Compensation Expense	1	10,135	—	—	10,136
Shares Redeemed to Settle Employee Taxes	—	(2,913)	—	—	(2,913)
Unfunded Pension Liability, net of tax	—	—	—	1,559	1,559

Balance at March 31, 2014	$501	$253,524	$582,957	$(5,483)	$831,499
Net Earnings	—	—	186,853	—	186,853
Stock Option Exercises and Restricted Share Vesting	1	4,310	—	—	4,311
Tax Benefit-Stock Option Exercise	—	5,743	—	—	5,743
Dividends to Stockholders	—	—	(20,093)	—	(20,093)
Stock Compensation Expense	—	13,030	—	—	13,030
Shares Redeemed to Settle Employee Taxes	—	(4,166)	—	—	(4,166)
Unfunded Pension Liability, net of tax	—	—	—	(6,584)	(6,584)

Balance at March 31, 2015	$502	$272,441	$749,717	$(12,067)	$1,010,593
Net Earnings	—	—	152,592	—	152,592
Stock Option Exercises and Restricted Share Vesting	2	2,864	—	—	2,866
Tax Benefit-Stock Option Exercise	—	4,102	—	—	4,102
Purchase and Retirement of Common Stock	(19)	(123,511)	—	—	(123,530)
Dividends to Stockholders	—	—	(19,823)	—	(19,823)
Stock Compensation Expense	—	17,346	—	—	17,346
Shares Redeemed to Settle Employee Taxes	—	(4,273)	—	—	(4,273)
Unfunded Pension Liability, net of tax	—	—	—	658	658

Balance at March 31, 2016	$485	$168,969	$882,486	$(11,409)	$1,040,531

See notes to consolidated financial statements.

Eagle Materials Inc. and subsidiaries

Notes to consolidated financial statements

(dollars in thousands, except per share data)

(A) Significant accounting policies

Basis of presentation—

The consolidated financial statements include the accounts of Eagle Materials Inc. and its majority-owned subsidiaries (“EXP” or the “Company”), which may be referred to as “our”, “we”, or “us”. All intercompany balances and transactions have been eliminated. EXP is a holding company whose assets consist of its investments in its subsidiaries, joint venture, intercompany balances and holdings of cash and cash equivalents. The businesses of the consolidated group are conducted through EXP’s subsidiaries. The Company conducts one of its cement plant operations through a joint venture, Texas Lehigh Cement Company L.P., which is located in Buda, Texas (the “Joint Venture”). Investments in the Joint Venture and affiliated companies owned 50% or less are accounted for using the equity method of accounting. The equity in earnings of unconsolidated joint venture has been included for the same period as our March 31 year end.

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications—Certain reclassifications have been made to the prior year to conform to the current year presentation.

Cash and cash equivalents—

Cash equivalents include short-term, highly liquid investments with original maturities of three months or less and are recorded at cost, which approximates market value.

Accounts and notes receivable—

Accounts and notes receivable have been shown net of the allowance for doubtful accounts of $10.2 million and $7.1 million at March 31, 2016 and 2015, respectively. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral from our customers. The allowance for non-collection of receivables is based upon analysis of economic trends in the construction and oil and gas industries, detailed analysis of the expected collectability of accounts receivable that are past due and the expected collectability of overall receivables. We have no significant credit risk concentration among our diversified customer base.

We had notes receivable totaling approximately $2.9 million at March 31, 2016, of which approximately $0.2 million has been classified as current and presented with accounts receivable on the balance sheet. We lend funds to certain companies in the ordinary course of business, and the notes bear interest, on average, at LIBOR plus 3.5%, which was approximately 3.9% on March 31, 2016. Remaining unpaid amounts, plus accrued interest, mature in March 2017. The notes are collateralized by certain assets of the borrowers, namely property and equipment. We monitor the credit risk of each borrower by focusing on the timeliness of payments, review of credit history and credit metrics and interaction with the borrowers. At March 31, 2016 and 2015, approximately $0.3 million of our allowance for doubtful accounts is related to our notes receivable.

Inventories—

Inventories are stated at the lower of average cost (including applicable material, labor, depreciation, and plant overhead) or market. Inventories consist of the following:

	March 31,
	2016	2015
	(dollars in thousands)
Raw Materials and Materials-in-Progress	$119,060	$115,345
Finished Cement	21,834	20,508
Gypsum Wallboard	5,839	7,741
Paperboard	7,575	8,493
Frac Sand	5,501	4,928
Aggregates	10,660	11,131
Repair Parts and Supplies	68,155	62,121
Fuel and Coal	4,971	5,197

	$243,595	$235,464

Property, plant and equipment—

Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized and depreciated. Annual maintenance is expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives of depreciable assets and totaled $84.2 million, $69.7 million and $67.3 million for the years ended March 31, 2016, 2015 and 2014, respectively. Raw material deposits are depleted as such deposits are extracted for production utilizing the units-of-production method. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time. The estimated lives of the related assets are as follows:

Plants	20 to 30 years
Buildings	20 to 40 years
Machinery and Equipment	3 to 25 years

We periodically evaluate whether current events or circumstances indicate that the carrying value of our depreciable assets may not be recoverable. At March 31, 2016 and 2015, management believes no events or circumstances indicate that the carrying value may not be recoverable.

Impairment or disposal of long-lived and intangible assets—

We evaluate the recoverability of our long-lived assets and certain identifiable intangibles, such as permits and customer contracts, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets, such as plants, buildings and machinery and equipment, including mining assets, is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices for our products, capital needs, economic trends in the construction sector and other factors. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their estimated fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

During calendar 2015, the continued decline in oil prices adversely impacted oil and gas drilling activity, leading to further reductions in demand and pricing for proppants. This reduction in demand adversely impacted performance under our customer contracts for our frac sand business, resulting in the amendment of certain of these contracts. Based on the reduced demand for proppants and the executed and pending amendments to our customer contracts, we concluded that long-lived asset impairment indicators were present during the quarters ended September 30, 2015 and March 31, 2016 for our customer contract intangible assets. We performed recovery tests to determine if any of the customer contract intangible assets related to our oil and gas proppants business unit were impaired at September 30, 2015 and March 31, 2016. Based on our analysis of the undiscounted cash flows for each of our customer contract intangibles related to our oil and gas proppants business, we concluded that the carrying value of certain customer contract intangible assets exceeded the undiscounted cash flows for the related assets at both September 30, 2015 and March 31, 2016. For those contracts whose carrying value exceeded the undiscounted cash flows, we calculated an estimated fair value of each contract using the weighted-average probable cash flows related to each contract (level 3 inputs), discounted using a weighted-average cost of capital (“WACC”). The WACC was determined from relevant market comparisons, and adjusted for specific risks. This analysis resulted in impairment losses of approximately $28.4 million and $6.6 million for the quarters ended September 30, 2015 and March 31, 2016, respectively, which is included in cost of goods sold in the Consolidated Statement of Earnings for fiscal year 2016.

Goodwill and intangible assets—

Goodwill:    Goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. We have elected to test for goodwill impairment in the fourth quarter of each fiscal year. The goodwill impairment test is a two-step process, which requires us to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenues and profit forecasts and comparing those estimated fair values with the carrying value; a second step is performed, if necessary, to compute the amount of the impairment by determining an “implied fair value” of goodwill. Similar to the review for impairment of other long-lived assets, evaluations for impairment are significantly impacted by estimates of future prices for our products, capital needs, economic trends and other factors.

Intangible Assets:    Intangible assets, including the impact of the impairment charges discussed above, at March 31, 2016 and 2015 consist of the following:

	March 31, 2016
	Amortization period	Cost	Amortization expense	Impairment	Accumulated amortization	Net
		(dollars in thousands)

Goodwill and Intangible Assets:
Customer Contracts and Relationships	15 years	$63,260	$11,634	$34,999	$(52,627)	$10,633
Sales Contracts	4 years	2,500	625	—	(2,083)	$417
Permits	40 years	27,440	652	—	(6,548)	$20,892
Goodwill		133,885	—	—	—	$133,885

Total Goodwill and Intangible Assets		$227,085	$12,911	$34,999	$(61,258)	$165,827

At March 31, 2016, approximately $5.6 million of customer contracts and relationships is related to our oil and gas proppants segment. Under the terms of one of the contracts, the customer prepaid $15.0 million for sand, of which $12.7 million was available at March 31, 2015. This prepayment would be credited to the customer based on future sand purchases required by the contract. This customer has not made the required purchases in accordance with the terms of the contract, and therefore has forfeited approximately $10.7 million of the prepaid balance. The reversal of the $10.7 million was recorded as a reduction to cost of goods sold in our oil and gas proppants segment during fiscal 2016. We have a $2.0 million liability related to the remaining customer prepayment of sand, which is included in Other Long-Term Liabilities on the consolidated Balance Sheet. The contract terminates June 30, 2016, at which time the remaining $2.0 million will be forfeited if the customer has not placed orders for the contracted amount of sand.

	March 31, 2015
	Amortization period	Cost	Accumulated amortization	Net
	(dollars in thousands)

Intangible Assets and Goodwill:
Customer contracts and relationships	15 years	$62,060	$(5,994)	$56,066
Sales contracts	4 years	2,500	(1,458)	1,042
Permits	40 years	27,440	(5,896)	21,544
Goodwill		132,515	—	132,515

Total intangible assets and goodwill		$224,515	$(13,348)	$211,167

During July 2015, goodwill increased approximately $1.4 million and customer contracts and relationships increased $1.2 million in connection with the acquisition of Skyway Cement Company. See Footnote (B) of the Notes to Consolidated Financial Statements for more information.

Amortization expense of intangibles was $12.9 million, $5.7 million and $1.7 million for the years ended March 31, 2016, 2015 and 2014, respectively, excluding the impairment expense in fiscal 2016, as discussed above. Amortization expense is expected to be approximately $3.4 million for fiscal year 2017, $3.0 million per year for fiscal years 2018 and 2019, $2.0 million for fiscal year 2020, and $1.2 million for fiscal year 2021.

Other assets—

Other assets are primarily composed of loan fees and financing costs, deferred expenses, and deposits.

Income taxes—

Income taxes are accounted for using the asset and liability method. Deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date. In addition, we recognize future tax benefits to the extent that such benefits are more likely than not to be realized.

Stock repurchases—

On August 10, 2015, the Board of Directors authorized the Company to repurchase up to an additional 6,782,700 shares, for a total outstanding authorization of 7,500,000 shares. During fiscal 2016, we have repurchased 1,894,000 shares, at an average price of $65.24. Subsequent to March 31, 2016, we have purchased an additional 230,000 shares at an average price of $69.80. Including the shares purchased subsequent to year end, we have authorization to purchase an additional 5,376,000 shares. We did not repurchase any shares in the open market during the fiscal years ended March 31, 2015 and 2014.

Revenue recognition—

Revenue from the sale of cement, gypsum wallboard, paperboard, frac sand, concrete and aggregates is recognized when title and ownership are transferred upon shipment to the customer. Fees for shipping and handling are recorded as revenue, while costs incurred for shipping and handling are recorded as expenses.

We classify amounts billed to customers for freight as revenues and freight costs as cost of goods sold, respectively, in the Consolidated Statements of Earnings. Approximately $139.5 million, $124.0 million and $113.1 million were classified as cost of goods sold in the years ended March 31, 2016, 2015 and 2014, respectively.

Other income (loss) includes lease and rental income, asset sale income, non-inventoried aggregates sales income, distribution center income and trucking income as well as other miscellaneous revenue items and costs which have not been allocated to a business segment.

Comprehensive income/losses—

As of March 31, 2016, we have an accumulated other comprehensive loss of $11.4 million, which is net of income taxes of $6.8 million, in connection with recognizing the difference between the fair value of the pension assets and the projected benefit obligation.

Consolidated Cash flows—supplemental disclosures—

Interest payments made during the years ended March 31, 2016, 2015 and 2014 were $16.9 million, $15.1 million and $17.0 million, respectively.

We made net payments of $63.9 million, $78.3 million and $41.7 million for federal and state income taxes in the years ended March 31, 2016, 2015 and 2014, respectively.

Statements of consolidated earnings—supplemental disclosures—

Maintenance and repair expenses are included in each segment’s costs and expenses. We incurred $95.1 million, $86.7 million and $77.4 million in the years ended March 31, 2016, 2015 and 2014, respectively, which is included in Cost of Goods Sold on the Consolidated Statement of Earnings.

Selling, general and administrative expenses of the operating units are included in Cost of Goods Sold on the Consolidated Statements of Earnings. Corporate general and administrative (“G&A”) expenses include administration, financial, legal, employee benefits and other corporate activities and are shown separately in the consolidated statements of earnings. Corporate G&A also includes stock compensation expense. See Note (J), Stock Option Plans, for more information.

Total selling, general and administrative expenses for each of the periods are summarized as follows:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)
Operating Units Selling, G&A	$56,110	$49,326	$50,175
Corporate G&A	37,193	30,751	24,552

	$93,303	$80,077	$74,727

Earnings per share—

	For the years ended March 31,
	2016	2015	2014
Weighted-Average Shares of Common Stock Outstanding	49,471,157	49,604,249	49,090,750

Effect of Dilutive Shares:
Assumed Exercise of Outstanding Dilutive Options	1,146,807	1,350,556	1,574,491
Less Shares Repurchased from Proceeds of Assumed Exercised Options	(768,886)	(868,636)	(1,032,359)
Restricted Stock Units	221,751	286,074	306,283

Weighted-Average Common Stock and Dilutive Securities Outstanding	50,070,829	50,372,243	49,939,165

The “Less Shares Repurchased from Proceeds of Assumed Exercised Options” line includes unearned compensation related to outstanding stock options.

There were 688,420, 285,267 and 146,696 stock options at an average exercise price of $80.51 per share, $82.72 per share and $65.12 per share that were excluded from the computation of diluted earnings per share for the years ended March 31, 2016, 2015 and 2014, respectively, because such inclusion would have been anti-dilutive.

Fair value measures—

Certain assets and liabilities are required to be recorded or disclosed at fair value. The estimated fair values of those assets and liabilities have been determined using market information and valuation methodologies. Changes in assumptions or estimation methods could affect the fair value estimates; however, we do not believe any such changes would have a material impact on our financial condition, results of operations or cash flows. There are three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices for identical assets and liabilities in active markets;

Level 2—Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

New accounting standards—

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The standard will be effective for us in the first quarter of fiscal 2019, with early adoption not permitted. We will adopt the new standard using the modified retrospective approach, which requires the standard be applied only to the most current period presented, with the cumulative effect of initially applying the standard recognized at the date of initial application. We are currently evaluating the impact of this ASU.

In April 2015, the Financial Accounting Standards Board issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 830-30). This standard requires that discounts, premiums or debt issue costs related to borrowings be reported in the balance sheet as a direct reduction of the associated borrowing. The standard will be effective for us in the first quarter of fiscal 2017, and earlier application is permitted for financial statements that have not been previously issued. The impact of adopting this ASU is not expected to be material.

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes”, which requires entities to present all deferred tax assets and liabilities, as well as any related valuation allowances, as one net noncurrent asset or liability per tax jurisdiction. We early adopted the standard as of March 31, 2016 and have reclassified our current deferred tax assets to long-term. For the year ended March 31, 2015, our consolidated balance sheet has been retrospectively adjusted to conform with the new presentation, which resulted in a reclassification of approximately $2.3 million from current assets to long-term liabilities.

In July 2015, the Financial Accounting Standards Board issued ASU 2015-11, “Simplifying the Measurement of Inventory”. This standard requires inventory to be measured at the lower of cost or net realizable value, which is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The standard will be effective for us in the first quarter of fiscal 2017, with early adoption permitted at the beginning of an annual or interim reporting period. Prospective application is required. This impact of adopting this ASU is not expected to be material.

In September 2015, the Financial Accounting Standards Board issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments”. This standard eliminates the requirement to restate prior period financial statements for measurement period adjustments. The cumulative impact of measurement period adjustments, including those in prior periods, will now be recognized in the reporting period in which the adjustment is made. The cumulative adjustment should be reflected in the financial statements within the respective line items impacted. Additionally, companies must present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the adjustment recorded in the current period earnings by line item that would have been recorded in previous periods if the adjustment to the provisional amounts had been recognized on the acquisition date. This standard is effective for annual periods beginning after December 15, 2016 and interim periods beginning after December 31, 2017. Early adoption is permitted for all entities. We adopted this standard on October 1, 2015, with no material impact to our results of operations or financial position.

In March 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which provides for simplification of certain aspects of employee share-based payment accounting, including income taxes, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The standard will be effective for us in the first quarter of fiscal 2018 and will be applied either prospectively, retrospectively or using a modified retrospective transition approach depending on the area covered in this update. We are currently in the process of assessing the impact of the ASU on our consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which supersedes existing lease guidance to require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by long-term leases and to disclose additional quantitative and qualitative information about leasing arrangements. The standard will be effective for us in the first quarter of fiscal 2020, and we will adopt using the modified retrospective approach. We are currently in the process of assessing the impact of the ASU on our consolidated financial statements and disclosures, as well as our internal lease accounting processes.

Acquisition and litigation expense

Acquisition and litigation expense consists primarily of expenses incurred during the CRS acquisition, as discussed in Footnote (B) to the Consolidated Financial Statements, and significant legal expenses incurred during litigation primarily involving the lawsuit against the Internal Revenue Service (“IRS”). See Note (H), Income Taxes, for more information about the outstanding lawsuit with the IRS.

(B) Acquisitions

Skyway acquisition

On July 10, 2015, we completed the acquisition of a 600,000 ton per year Granulated Ground Blast Furnace Slag (“Slag”) plant in South Chicago (the “Skyway Plant”) from Holcim (US) Inc. (the “Skyway Acquisition”). Among other applications, slag is used in conjunction with Portland cement to make a lower permeability concrete. The Skyway Plant purchases its primary raw material, slag, pursuant to a long term supply agreement with a third party.

The purchase price (the “Skyway Purchase Price”) for the Skyway Acquisition was approximately $29.9 million, net of $2.5 million to be refunded by the seller. We received $1.5 million of the refund in January 2016 and expect to receive the remaining $1.0 million on January 2017. We funded the payment of the Skyway Purchase Price and expenses incurred in connection with the Skyway Acquisition through operating cash flow and borrowings under our bank credit facility. We also assumed certain liabilities, including contractual obligations, related to the Skyway Plant. The purchase price was allocated as follows: $1.9 million to accounts and notes receivable; $2.3 million to inventories; $24.6 million to property, plant and equipment; $1.2 million to intangible assets; $1.4 million to goodwill; and $1.0 million to other assets.

CRS acquisition

On November 14, 2014, Northern White Sand LLC (“NWS”), a wholly owned subsidiary of the Company, completed the acquisition (the “CRS Acquisition”) of the outstanding equity interest in CRS Holdco LLC, CRS Proppants LLC and Great Northern Sand LLC and related entities (collectively “CRS Proppants”). CRS Proppants is a supplier of frac sand to the energy industry, and its business currently consists of a frac sand mine in New Auburn, Wisconsin, and a trans-load network into Texas and southwest Oklahoma.

Purchase Price:    The purchase price (the “CRS Purchase Price”) of the CRS Acquisition was approximately $236.1 million, including approximately $8.9 million of in-process capital expenditures paid as of the closing date. We funded the payment of the CRS Purchase Price at closing and expenses incurred in connection with the CRS Acquisition through borrowings under our bank credit facility, which was amended and restated on October 30, 2014. See Footnote (E) of the Notes to Consolidated Financial Statements for more information about the bank credit facility.

Recording of assets acquired and liabilities assumed:    The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The Company engaged a third-party to perform appraisal valuation to support the Company’s preliminary estimate of the fair value of certain assets acquired in the CRS Acquisition. Included in the assets acquired, and liabilities assumed, are two long-term sales agreements that included prepayments for future sales under the agreement, with such prepayments classified as liabilities. Additionally, one of the agreements is with a customer that is currently in bankruptcy, and is not expected to fulfill its obligation under the contract. We have been indemnified by the former owner against any loss related to this contract, and such indemnity has been valued at fair value and recorded as an asset at the date of the acquisition.

During the quarter ended December 31, 2015, we received the information related to the tax structure of the acquired entities, enabling us to finalize the percentage of carryover ownership in CRS Proppants. The application of the final carryover ownership percentage resulted in an increase in deferred tax liabilities and taxes payable of approximately $3.0 million and $1.5 million, respectively, and an increase in property and equipment of approximately $4.5 million.

The preparation of the valuation of the assets acquired and liabilities assumed in the CRS Acquisition requires the use of significant assumptions and estimates. Critical estimates include, but are not limited to, future expected cash flows, including projected revenues and expenses, and applicable discount rates. These estimates are based on assumptions that we believe to be reasonable. However, actual results may differ from these estimates.

The following table summarizes the allocation of the CRS Purchase Price to assets acquired and liabilities assumed as of the acquisition date:

Purchase price allocation at acquisition date (in thousands)	As of November 14, 2014
Cash and cash equivalents	$219
Accounts Receivable	14,640
Inventories	9,627
Prepaid and Other Assets	753
Property and Equipment	197,238
Intangible Assets	56,200
Indemnity under Sales Agreement	14,810
Accounts Payable	(8,428)
Obligations under Long-term Sales Agreements	(28,131)
Asset Retirement Obligation	(4,112)
Deferred Taxes	(16,765)

Total Net Assets	236,051
Goodwill	—

Total Estimated Purchase Price	$236,051

Intangible Assets:    The following table is a summary of the fair value estimates of the identifiable intangible assets (in thousands) and their weighted-average useful lives:

	Weighted average life	Estimated fair value
Customer Relationships	4	56,000
Permits	40	200

Total Intangible Assets		$56,200

Actual and pro forma impact of the CRS Acquisition:    The following table presents the net sales and operating loss of CRS Proppants that has been included in our consolidated statement of earnings from November 14, 2014 through the end of the fiscal year:

	For the fiscal year ended March 31,
	2016	2015
	(dollars in thousands)
Revenues	$44,365	$28,035
Operating Loss	$41,137	$5,002

Operating loss shown above for fiscal 2016 has been impacted by approximately $20.7 million, $35.0 million, $11.5 million and $0.5 million related to depreciation and amortization, impairments, write-down of raw sand inventory and the recording of acquired inventory at fair value, respectively. This amount was partially offset by a customer forfeiture of amounts prepaid for sand purchases totaling $10.7 million during the fourth quarter of fiscal 2016. During fiscal 2015, the operating loss shown above has been impacted by approximately $6.4 million of depreciation and amortization and approximately $1.5 million related to the impact of recording acquired inventory at fair value.

The unaudited pro forma results presented below include the effects of the CRS Acquisition as if it had been consummated as of April 1, 2013. The pro forma results include the amortization associated with an estimate for acquired intangible assets and interest expense associated with debt used to fund the CRS Acquisition and depreciation from the fair value adjustments for property and equipment. To better reflect the combined operating results, material nonrecurring charges directly related to the CRS Acquisition of $1.1 million have been excluded from pro forma net income for fiscal 2015.

	For the fiscal year ended March 31,
	2015	2014
	(dollars in thousands)
Revenues	$1,124,755	$961,006
Net Income	$188,715	$107,764
Earnings per share—basis	$3.80	$2.20
Earnings per share—diluted	$3.75	$2.16

The pro forma results do not include any anticipated synergies or other expected benefits of the CRS Acquisition. Accordingly, the unaudited pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the CRS Acquisition been consummated as of April 1, 2013.

(C) Property, plant and equipment

Cost by major category and accumulated depreciation are summarized as follows:

	March 31,
	2016	2015
	(dollars in thousands)
Land and Quarries	$384,688	$345,991
Plants	1,498,387	1,378,497
Buildings, Machinery and Equipment	165,086	151,627
Construction in Progress	24,615	86,100

	2,072,776	1,962,215
Accumulated Depreciation	(817,465)	(740,396)

	$1,255,311	$1,221,819

(D) Accrued expenses

Accrued expenses at March 31, 2016 and 2015 consist of the following:

	March 31,
	2016	2015
	(dollars in thousands)
Payroll and Incentive Compensation	$19,956	$19,082
Benefits	10,663	9,951
Interest	3,373	4,524
Property Taxes	4,186	3,189
Power and Fuel	1,390	1,619
Legal	1,486	1,673
Sales and Use Tax	549	523
Acquisition Related Expenses	—	1,355
Other	4,372	4,914

	$45,975	$46,830

(E) Indebtedness

Long-term debt consists of the following:

	As of
	March 31, 2016	March 31, 2015
	(dollars in thousands)
Bank Credit Facility	$382,000	$330,000
Senior Notes	125,714	182,759

Total Debt	507,714	512,759
Less: Current Portion of Long-term Debt	(8,000)	(57,045)

Long-term Debt	$499,714	$455,714

The weighted-average interest rate of Senior Notes was 5.9%, 5.8% and 5.8% during fiscal 2016, 2015 and 2014, respectively. The average interest rate of the Senior Notes was 5.99% and 5.80% at March 31, 2016 and 2015, respectively.

The weighted-average interest rate of bank debt borrowings during fiscal 2016, 2015 and 2014 was 1.6%, 1.5% and 1.9%, respectively. The interest rate on the bank debt was 1.8% and 1.6% at March 31, 2016 and 2015, respectively.

Our maturities of long-term debt during the next five fiscal years and thereafter are as follows:

Fiscal year	Amount
2017	$8,000
2018	81,214
2019	—
2020	418,500
2021	—
Thereafter	—

Total	$507,714

Senior notes—

We entered into a Note Purchase Agreement on November 15, 2005 (the “2005 Note Purchase Agreement”) related to our sale of $200.0 million of senior, unsecured notes, designated as Series 2005A Senior Notes (the “Series 2005A Senior Notes”) in a private placement transaction. The Series 2005A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in three tranches on November 15, 2005. At March 31, 2016, the amount outstanding for the remaining tranche is as follows:

	Principal	Maturity date	Interest rate
Tranche C	$57.2 million	November 15, 2017	5.48%

Interest for the remaining Notes is payable semi-annually on May 15 and November 15 of each year until all principal is paid for the above tranche.

We also entered into an additional Note Purchase Agreement on October 2, 2007 (the “2007 Note Purchase Agreement”) related to our sale of $200.0 million of senior, unsecured notes, designated as Series 2007A Senior Notes (the “Series 2007A Senior Notes”) in a private placement transaction. The Series 2007A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in four tranches on October 2, 2007. At March 31, 2016, the amounts outstanding for each of the remaining tranches are as follows:

	Principal	Maturity date	Interest rate
Tranche B	$8.0 million	October 2, 2016	6.27%
Tranche C	$24.0 million	October 2, 2017	6.36%
Tranche D	$36.5 million	October 2, 2019	6.48%

Interest for each remaining tranche of Notes is payable semi-annually on April 2 and October 2 of each year until all principal is paid for the respective tranche.

Our obligations under the 2005 Note Purchase Agreement and the 2007 Note Purchase Agreement (collectively referred to as the “Note Purchase Agreements”) and the Series 2005A Senior Notes and the Series 2007A

Senior Notes (collectively referred to as “the Senior Notes”) are equal in right of payment with all other senior, unsecured debt of the Company, including our debt under the Credit Facility. The Note Purchase Agreements contain customary restrictive covenants, including covenants that place limits on our ability to encumber our assets, to incur additional debt, to sell assets, or to merge or consolidate with third parties, as well as certain cross covenants with the Credit Facility. We were in compliance with all financial ratios and tests at March 31, 2016 and throughout the fiscal year.

Pursuant to a Subsidiary Guaranty Agreement, substantially all of our subsidiaries have guaranteed the punctual payment of all principal, interest, and Make-Whole Amounts (as defined in the Note Purchase Agreements) on the Senior Notes and the other payment and performance obligations of the Company contained in the Senior Notes and in the Note Purchase Agreements. We are permitted, at our option and without penalty, to prepay from time to time at least 10% of the original aggregate principal amount of the Senior Notes at 100% of the principal amount to be prepaid, together with interest accrued on such amount to be prepaid to the date of payment, plus a Make-Whole Amount. The Make-Whole Amount is computed by discounting the remaining scheduled payments of interest and principal of the Senior Notes being prepaid at a discount rate equal to the sum of 50 basis points and the yield to maturity of U.S. treasury securities having a maturity equal to the remaining average life of the Senior Notes being prepaid.

Bank debt—

We have a $500.0 million revolving credit facility (the “Credit Facility”), including a swingline loan sublimit, which is scheduled to retire on October 30, 2019. Borrowings under the Credit Facility are guaranteed by substantially all of the Company’s subsidiaries. At the option of the Company, outstanding principal amounts on the Credit Facility bear interest at a variable rate equal to (i) LIBOR, plus an agreed margin (ranging from 100 to 225 basis points), which is to be established quarterly based upon the Company’s ratio of consolidated EBITDA, defined as earnings before interest, taxes, depreciation and amortization, to the Company’s consolidated indebtedness (the “Leverage Ratio”), or (ii) an alternative base rate which is the higher of (a) the prime rate or (b) the federal funds rate plus 1/2% per annum plus an agreed margin (ranging from 0 to 125 basis points). Interest payments are payable, in the case of loans bearing interest at a rate based on the federal funds rate, quarterly, or in the case of loans bearing interest at a rate based on LIBOR, at the end of the LIBOR advance periods, which can be a period of up to nine months at the option of the Company. The Company is also required to pay a commitment fee on unused available borrowings under the Credit Facility ranging from 10 to 35 basis points depending upon the Leverage Ratio. The Credit Facility contains customary covenants that restrict our ability to incur additional debt, encumber our assets, sell assets, make or enter into certain investments, loans or guaranties and enter into sale and leaseback arrangements. The Credit Facility also requires us to maintain a consolidated indebtedness ratio (calculated as consolidated indebtedness to consolidated earnings before interest, taxes, depreciation, amortization, certain transaction-related deductions and other non-cash deductions) of 3.5:1.0 or less and an interest coverage ratio (consolidated earnings before interest, taxes, depreciation, amortization, certain transaction-related deductions and other non-cash deductions to consolidated interest expense) of at least 2.5:1.0. We had $382.0 million of borrowings outstanding at March 31, 2016. Based on our Leverage Ratio, we had $109.0 million of available borrowings, net of the outstanding letters of credit, at March 31, 2016.

The Credit Facility has a $50.0 million letter of credit facility. Under the letter of credit facility, the Company pays a fee at a per annum rate equal to the applicable margin for Eurodollar loans in effect from time to time plus a one-time letter of credit fee in an amount equal to 0.125% of the initial stated amount. At March 31, 2016, we had $9.0 million of letters of credit outstanding.

We are leasing one of our cement plants from the city of Sugar Creek, Missouri. The city of Sugar Creek issued industrial revenue bonds to partly finance improvements to the cement plant. The lease payments due to the city of Sugar Creek under the cement plant lease, which was entered into upon the sale of the industrial revenue bonds, are equal in amount to the payments required to be made by the city of Sugar Creek to the holders of the industrial revenue bonds. Because we are the holder of all of the outstanding industrial revenue bonds, no debt is reflected on our financial statements in connection with our lease of the cement plant. At the conclusion of the lease in fiscal 2021, we have the option to purchase the cement plant for a nominal amount.

(F) Fair value of financial instruments

The fair value of our senior notes has been estimated based upon our current incremental borrowing rates for similar types of borrowing arrangements. The fair value of our Senior Notes at March 31, 2016 is as follows:

Fair value
(dollars in thousands)
Series 2005A Tranche C	$60,271
Series 2007A Tranche B	8,367
Series 2007A Tranche C	25,742
Series 2007A Tranche D	40,555

The estimated fair value of our long-term debt was based on quoted prices of similar debt instruments with similar terms that are publicly traded (level 2 input). The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and accrued liabilities approximate their fair values at March 31, 2016 due to the short-term maturities of these assets and liabilities. The fair value of our Credit Facility also approximates its carrying value at March 31, 2016.

(G) Business segments

Operating segments are defined as components of an enterprise that engage in business activities that earn revenues, incur expenses and prepare separate financial information that is evaluated regularly by our chief operating decision maker in order to allocate resources and assess performance. Operations related to the Skyway Acquisition will be included in the cement segment, as this plant has an identical customer base and is managed by the cement divison.

We operate in five business segments: Cement, Gypsum Wallboard, Recycled Paperboard, Oil and Gas Proppants and Concrete and Aggregates. These operations are conducted in the U.S. and include the mining of limestone and the manufacture, production, distribution and sale of portland cement and slag (a basic construction material which are the essential binding ingredients in concrete), the grinding of slag, the mining of gypsum and the manufacture and sale of gypsum wallboard, the manufacture and sale of recycled paperboard to the gypsum wallboard industry and other paperboard converters, the sale of readymix concrete and the mining and sale of aggregates (crushed stone, sand and gravel) and sand used in hydraulic fracturing (“frac sand”). The products that we manufacture, distribute and sell are basic materials with broad application as construction products, building materials, and basic materials used for oil and natural gas extraction. Our construction productions are used in residential, industrial, commercial and infrastructure construction and include cement, concrete and aggregates. Our building materials are sold into similar markets and include gypsum wallboard. Our basic materials used for oil and natural gas extraction include frac sand and oil well cement.

We operate six cement plants, one slag grinding facility, sixteen cement distribution terminals, five gypsum wallboard plants, including the plant idled in Bernalillo, N.M., a gypsum wallboard distribution center, a recycled paperboard mill, seventeen readymix concrete batch plant locations, four aggregates processing plant locations, two frac sand processing facilities, three frac sand drying facilities and six frac sand trans-load locations. The principal markets for our cement products are Texas, northern Illinois (including Chicago), the central plains, the Rocky Mountains, northern Nevada, and northern California. Gypsum wallboard and recycled paperboard are distributed throughout the continental U.S, with the exception of the northeast. Concrete and aggregates are sold to local readymix producers and paving contractors in the Austin, Texas area, north of Sacramento, California and the greater Kansas City, Missouri area, while frac sand is currently sold into shale deposits across the United States.

We conduct one of our six cement plant operations, Texas Lehigh Cement Company LP in Buda, Texas, through a Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management reports the segments within the Company for making operating decisions and assessing performance.

We account for intersegment sales at market prices. The following table sets forth certain financial information relating to our operations by segment:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)

Revenues—
Cement	$528,499	$488,644	$438,224
Gypsum Wallboard	461,457	437,514	387,016
Paperboard	149,192	142,690	130,178
Oil and Gas Proppants	57,591	81,381	19,557
Concrete and Aggregates	128,073	107,892	96,908

	1,324,812	1,258,121	1,071,883
Less: Intersegment Revenues	(73,862)	(65,533)	(62,094)
Less: Joint Venture Revenues	(107,458)	(126,220)	(111,393)

	$1,143,492	$1,066,368	$898,396

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)

Intersegment Revenues—
Cement	$13,939	$9,598	$8,952
Paperboard	59,001	55,060	52,119
Concrete and Aggregates	922	875	1,023

	$73,862	$65,533	$62,094

Cement Sales Volumes (M tons)—
Wholly-Owned	3,903	3,744	3,580
Joint Venture	875	1,055	1,013

	4,778	4,799	4,593

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)

Operating Earnings—
Cement	$137,854	$117,527	$89,486
Gypsum Wallboard	159,352	145,871	114,852
Paperboard	32,153	31,512	23,610
Oil and Gas Proppants	(68,466)	(2,546)	(4,890)
Concrete and Aggregates	9,807	6,736	212
Other, net	2,328	3,201	1,368

Sub-Total	273,028	302,301	224,638
Corporate General and Administrative	(37,193)	(30,751)	(24,552)
Acquisition, Litigation and Other Expense	—	(6,880)	—

Earnings Before Interest and Income Taxes	235,835	264,670	200,086
Interest Expense, net	(16,583)	(11,743)	(18,282)

Earnings Before Income Taxes	$219,252	$252,927	$181,804

Cement Operating Earnings—
Wholly-Owned	$98,771	$72,560	$51,675
Joint Ventures	39,083	44,967	37,811

	$137,854	$117,527	$89,486

Capital Expenditures—
Cement	$20,262	$27,086	$12,226
Gypsum Wallboard	4,832	7,129	4,825
Paperboard	5,542	1,888	3,354
Oil and Gas Proppants	40,144	61,484	34,264
Concrete and Aggregates	18,783	13,851	4,572
Other, net	—	135	249

	$89,563	$111,573	$59,490

Depreciation, Depletion and Amortization—
Cement	$33,400	$31,839	$31,829
Gypsum Wallboard	19,988	20,092	20,981
Paperboard	8,312	8,251	8,716
Oil and Gas Proppants	27,227	8,839	1,707
Concrete and Aggregates	6,260	5,533	5,205
Corporate and Other	1,918	1,745	1,583

	$97,105	$76,299	$70,021

	As of March 31,
	2016	2015	2014
	(dollars in thousands)

Identifiable Assets
Cement	$819,994	$777,956	$762,578
Gypsum Wallboard	392,523	403,279	412,566
Paperboard	127,371	123,519	125,045
Oil and Gas Proppants	409,497	455,572	92,199
Concrete and Aggregates	106,634	96,610	87,364
Other, net	27,616	23,390	31,777

	$1,883,635	$1,880,326	$1,511,529

Segment operating earnings, including the proportionately consolidated 50% interest in the revenues and expenses of the Joint Venture, represent revenues less direct operating expenses, segment depreciation, and segment selling, general and administrative expenses. We account for intersegment sales at market prices. Corporate assets consist primarily of cash and cash equivalents, general office assets and miscellaneous other assets.

The basis used to disclose Identifiable Assets, Capital Expenditures and Depreciation, Depletion conforms with the equity method, and is similar to how we disclose these accounts in our Consolidated Balance Sheets and Consolidated Statements of Earnings.

The segment breakdown of goodwill at March 31, 2016 and 2015 is as follows:

	For the years ended March 31,
	2016	2015
	(dollars in thousands)
Cement	$9,729	$8,359
Gypsum Wallboard	116,618	116,618
Paperboard	7,538	7,538

	$133,885	$132,515

(H) Income taxes

The provision for income taxes includes the following components:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)

Current Provision (Benefit)—
Federal	$64,256	$62,424	$49,604
State	4,727	(2,155)	2,211

	68,983	60,269	51,815

Deferred Provision (Benefit)—
Federal	(546)	(962)	7,691
State	(1,777)	6,767	(1,945)

	(2,323)	5,805	5,746

Provision for Income Taxes	$66,660	$66,074	$57,561

The effective tax rates vary from the federal statutory rates due to the following items:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)
Earnings Before Income Taxes	$219,252	$252,927	$181,804

Income Taxes at Statutory Rate	$76,738	$88,524	$63,631

Increases (Decreases) in Tax Resulting from—
State Income Taxes, net	1,166	4,582	173
Statutory Depletion in Excess of Cost	(5,672)	(4,367)	(3,512)
Domestic Production Activities Deduction	(6,302)	(6,853)	(3,453)
Meals and Entertainment Disallowance	629	647	503
Penalties on Uncertain Tax Positions	—	—	213
IRS Settlement	—	(16,559)	—
Other	101	100	6

Provision for Income Taxes	$66,660	$66,074	$57,561

Effective Tax Rate	30%	26%	32%

The deferred income tax provision results from the following temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)
Excess Tax Depreciation and Amortization	$3,284	$2,259	$6,875
Bad Debts	(1,340)	(142)	(224)
Uniform Capitalization	(1,339)	1,296	(1,127)
Accrual Changes	(1,298)	(611)	(1,075)
Uncertain Tax Position Accruals	—	—	213
Prepaid Insurance	(1,149)	(331)	424
State Income Taxes, net	(1,155)	6,060	(1,319)
Reversal of Prepaid Sand Liability	3,682	—	—
Long-term Incentive Compensation Plans	(3,140)	(1,792)	(373)
Other	132	(934)	1,033

	$(2,323)	$5,805	$5,746

Components of deferred income taxes are as follows:

	March 31,
	2016	2015
	(dollars in thousands)

Items Giving Rise to Deferred Tax Liabilities—
Excess Tax Depreciation and Amortization	$(157,260)	$(153,045)
Depletion	(21,911)	(18,374)
Repair Parts	(2,446)	(3,376)
State Income Taxes, net	(12,552)	(13,708)
Other	(4,147)	(5,359)

Total Deferred Tax Liabilities	$(198,316)	$(193,862)

Items Giving Rise to Deferred Tax Assets—
Accrual Changes	$11,855	$10,557
Bad Debts	3,604	2,264
Uniform Capitalization	2,174	835
Deferred Revenue	700	4,382
Long-term Incentive Compensation Plan	11,458	8,318
Other	6,846	7,118

Total Deferred Tax Assets	$36,637	$33,474

Deferred income taxes are classified in the consolidated balance sheet as follows:

	March 31,
	2016	2015
	(dollars in thousands)
Deferred Income Taxes	$(161,679)	$(160,388)

Uncertain tax position—

We are subject to audit examinations at federal, state and local levels by tax authorities in those jurisdictions who may challenge the treatment or reporting of any return item. The tax matters challenged by the tax authorities are typically complex; therefore, the ultimate outcome of these challenges is subject to uncertainty.

Reconciliation of the consolidated liability for gross unrecognized tax benefits, excluding interest, from April 1, 2013 to March 31, 2016, is as follows:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)
Balance at Beginning of Year	$—	$24,802	$24,589
Increase related to prior tax positions	—	—	213
Decrease related to prior tax positions	—	(24,802)	—
Payments	—	—	—

	$—	$—	$24,802

We recognize penalties associated with uncertain tax positions as part of the tax provision, while interest associated with uncertain tax positions is included in interest expense. The following is a summary of the amounts of interest and penalties recognized in relation to our uncertain tax position:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)
Accrued interest recognized	$—	$(3,847)	$641

Accrued penalties recognized	$—	$(6,475)	$213

There was no accrued interest or penalties related to our uncertain tax position during the fiscal years ended March 31, 2016 and 2015. Accrued interest and penalties related to our uncertain tax positions totaled $4.4 million and $3.2 million, respectively, at March 31, 2014.

In May 2011, we filed a lawsuit against the Internal Revenue Service (“IRS”) in Federal District Court to recover all of the amounts paid to the IRS with respect to our uncertain tax position for 2001 to 2006. We reached an agreement with the IRS to settle this case, which was approved by the U.S. Department of Justice in January 2015. Under the terms of the settlement agreement, we dismissed our lawsuit seeking to recover taxes, interest and penalties paid, in exchange for the IRS conceding 40% of the penalties, plus related interest, to date. The impact from the settlement agreement was approximately $17 million, including state benefits, which was recorded as a reduction of income tax expense during the fourth quarter of fiscal 2015. The related interest refund of approximately $4.4 million was also recorded during the fourth quarter of fiscal 2015.

(I) Commitments and contingencies

Our operations and properties are subject to extensive and changing federal, state and local laws, regulations and ordinances governing the protection of the environment, as well as laws relating to worker health and workplace safety. We carefully consider the requirements mandated by such laws and regulations and have procedures in place at all of our operating units to monitor compliance. Any matters which are identified as potential exposures under these laws and regulations are carefully reviewed by management to determine our potential liability. Although management is not aware of any exposures which require an accrual under generally accepted accounting principles, there can be no assurance that prior or future operations will not ultimately result in violations, claims or other liabilities associated with these regulations.

We have certain deductible limits under our workers’ compensation and liability insurance policies for which reserves are established based on the undiscounted estimated costs of known and anticipated claims. We have entered into standby letter of credit agreements relating to workers’ compensation and auto and general liability self-insurance. At March 31, 2016, we had contingent liabilities under these outstanding letters of credit of approximately $9.0 million.

We are currently contingently liable for performance under $14.6 million in performance bonds required by certain states and municipalities, and their related agencies. The bonds are principally for certain reclamation obligations and mining permits. We have indemnified the underwriting insurance company against any exposure under the performance bonds. In our past experience, no material claims have been made against these financial instruments.

EPA Notice of violation

On October 5, 2010, Region IX of the EPA issued a Notice of Violation and Finding of Violation (“NOV”) alleging violations by our subsidiary, Nevada Cement Company (“NCC”), of the Clean Air Act (“CAA”). The NOV alleges that NCC made certain physical changes to its facility in the 1990s without first obtaining permits required by the Prevention of Significant Deterioration requirements and Title V permit requirements of the CAA. The EPA also alleges that NCC has failed to submit to the EPA since 2002 certain reports required by the National Emissions Standard for Hazardous Air Pollutants General Provisions and the Portland Cement Manufacturing Industry Standards. On March 12, 2014, the EPA Region IX issued a second NOV to NCC. The second NOV is materially similar to the 2010 NOV except that it alleges violations of the new source performance standards (“NSPS”) for Portland cement plants. The NOVs state that the EPA may seek penalties although it does not propose or assess any specific level of penalties or specify what relief the EPA will seek for the alleged violations. NCC believes it has meritorious defenses to the allegations in the NOVs. NCC met with the EPA in December 2010, September 2012 and May 2014 to present its defenses and to discuss a resolution of the alleged violations. The EPA and NCC remain in discussions regarding the alleged violations. If a negotiated settlement cannot be reached, NCC intends to vigorously defend these matters in any enforcement action that may be pursued by the EPA. As a part of a settlement, or should NCC fail in its defense in any enforcement action, NCC could be required to make substantial capital expenditures to modify its facility and incur increased operating costs. NCC could also be required to pay significant civil penalties. Additionally, an enforcement action could take many years to resolve the underlying issues alleged in the NOV. We are currently unable to determine the final outcome of this matter or the impact of an unfavorable determination upon our financial position or results of operations.

Domestic wallboard antitrust litigation

Since late December 2012, several purported class action lawsuits were filed in various United States District Courts, including the Eastern District of Pennsylvania, Western District of North Carolina and the Northern District of Illinois, against the Company’s subsidiary, American Gypsum Company LLC (“American Gypsum”), alleging that American Gypsum conspired with other wallboard manufacturers to fix the price for drywall sold in the United States in violation of federal antitrust laws and, in some cases related provisions of state law. The complaints allege that the defendant wallboard manufacturers conspired to increase prices through the announcement and implementation of coordinated price increases, output restrictions, and other restraints of trade, including the elimination of individual “job quote” pricing. In addition to American Gypsum, the defendants in these lawsuits include CertainTeed Corp., USG Corporation and United States Gypsum (together “USG”), New NGC, Inc., Lafarge North America, Temple Inland Inc. (“TIN”) and PABCO Building Products LLC. On April 8, 2013, the Judicial Panel on Multidistrict Litigation (“JPML”) transferred and consolidated all related cases to the Eastern District of Pennsylvania for coordinated pretrial proceedings.

On June 24, 2013, the direct and indirect purchaser plaintiffs filed consolidated amended class action complaints. The direct purchasers’ complaint added the Company as a defendant. The plaintiffs in the consolidated class action lawsuits bring claims on behalf of purported classes of direct or indirect purchasers of wallboard from January 1, 2012 to the present for unspecified monetary damages (including treble damages) and in some cases injunctive relief. On July 29, 2013, the Company and American Gypsum answered the complaints, denying all allegations that they conspired to increase the price of drywall and asserting affirmative defenses to the plaintiffs’ claims.

In 2014, USG and TIN entered into agreements with counsel representing the direct and indirect purchaser classes pursuant to which they agreed to settle all claims against them. On March 16, 2014, the court entered orders preliminarily approving USG and TIN’s settlements with the direct and indirect purchaser plaintiffs. Initial discovery in this litigation is complete. Following completion of the initial discovery, the Company and remaining co-defendants moved for summary judgement. On February 18, 2016, the court denied the Company’s motion for summary judgement. The Company’s motion for permission to appeal the summary judgement decision to the U.S. Court of Appeals for the Third Circuit is pending. Discovery related to this class certification is ongoing. At this stage we are unable to estimate the amount of any reasonably possible loss or range of reasonably possible losses. American Gypsum denies the allegations in these lawsuits and will vigorously defend itself against these claims.

On March 17, 2015, a group of homebuilders filed a complaint against the defendants, including American Gypsum, based upon the same conduct alleged in the consolidated class action complaints. On March 24, 2015, the JPML transferred this action to the multidistrict litigation already pending in the Eastern District of Pennsylvania. Following the transfer, the homebuilder plaintiffs filed two amended complaints, on December 14, 2015 and March 25, 2016. Discovery in this lawsuit is ongoing.

In June 2015, American Gypsum and an employee received grand jury subpoenas from the United States District Court for the Western District of North Carolina seeking information regarding an investigation of the gypsum drywall industry by the Antitrust Division of the Department of Justice. We believe the investigation, although a separate proceeding, is related to the same subject matter at issue in the litigation described above and we intend to fully cooperate with government officials. Given its preliminary nature, we are currently unable to determine the ultimate outcome of such investigation.

Other

In the ordinary course of business, we execute contracts involving indemnifications that are standard in the industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier, construction contractor and other commercial contractual relationships; and financial matters. While the maximum amount to which we may be exposed under such agreements cannot be estimated, it is the opinion of management that these indemnifications are not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. We currently have no outstanding guarantees of third party debt.

We have certain forward purchase contracts, primarily for natural gas, that expire during calendar 2016. The contracts are for approximately 25% of our anticipated natural gas usage.

We have certain operating leases covering manufacturing, transportation and certain other facilities and equipment. Rental expense for fiscal years 2016, 2015 and 2014 totaled $10.3 million, $5.9 million and $3.2 million, respectively. Minimum annual rental commitments as of March 31, 2016, under noncancellable leases are set forth as follows (dollars in thousands):

Fiscal year	Amount
2017	$9,262
2018	$7,321
2019	$6,344
2020	$4,083
2021	$2,648
Thereafter	$8,935

(J) Stock option plans

On August 7, 2013 our stockholders approved the Eagle Materials Inc. Amended and Restated Incentive Plan (the “Plan”), which increased the shares we are authorized to issue as awards by 3,000,000 (1,500,000 of which may be stock awards). Under the terms of the Plan, we can issue equity awards, including stock options, restricted stock units (“RSUs”), restricted stock and stock appreciation rights to employees of the Company and members of the Board of Directors. Awards that were already outstanding prior to the approval of the Plan on August 7, 2013 remain outstanding. The Compensation Committee of our Board of Directors specifies the terms for grants of equity awards under the Plan.

Long-term compensation plans—

Options.    In June 2015, the Compensation Committee of the Board of Directors approved an equity award of an aggregate of 268,571 stock options pursuant to the Plan to certain officers and key employees that vest ratably over a three year period (the “Fiscal 2015 Employee Stock Option Grant”). The stock options have a term of ten years from the date of grant. In August 2015, we granted 17,051 stock options to members of the Board of Directors (the “Fiscal 2016 Board of Directors Grant”). Stock options granted under the Fiscal 2016 Board of Directors Grant vest immediately and can be exercised from the date of grant until their expiration on the tenth anniversary of the date of grant. The Fiscal 2016 Employee Stock Option Grant and Fiscal 2016 Board of Directors Grant were valued at the grant date using the Black-Scholes option pricing model.

All stock options issued during fiscal 2016 and 2015 were valued at the grant date using the Black-Scholes option pricing model. The weighted-average assumptions used in the Black-Scholes model to value the option awards in fiscal 2016 and 2015 are as follows:

	2016	2015
Dividend Yield	2.0%	2.0%
Expected Volatility	36.5%	44.8%
Risk Free Interest Rate	1.85%	1.86%
Expected Life	6.0 years	6.0 years

Stock option expense for all outstanding stock option awards was approximately $7.5 million, $6.2 million and $5.3 million, for the years ended March 31, 2016, 2015 and 2014, respectively. At March 31, 2016, there was approximately $8.1 million of unrecognized compensation cost related to outstanding stock options which is expected to be recognized over a weighted-average period of 2.3 years.

The following table represents stock option activity for the years presented:

	For the years ended March 31,
	2016		2015		2014
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding Options at Beginning of Year	1,665,565	$46.37	2,788,999	$41.83	3,022,592	$37.83
Granted	318,572	$79.83	297,151	$86.41	256,989	$68.00
Exercised	(137,874)	$27.58	(151,085)	$32.38	(485,582)	$29.72
Cancelled	(28,500)	$86.35	(1,269,500)	$47.43	(5,000)	$53.22

Outstanding Options at End of Year	1,817,763	$53.03	1,665,565	$46.37	2,788,999	$41.83

Options Exercisable at End of Year	1,285,412		1,035,166		818,215

Weighted Average Fair Value of Options Granted during the Year		$24.27		$32.31		$26.35

The following table summarizes information about stock options outstanding at March 31, 2016:

	Options outstanding			Options exercisable
Range of exercise prices	Number of shares outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number of shares outstanding	Weighted average exercise price
$23.17 - $30.74	476,671	4.04	$26.59	474,671	$26.58
$33.08 - $37.95	465,933	5.98	$33.91	445,933	$33.87
$53.22 - $74.10	307,936	7.06	$66.10	194,825	$66.64
$79.73 - $93.56	567,223	8.75	$83.87	169,983	$86.67

	1,817,763	6.52	$53.03	1,285,412	$43.12

At March 31, 2016, the aggregate intrinsic value for outstanding and exercisable options was approximately $31.0 million and $34.7 million, respectively. The total intrinsic value of options exercised during the fiscal year ended March 31, 2016 was approximately $6.7 million.

Restricted Stock.    In June 2015, the Compensation Committee approved the granting of an aggregate of 93,782 shares of restricted stock to certain officers and key employees that will be earned if certain performance conditions are satisfied (the “Fiscal 2016 Employee Restricted Stock Award”). The performance criterion for the Fiscal 2016 Employee Restricted Stock Award is based upon the achievement of certain levels of return on equity, ranging from 12.5% to 17.5%, for the fiscal year ended March 31, 2016. All restricted shares will be earned if the return on equity is 17.5% or greater, and the percentage of shares earned will be reduced proportionately to approximately 75% if the return on equity is 12.5%. If the Company does not achieve a return on equity of at least 12.5%, all awards will be forfeited. If the criteria are met, the award may be reduced by the Compensation Committee based on individual performance goals. During fiscal 2016, the return on equity was approximately 82%; therefore, 79,326 shares under this reward were earned, with the remaining shares forfeited. Restriction on the shares will lapse ratably over five years. The first fifth lapsed on May 8, 2016, and the remaining restrictions lapsing on March 31, 2017 through 2020. The value of the Fiscal 2016 Employee Restricted Stock Award, net of estimated forfeitures, is being expensed over a five year period. In August 2015, we granted 15,139 shares of restricted stock to members of the Board of Directors (the “Board of Directors Fiscal 2016 Restricted Stock Award”). Awards issued under the Board of Directors Fiscal 2016 Restricted Stock Award do not fully vest until the retirement of each director, in accordance with the Company’s director retirement policy.

Expense related to restricted shares was $9.8 million, $6.7 million and $4.8 million in fiscal years ended March 31, 2016, 2015 and 2014, respectively. At March 31, 2016, there were approximately 400,000 shares with remaining restrictions for which $14.0 million of unearned compensation, net of estimated forfeitures, will be recognized over a weighted-average period of 1.8 years.

The number of shares available for future grants of stock options, restricted stock units, stock appreciation rights and restricted stock under the Plan was 4,565,892 at March 31, 2016. Of the available shares, up to 1,439,758 can be used for future restricted stock and restricted stock unit grants.

(K) Net interest expense

The following components are included in interest expense, net:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)
Interest Income	$(6)	$(6)	$(5)
Interest Expense	15,891	14,768	16,751
Interest Expense (Income)—IRS	—	(3,847)	641
Other Expenses	698	828	895

Interest Expense, net	$16,583	$11,743	$18,282

Interest income includes interest on investments of excess cash. Components of interest expense include interest associated with the Senior Notes, Credit Facility and commitment fees based on the unused portion of the Credit Facility. Other expenses include amortization of debt issuance costs, and bank credit facility costs.

Interest expense (income)—IRS relates to interest accrued on our unrecognized tax benefits, primarily related to the Republic Asset Acquisition. As noted in Footnote (H) of the Notes to Consolidated Financial Statements, our settlement with the IRS was finalized in January 2015. As a result of the settlement, we received approximately $4.4 million of interest related to penalties paid to the IRS related to the Republic Asset Acquisition during fiscal 2015.

(L) Pension and profit sharing plans

We have several defined benefit and defined contribution retirement plans which together cover substantially all of our employees. Benefits paid under the defined benefit plans covering certain hourly employees are based on years of service and the employee’s qualifying compensation over the last few years of employment. Our funding policy is to generally contribute amounts that are deductible for income tax purposes. The annual measurement date is March 31 for the benefit obligations, fair value of plan assets and the funded status of the defined benefit plans.

The following table provides a reconciliation of the obligations and fair values of plan assets for all of our defined benefit plans over the two year period ended March 31, 2016 and a statement of the funded status as of March 31, 2016 and 2015:

	For the years ended March 31,
	2016	2015
	(dollars in thousands)

Reconciliation of Benefit Obligations—
Benefit Obligation at April 1,	$41,791	$29,892
Service Cost—Benefits Earned During the Period	1,039	874
Interest Cost on Projected Benefit Obligation	1,525	1,278
Amendments	—	805
Actuarial (Gain) Loss	(1,146)	9,823
Benefits Paid	(928)	(881)

Benefit Obligation at March 31,	$42,281	$41,791

Reconciliation of Fair Value of Plan Assets—
Fair Value of Plan Assets at April 1,	$22,055	$21,189
Actual Return on Plan Assets	(537)	937
Employer Contributions	834	810
Benefits Paid	(928)	(881)

Fair Value of Plans at March 31,	21,424	22,055

Funded Status—
Unfunded Status at March 31,	$(20,857)	$(19,736)

Amounts Recognized in the Balance Sheet Consist of—
Accrued Benefit Liability	$(20,857)	$(19,736)

Accumulated Other Comprehensive Losses:
Net Actuarial Loss	17,746	18,376
Prior Service Cost	509	809

Accumulated Other Comprehensive Losses	$18,255	$19,185
Tax impact	(6,846)	(7,118)

Accumulated Other Comprehensive Losses, net of tax	$11,409	$12,067

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	March 31,
	2016	2015
	(dollars in thousands)
Projected Benefit Obligation	$42,281	$41,791
Accumulated Benefit Obligation	$42,236	$41,790
Fair Value of Plan Assets	$21,424	$22,055

Net periodic pension cost for the fiscal years ended March 31, 2016, 2015 and 2014, included the following components:

	For the years ended March 31,
	2016	2015	2014
	(dollars in thousands)
Service Cost—Benefits Earned During the Period	$1,039	$874	$1,129
Interest Cost of Projected Benefit Obligation	1,525	1,278	1,222
Expected Return on Plan Assets	(1,751)	(1,680)	(1,506)
Recognized Net Actuarial Loss	300	609	921
Amortization of Prior-Service Cost	1,773	11	11

Net Periodic Pension Cost	$2,886	$1,092	$1,777

We amended one of our pension plans during March 2015, which increased our prior service cost by approximately $0.8 million. This amount is included in other comprehensive income and will be recognized in our statement of earnings as pension expense over the next three fiscal years.

Expected benefit payments over the next five years, and the following five years under the pension plans are expected to be as follows (in thousands):

Fiscal years	Total
2017	$1,320
2018	$1,396
2019	$1,488
2020	$1,611
2021	$1,737
2022-2026	$10,524

The following table sets forth the assumptions used in the actuarial calculations of the present value of net periodic benefit cost and benefit obligations:

	March 31,
	2016	2015	2014

Net Periodic Benefit Costs—
Discount Rate	3.70%	4.41%	4.20%
Expected Return on Plan Assets	8.00%	8.00%	8.00%
Rate of Compensation Increase	3.50%	3.50%	3.50%

	March 31,
	2016	2015

Benefit Obligations—
Discount Rate	3.83%	3.70%
Rate of Compensation Increase	3.50%	3.50%

The expected long-term rate of return on plan assets is an assumption reflecting the anticipated weighted-average rate of earnings on the portfolio over the long-term. To arrive at this rate, we developed estimates of the key components underlying capital asset returns including: market-based estimates of inflation, real risk-free rates of return, yield curve structure, credit risk premiums and equity risk premiums. As appropriate, these components were used to develop benchmark estimates of the expected long-term management approach employed by us, and a return premium was added to the weighted-average benchmark portfolio return.

The pension plans’ approximate weighted-average asset allocation at March 31, 2016 and 2015 and the range of target allocation are as follows:

	Range of target allocation	Percentage of plan assets at March 31,
		2016	2015

Asset Category—
Equity Securities	40 – 60%	66%	61%
Debt Securities	35 – 60%	33%	36%
Other	0 – 5%	1%	3%

Total		100%	100%

Our pension investment strategies have been developed as part of a comprehensive asset/liability management process that considers the interaction between both the assets and liabilities of the plan. These strategies consider not only the expected risk and returns on plan assets, but also the detailed actuarial projections of liabilities as well as plan-level objectives such as projected contributions, expense and funded status.

The principal pension investment strategies include asset allocation and active asset management. The range of target asset allocations have been determined after giving consideration to the expected returns of each asset class, the expected variability or volatility of the asset class returns over time, and the complementary nature or correlation of the asset classes within the portfolio. We also employ an active management approach for the portfolio. Each asset class is managed by one or more external money managers with the objective of generating returns, net of management fees that exceed market-based benchmarks. None of the plans hold any EXP stock.

Based on our current actuarial estimates, we anticipate making contributions ranging from approximately $0.5 million to $1.0 million to our defined benefit plans for fiscal year 2017.

The fair values of our defined benefit plans’ consolidated assets by category as of March 31, 2016 and 2015 were as follows:

	March 31,
	2016	2015
	(dollars in thousands)
Equity Securities	$14,083	$13,510
Fixed Income Securities	7,047	7,985
Real Estate Funds	129	133
Commodity Linked Funds	50	124
Cash Equivalents	115	303

Total	$21,424	$22,055

The fair values of our defined benefit plans’ consolidated assets were determined using the fair value hierarchy of inputs described in Note (A).

The fair values by category of inputs as of March 31, 2016 were as follows:

Asset categories	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
	(dollars in thousands)
Equity Securities	$—	$14,083	$—	$14,083
Fixed Income Securities	—	7,047	—	7,047
Real Estate Funds	—	129	—	129
Commodity Linked Funds	—	50	—	50
Cash Equivalents	115	—	—	115

	$115	$21,309	$—	$21,424

The fair values by category of inputs as of March 31, 2015 were as follows:

Asset categories	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
	(dollars in thousands)
Equity Securities	$—	$13,510	$—	$13,510
Fixed Income Securities	—	7,985	—	7,985
Real Estate Funds	—	133	—	133
Commodity Linked Funds	—	124	—	124
Cash Equivalents	303	—	—	303

	$303	$21,752	$—	$22,055

Equity securities consist of funds that are not actively traded. These funds are maintained by an investment manager and are primarily invested in indexes. The remaining funds, excluding cash, primarily consist of investments in institutional funds.

We also provide profit sharing plans, which cover substantially all salaried and certain hourly employees. The profit sharing plan is a defined contribution plan funded by employer discretionary contributions and also allows employees to contribute a certain percentage of their base annual salary. Employees are fully vested to the extent of their contributions and become fully vested in any Company contributions over a six year period for salaried employees and a three year period for hourly employees. Costs relating to the employer discretionary contributions for our contribution plan totaled $6.2 million, $5.3 million and $4.5 million in fiscal years 2016, 2015 and 2014, respectively.

Employees who became employed by us as a result of a previous transaction are provided benefits substantially comparable to those provided under the seller’s benefit plans. These plans included the seller’s 401(k) plan which included employer matching percentages for hourly employees. As a result, we made matching contributions to the hourly profit sharing plan totaling $0.3 million, $0.2 million and $0.2 million for these employees during fiscal years 2016, 2015 and 2014, respectively.

Approximately sixty of our employees belong to five different multi-employer plans. The collective bargaining agreements for the employees who participate in the multi-employer plans expire in March 2017. Our expense related to these plans was approximately $1.3 million, $1.0 million and $0.2 million during fiscal years 2016, 2015 and 2014, respectively. We anticipate the total expense in fiscal 2017 related to these plans will be approximately $1.3 million.

Note (M) Financial statements for guarantors of senior notes

The Company anticipates launching a public offering of $300.0 million principal amount of senior unsecured notes due in 2026 (the “New Notes”). The New Notes are expected be senior unsecured obligations of the Company and will be offered under the Company’s shelf registration statement filed with the Securities and Exchange Commission.

We expect the New Notes will be guaranteed by all of the majority-owned subsidiaries (the “Guarantors”) of Eagle Materials Inc. (the “Parent”), and all guarantees will be full and unconditional and all guarantees are joint and several. The following presents the condensed consolidating financial information for: (i) the Parent, as issuer of the guaranteed obligations; (ii) all Guarantors on a combined basis; (iii) consolidating eliminations; and (iv) the Company, (including all of its majority-owned subsidiaries) on a consolidated basis. Each entity in the consolidating financial information follows the same accounting policies described in Footnote (A) of the Notes to the Consolidated Financial Statements.

Consolidating balance sheets related to the Parent and the Guarantors as of March 31, 2016 and 2015, and the related consolidating statements of earnings, comprehensive earnings and cash flows for the fiscal years ended March 31, 2016, 2015 and 2014 are reflected below in order to comply with the reporting requirements for guarantor subsidiaries. Elimination entries include consolidating and eliminating interests for investments in subsidiaries and intercompany activity and balances. All dollars are in thousands.

Condensed consolidating statement of earnings and comprehensive earnings

For the fiscal year ended March 31, 2016	Parent	Guarantor subsidiaries	Eliminations	Consolidated
Revenues	$—	$1,143,492	$—	$1,143,492
Cost of Goods Sold	—	911,875	—	911,875
Gross Profit	—	231,617	—	231,617

Equity in Earnings of Unconsolidated Joint Venture	39,083	39,083	(39,083)	39,083
Equity in Earnings of Subsidiaries	160,018	—	(160,018)	—
Corporate General and Administrative Expenses	(32,047)	(5,146)	—	(37,193)
Other Income	(398)	2,726	—	2,328
Interest Expense, net	(39,038)	22,455	—	(16,583)

Earnings before Income Taxes	127,618	290,735	(199,101)	219,252
Income Taxes	24,974	(91,634)	—	(66,660)

Net Earnings	$152,592	$199,101	$(199,101)	$152,592

Net Earnings	$152,592	$199,101	$(199,101)	$152,592
Net Actuarial Change in Benefit Plans, net of tax	658	658	(658)	658

Comprehensive Earnings	$153,250	$199,759	$(199,759)	$153,250

Condensed consolidating statement of earnings and comprehensive earnings

For the fiscal year ended March 31, 2015	Parent	Guarantor subsidiaries	Eliminations	Consolidated
Revenues	$—	$1,066,368	$—	$1,066,368
Cost of Goods Sold	—	812,235	—	812,235

Gross Profit	—	254,133	—	254,133
Equity in Earnings of Unconsolidated Joint Venture	44,967	44,967	(44,967)	44,967
Equity in Earnings of Subsidiaries	166,640	—	(166,640)	—
Corporate General and Administrative Expenses	(26,391)	(4,360)	—	(30,751)
Other Income	157	3,044	—	3,201
Acquisition and Litigation Expense	(1,661)	(5,219)	—	(6,880)
Interest Expense, net	(33,319)	21,576	—	(11,743)

Earnings before Income Taxes	150,393	314,141	(211,607)	252,927
Income Taxes	36,460	(102,534)	—	(66,074)

Net Earnings	$186,853	$211,607	$(211,607)	$186,853

Net Earnings	$186,853	$211,607	$(211,607)	$186,853
Net Actuarial Change in Benefit Plans, net of tax	6,584	6,584	(6,584)	6,584

Comprehensive Earnings	$193,437	$218,191	$(218,191)	$193,437

Condensed consolidating statement of earnings and comprehensive earnings

For the fiscal year ended March 31, 2014	Parent	Guarantor subsidiaries	Eliminations	Consolidated
Revenues	$—	$898,396	$—	$898,396
Cost of Goods Sold	—	712,937	—	712,937

Gross Profit	—	185,459	—	185,459
Equity in Earnings of Unconsolidated Joint Venture	37,811	37,811	(37,811)	37,811
Equity in Earnings of Subsidiaries	126,340	—	(126,340)	—
Corporate General and Administrative Expenses	(22,175)	(2,377)	—	(24,552)
Other Income	(474)	1,842	—	1,368
Interest Expense, net	(37,294)	19,012	—	(18,282)

Earnings before Income Taxes	104,208	241,747	(164,151)	181,804
Income Taxes	20,035	(77,596)	—	(57,561)

Net Earnings	$124,243	$164,151	$(164,151)	$124,243

Net Earnings	$124,243	$164,151	$(164,151)	$124,243
Net Actuarial Change in Benefit Plans, net of tax	(1,559)	(1,559)	1,559	(1,559)

Comprehensive Earnings	$122,684	$162,592	$(162,592)	$122,684

Condensed consolidating balance sheet

For the fiscal year ended March 31, 2016	Parent	Guarantor subsidiaries	Eliminations	Consolidated

ASSETS

Current Assets—
Cash and Cash Equivalents	$3,507	$1,884	$—	$5,391
Accounts and Notes Receivable	324	119,897	—	120,221
Inventories	—	243,595	—	243,595
Income Tax Receivable	—	—	—	5,623
Prepaid and Other Current Assets	1,365	3,808	—	5,173

Total Current Assets	5,196	369,184	—	380,003

Property, Plant and Equipment—	2,612	2,070,164	—	2,072,776
Less: Accumulated Depreciation	(814)	(816,651)	—	(817,465)

Property, Plant and Equipment, net	1,798	1,253,513	—	1,255,311
Notes Receivable	—	2,672	—	2,672
Deferred Income Taxes	3,375	—	(5,340)	—
Investment in Joint Venture	33	49,432	—	49,465
Investments in Subsidiaries and Receivables from Affiliates	4,085,806	2,529,480	(6,606,590)	—
Goodwill and Intangible Assets, net	—	165,827	—	165,827
Other Assets	5,557	24,800	—	30,357

	$4,101,765	$4,394,908	$(6,611,930)	$1,883,635

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities—
Accounts Payable	$6,968	$59,646	—	$66,614
Accrued Liabilities	15,708	30,267	—	45,975
Income Tax Payable	1,108	—	(1,108)	—
Current Portion of Long-term Debt	8,000	—	—	8,000

Total Current Liabilities	31,784	89,913	(1,108)	120,589
Long-term Debt	499,714	—	—	499,714
Other Long-term Liabilities	256	60,866	—	61,122
Payables to Affiliates	2,529,480	2,042,633	(4,572,113)	—
Deferred Income Taxes	—	165,054	(3,375)	161,679

Total Liabilities	3,061,234	2,358,466	(4,576,596)	843,104

Total Stockholders’ Equity	1,040,531	2,043,173	(2,043,173)	1,040,531

	$4,101,765	$4,401,639	$(6,619,769)	$1,883,635

Condensed consolidating balance sheet

For the fiscal year ended March 31, 2015	Parent	Guarantor subsidiaries	Eliminations	Consolidated

ASSETS

Current Assets—
Cash and Cash Equivalents	$3,644	$3,870	$—	$7,514
Accounts and Notes Receivable	444	113,133	—	113,577
Inventories	—	235,464	—	235,464
Income Tax Receivable	—	720	(720)	—
Prepaid and Other Current Assets	4,692	3,123	—	7,815

Total Current Assets	8,780	356,310	—	364,370

Property, Plant and Equipment—	2,612	1,959,603	—	1,962,215
Less: Accumulated Depreciation	(701)	(739,695)	—	(740,396)

Property, Plant and Equipment, net	1,911	1,219,908	—	1,221,819
Notes Receivable	—	2,847	—	2,847
Investment in Joint Venture	14	47,600	—	47,614
Investments in Subsidiaries and Receivables from Affiliates	3,736,796	2,195,480	(5,932,276)	—
Goodwill and Intangible Assets, net	—	211,167	—	211,167
Other Assets	6,071	26,438	—	32,509

	$3,753,572	$4,059,750	$(5,932,276)	$1,880,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities-
Accounts Payable	$10,460	$67,289	$—	$77,749
Accrued Liabilities	18,984	27,846	—	46,830
Income Tax Payable	3,672	—	720	2,952
Current Portion of Long-term Debt	57,045	—	—	57,045

Total Current Liabilities	90,161	95,135	—	184,576
Long-term Debt	455,714	—	—	455,714
Other Long-term Liabilities	321	68,734	—	69,055
Payables to Affiliates	2,195,480	1,893,382	(4,088,862)
Deferred Income Taxes	1,303	159,085	—	160,388

Total Liabilities	2,742,979	2,216,336	(4,088,862)	869,733

Total Stockholders’ Equity	1,010,593	1,843,414	(1,843,414)	1,010,593

	$3,753,572	$4,059,750	$(5,932,996)	$1,880,326

Condensed consolidating statement of cash flows

For the fiscal year ended March 31, 2016

	Parent	Guarantor subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net Cash Provided by (Used in) Operating Activities	$(37,985)	$303,752	$—	$265,767

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment	—	(89,563)	—	(89,563)
Investment in Subsidiaries	(32,427)	—	32,427	—
Acquisition Spending	—	(32,427)	—	(32,427)

Net Cash Used in Investing Activities	(32,427)	(121,990)	32,427	(121,990)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Credit Facility	52,000	—	—	52,000
Repayment of Senior Notes	(57,045)	—	—	(57,045)
Dividends Paid to Stockholders	(20,020)	—	—	(20,020)
Purchase and Retirement of Common Stock	(123,530)	—	—	(123,530)
Proceeds from Stock Option Exercises	2,866	—	—	2,866
Shares Redeemed to Settle Employee Taxes on Stock Compensation	(4,273)	—	—	(4,273)
Payment of Debt Issuance Costs	—	—	—	—
Excess Tax Benefits from Share Based Payment Arrangements	4,102	—	—	4,102
Intra-entity Activity, net	216,175	(183,748)	(32,427)	—

Net Cash Provided by (Used in) Financing Activities	70,275	(183,748)	(32,427)	(145,900)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(137)	(1,986)	—	(2,123)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,644	3,870	—	7,514

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,507	$1,884	$—	$5,391

Condensed consolidating statement of cash flows

For the fiscal year ended March 31, 2015

	Parent	Guarantor subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net Cash Provided by (Used in) Operating Activities	$(35,490)	$269,611	$—	$234,121

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment	(134)	(111,439)	—	(111,573)
Investment in Subsidiaries	(237,171)	—	237,171
Acquisition Spending	—	(237,171)	—	(237,171)

Net Cash Used in Investing Activities	(237,305)	(348,610)	237,171	(348,744)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Credit Facility	141,000	—	—	141,000
Repayment of Senior Notes	(9,500)	—	—	(9,500)
Dividends Paid to Stockholders	(20,072)	—	—	(20,072)
Proceeds from Stock Option Exercises	4,311	—	—	4,311
Shares Redeemed to Settle Employee Taxes on Stock Compensation	(4,166)	—	—	(4,166)
Payment of Debt Issuance Costs	(1,661)	—	—	(1,661)
Excess Tax Benefits from Share Based Payment Arrangements	5,743	—	—	5,743
Intra-entity Activity, net	154,302	82,869	(237,171)	—

Net Provided by Financing Activities	269,957	82,869	(237,171)	115,655

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,838)	3,870	—	1,032
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,482	—	—	6,482

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,644	$3,870	$—	$7,514

Condensed consolidating statement of cash flows

For the fiscal year ended March 31, 2014

	Parent	Guarantor subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net Cash Provided by Operating Activities	$(23,874)	$194,507	$—	170,633

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment	(90)	(59,400)	—	(59,490)

Net Cash Used in Investing Activities	(90)	(59,400)	—	(59,490)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Credit Facility	(108,000)	—	—	(108,000)
Dividends Paid to Stockholders	(19,899)	—	—	(19,899)
Proceeds from Stock Option Exercises	14,187	—	—	14,187
Shares Redeemed to Settle Employee Taxes on Stock Compensation	(2,913)	—	—	(2,913)
Excess Tax Benefits from Share Based Payment Arrangements	8,067	—	—	8,067
Intra-entity Activity, net	136,054	(136,054)	—

Net Cash Used in Financing Activities	27,496	(136,054)	—	(108,558)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,532	(947)	—	2,585
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,950	947	—	3,897

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,482	$—	$—	$6,482

(N) Quarterly results (unaudited)

	For the years ended March 31,
	2016	2015
	(dollars in thousands, except per share data)

First Quarter –
Revenues	$284,963	$266,251
Gross Profit	61,097	56,401
Earnings Before Income Taxes	55,885	55,786
Net Earnings	37,762	37,710
Diluted Earnings Per Share	$0.75	$0.75

Second Quarter –
Revenues	$328,988	$284,808
Gross Profit	44,294	75,061
Earnings Before Income Taxes	42,840	74,577
Net Earnings	29,819	50,319
Diluted Earnings Per Share	$0.59	$1.00

Third Quarter –
Revenues	$277,409	$291,529
Gross Profit	68,865	79,149
Earnings Before Income Taxes	68,205	77,866
Net Earnings	45,848	52,030
Diluted Earnings Per Share	$0.92	$1.03

Fourth Quarter –
Revenues	$252,132	$223,780
Gross Profit	57,361	43,522
Earnings Before Income Taxes	52,322	44,698
Net Earnings	39,163	46,794
Diluted Earnings Per Share	$0.80	$0.93

The fourth quarter of fiscal 2016 was adversely impacted approximately $6.6 million, $4.1 million and $1.0 million related to impairment of customer contract intangibles, write-down of raw sand inventory and an increase in the bad debt reserve, respectively. This amount was partially offset by a customer forfeiture of amounts prepaid for sand purchases totaling $10.7 million during the fourth quarter of fiscal 2016. See the Intangible Assets discussion in Footnote (B) of the Notes to Consolidated Financial Statements for more information about the impairment and customer forfeiture of prepaid sand.

The fourth quarter of fiscal 2015 was favorably impacted by the settlement agreement with the IRS. As a result of the settlement agreement, we recorded an income tax benefit of approximately $17 million, including state benefits. The related interest of approximately $4.4 million was also recorded during the fourth quarter of fiscal 2015. The fourth quarter of fiscal 2015 was adversely impacted by certain acquisition related expenses aimed at growing our construction products business and administrative costs related to the settlement of our lawsuit against the IRS. The total impact of these expenses was approximately $4.1 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Eagle Materials Inc.

We have audited the accompanying consolidated balance sheets of Eagle Materials Inc. and Subsidiaries as of March 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the three years in the period ended March 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eagle Materials Inc. and Subsidiaries at March 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Eagle Materials Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated May 25, 2016 expressed an unqualified opinion thereon.

Dallas, Texas

May 25, 2016

except Note (M) Financial Statements for Guarantors of Senior Notes, as to which the date is July 25, 2016

Prospectus

Eagle Materials Inc.

Common stock

Preferred stock

Debt securities

Guarantees of debt securities

Warrants

Units

Depositary shares

We may offer from time to time common stock, preferred stock, debt securities, guarantees of debt securities, warrants, units or depositary shares. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “EXP”. We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the discussion of risks incorporated as described under “Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2016.

About this prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this shelf process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will identify the securities we are offering and describe the specific terms of the offering, including the names of any underwriters participating in the offering, the compensation of those underwriters and the net proceeds to us. Any dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus, together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any free-writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized any person, including any salesman or broker, to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement and any free-writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless we have indicated otherwise, references in this prospectus to “Eagle Materials,” “we,” “us” and “our” or similar terms are references to Eagle Materials Inc., a Delaware corporation, its consolidated subsidiaries and its joint ventures.

About Eagle Materials

Eagle Materials is a diversified producer of basic materials with broad application as construction products and building materials, and basic materials used for oil and natural gas extraction. We operate in five business segments, consisting of Cement, Concrete and Aggregates, Gypsum Wallboard, Recycled Paperboard and Oil and Gas Proppants, with Cement and Gypsum Wallboard being our principal lines of business. These operations are conducted in the United States and consist primarily of the following activities:

•

Cement:    the mining of limestone and the manufacture, production, distribution and sale of Portland cement (a basic construction material which is the essential binding ingredient in concrete) as well as specialty oil well cement;

•	Gypsum wallboard: the mining of gypsum and the manufacture and sale of gypsum wallboard;

•	Recycled paperboard: the manufacture and sale of recycled paperboard to the gypsum wallboard industry and other paperboard converters;

•	Concrete and aggregates: the sale of readymix concrete and the mining, extraction, production and sale of crushed stone, sand, gravel and lightweight aggregates; and

•	Oil and gas proppants: the mining, processing and sale of frac sand for use in the hydraulic fracturing of oil and gas wells.

These products are used primarily in commercial and residential construction, public construction projects, projects to build, expand and repair roads and highways and in oil and natural gas extraction.

We operate six cement plants (one through a 50/50 joint venture), sixteen cement distribution terminals, one slag grinding facility, five gypsum wallboard plants (including a plant located in Bernalillo, New Mexico that has been idled since 2009), one recycled paperboard plant, seventeen concrete batching plants, four aggregates facilities, three frac sand wet processing facilities, three frac sand drying facilities and six frac sand trans-load locations. The principal markets for our cement products are Texas, the Central Plains region, northern Illinois (including Chicago), the Rocky Mountains, northern Nevada and northern California. Gypsum wallboard and recycled paperboard are distributed throughout the continental United States. Concrete and aggregates are sold to local readymix producers and paving contractors in the Austin, Texas area, the greater Kansas City area and northern California. Frac sand is currently sold into shale deposit zones across the United States.

We are a Delaware corporation with our principal executive offices located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219. Our telephone number at such address is (214) 432-2000, and our website is www.eaglematerials.com. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are currently listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s web site.

Incorporation of certain information by reference

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2016;

•	our Definitive Proxy Statement on Schedule 14A filed on June 17, 2016;

•	our Current Reports on Form 8-K filed with the SEC on May 20, 2016, May 26, 2016 and July 25, 2016; and

•	the description of our common stock, par value $.01 per share, in our amended registration statement on Form 8-A/A (File No. 001-12984) filed pursuant to the Exchange Act on April 11, 2006.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless the exhibit has been specifically incorporated by reference in the documents. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address: Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219, Attention: Secretary. Our telephone number at such address is (214) 432-2000.

Cautionary statement regarding forward-looking statements

This prospectus and any accompanying prospectus supplement include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when we are discussing our beliefs, estimates or expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, plans and objectives of management, future developments or conditions in the industries in which we participate, including future prices for our products, audits and legal proceedings to which we are a party and other trends, developments and uncertainties that may affect our business in the future.

Forward-looking statements are not historical facts or guarantees of future performance but instead represent only our beliefs at the time the statements were made regarding future events which are subject to significant risks, uncertainties and other factors, many of which are outside our control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. Any or all of the forward-looking statements made by us may turn out to be materially inaccurate. This can occur as a result of incorrect assumptions, changes in facts and circumstances or the effects of known risks and uncertainties. The principal risks and uncertainties that may affect our actual performance include the following: the cyclical and seasonal nature of our business; changes in the prices that we charge for our products; public infrastructure expenditures; adverse weather conditions; the level of activity in the oil and natural gas industries; decreased demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of our markets; competition; the indebtedness and liabilities we have incurred in connection with acquisitions; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; difficulties or delays encountered in connection with any new business development or product line expansion initiatives; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials, decreases in the prices we charge for our products or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect our result of operations. These and other factors are described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and in our subsequent Quarterly Reports on Form 10-Q. See “Where You Can Find More Information.” You should consider these risks and uncertainties when you are evaluating us and deciding whether to invest in our securities.

All forward-looking statements in this prospectus, any applicable prospectus supplement and any free-writing prospectus are made as of the date on its cover page and any forward-looking statements incorporated by reference herein are made as of the date of the document incorporated by reference. The risk that actual results will differ materially from expectations expressed in any such document will increase with the passage of time. We undertake no obligation, and disclaim any duty, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in our expectations or otherwise.

Risk factors

Before you invest in the securities covered by this prospectus, you should carefully consider the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, subsequent Quarterly Reports on Form 10-Q and the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of the risks described in these reports or other documents were to materialize, our business, results of operations, cash flows, financial condition and prospects could be materially and adversely affected. In that case, our ability to make distributions to our stockholders or to pay interest on, or principal of, any debt securities issued by us, may be reduced, the trading prices of any of our publicly traded securities could decline and you could lose all or part of your investment.

Use of proceeds

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include:

•	capital expenditures;
•	acquisitions;
•	working capital;
•	repayment or refinancing of debt; and
•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratio of earnings to fixed charges

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Three months ended June 30, 2016	Years ended March 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	16.5x	12.8x	15.7x	11.1x	6.1x	1.9x

(1)	Earnings represent earnings before income taxes and before income from equity method investments plus: (a) fixed charges; and (b) cash distributions from equity method investments. Fixed charges include: (i) interest expense, whether expensed or capitalized, less interest accrued for uncertain tax positions; and (ii) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

Description of capital stock

The following description of the material terms of our capital stock is based on the provisions of our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Amended and Restated Bylaws, as amended (“Bylaws”), and provisions of applicable law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. For more information as to how you can obtain a current copy of our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”

Authorized capital stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of June 30, 2016, 48,391,969 shares of our common stock were issued and outstanding and held of record by approximately 1,444 holders; and no shares of our preferred stock were issued or outstanding.

Common stock

Voting rights

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Cumulative voting of shares of common stock is not permitted. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power that may be exercised by our stockholders.

Dividend rights; rights upon liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to share ratably in any dividends on such stock declared by our Board of Directors. In the event of any liquidation or dissolution of Eagle Materials, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution to stockholders after payment or provision for our liabilities and the liquidation preference of any of our preferred stock that may be outstanding.

Preemptive rights

No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.

Preferred stock

General

Our Certificate of Incorporation authorizes our Board of Directors to issue from time to time, without further vote or action by the stockholders, up to 5,000,000 shares of our preferred stock in one or more series and to fix the designations, powers, preferences and rights, and any qualifications, limitations or restrictions, with respect to each such series. Pursuant to this authority, 40,000 shares of our preferred stock have been designated as Series A Preferred Stock, although none have been issued. In addition, our Board of Directors could create and issue a series of our preferred stock with such designations, powers, preferences and rights which have the effect of discriminating against an existing or prospective holder of our common stock, thus making it more difficult for, or discouraging any attempt by, a potential acquiror to obtain control of Eagle Materials by means of a merger, tender offer, proxy contest or otherwise in a transaction not approved by our Board of Directors. As a result, the authority to issue shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Eagle Materials. We have no present plans to issue any shares of preferred stock. Our Board of Directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

Series A Preferred Stock

The following is a description of the Series A Preferred Stock as authorized by our Board of Directors.

Ranking.    The Series A Preferred Stock ranks (i) senior to all shares of our common stock and (ii) junior to all series of preferred stock, unless the terms of any such series provide otherwise, with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends.    Subject to the rights of the holders of any preferred stock ranking senior to the Series A Preferred Stock with respect to dividends, holders of shares of Series A Preferred Stock will receive quarterly cash dividends when, as and if declared by our Board of Directors, payable in cash on the 1st day of March, June, September and December. The amount of such quarterly dividends will equal the greater of (i) $0.001 or (ii) 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of our common stock) declared on shares of our common stock, since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly payment, since the first issuance of any share of Series A Preferred Stock. Such dividends will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

We will declare a dividend on any outstanding shares of Series A Preferred Stock immediately after we declare a dividend on shares of our common stock (other than a dividend payable in shares of our common stock). However, if no dividend is declared on our common stock between any quarterly dividend payment date of the Series A Preferred Stock, we will pay a dividend of $0.001 per share of Series A Preferred Stock on the next quarterly dividend payment date.

So long as any shares of Series A Preferred Stock are outstanding and any dividends on the Series A Preferred Stock are in arrears, we are not permitted to take any of the following actions: (i) declare or pay dividends on, make any other distributions on, or redeem or purchase any shares of stock ranking junior to the Series A Preferred Stock; (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of such shares are then entitled; (iii) redeem or purchase any stock ranking on a parity with the Series A Preferred Stock, unless such redemption or purchase is made in exchange for shares of any stock ranking junior to the Series A Preferred Stock; or (iv) purchase or otherwise acquire shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with an offer to all holders of such shares upon such terms as our Board of Directors determines in good faith will result in fair and equitable treatment among the respective series or classes.

Voting rights.    A holder of a share of Series A Preferred Stock will be entitled to 1,000 times the number of votes that each share of our common stock is entitled to vote. Such voting rights will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares. Except as otherwise required by law, holders of Series A Preferred Stock will vote together with the holders of common stock on all matters submitted to a vote of the stockholders. Except as otherwise required by law, holders of Series A Preferred Stock will not have any special voting rights and their consent will not be required, except to the extent that they are entitled to vote with the holders of our common stock, for the taking of any corporate action.

Rights upon liquidation, dissolution or winding up.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of Eagle Materials, no distribution shall be made (i) to the holders of our common stock or any other stock ranking junior to the Series A Preferred Stock unless the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of (a) $1,000 per share, plus accrued and unpaid dividends and distributions, and (b) 1,000 times the aggregate amount to be distributed per share to holders of shares of our common stock, or (ii) to the holders of shares of stock ranking on a parity with the Series A Preferred Stock, except distributions paid ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of such shares are then entitled. Such amounts will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

Rights upon consolidation, merger, etc.    In the event we enter into any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged for or into other stock, securities, cash or other property, then any outstanding shares of Series A Preferred Stock will also be similarly exchanged into such consideration in an amount per share equal to 1,000 times the aggregate amount of such consideration into which each share of our common stock is exchanged. This exchange amount will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

Redemption.    All outstanding shares of Series A Preferred Stock may be redeemed at the option of our Board of Directors at a cash price equal to 105% of (i) 1,000 times the average closing sale prices of our common stock on the New York Stock Exchange during the 30 day period immediately preceding the date before the redemption date, plus (ii) all unpaid dividends which have accrued on the shares to be redeemed. The amount to be multiplied by the average closing sale prices will be adjusted proportionately for dividends payable in shares of common stock, subdivisions of the outstanding shares of common stock or combinations of our common stock into a smaller number of shares.

Transfer agent and registrar

Computershare Shareowner Services, LLC is the transfer agent and registrar for our common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the ticker symbol “EXP”.

Certain provisions of our Certificate of Incorporation and Bylaws and Delaware Law

General

Certain provisions of our Certificate of Incorporation, our Bylaws and Section 203 of the Delaware General Corporation Law may have the effect of impeding the acquisition of control of Eagle Materials by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by our Board of Directors. These provisions are designed to reduce the vulnerability of Eagle Materials to an unsolicited takeover attempt which is unfair or coercive to our stockholders.

Number of members of Board of Directors

The number of directors that constitute our entire Board of Directors will be fixed from time to time exclusively by our Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. The Certificate of Incorporation provides, however, that the Board of Directors shall consist of not less than three nor more than fifteen directors. This provision would permit our Board of Directors, if it so elects, to increase the number of members of the Board of Directors and fill the resulting vacancies with its own designees.

Advance notice of proposals and nominations

Our Bylaws provide that at any annual meeting of stockholders, the only nominations of persons for election to our Board of Directors to be considered and the only business to be conducted will be the nominations made or business brought before the meeting (i) pursuant to our notice of meeting delivered at the direction of our Board of Directors, (ii) by or at the direction of our Board of Directors or (iii) by a stockholder who is a stockholder of record at the time of delivery of the notice provided for in the Bylaws, who is entitled to vote at the meeting and who complies with the advance notice procedures set forth in the Bylaws. For nominations and other business to be properly brought before an annual meeting of stockholders pursuant to clause (iii) above, the stockholder must deliver written notice to our principal office not less than 90 days nor more than 180 days prior to the annual meeting. However, if notice of the meeting is not given, or made by public disclosure, to the stockholders at least 100 days prior to the date of an annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. Similar procedures apply to nominations of persons for election to our Board of Directors at any special meeting of the stockholders called for the purposes of electing directors. Except for director nominations, stockholders are not entitled to submit business to be considered or acted upon at any special meeting of the stockholders. Notice by a stockholder to us requesting inclusion of a proposal in our proxy statement pursuant to Rule 14a-8 under the Exchange Act will be considered timely if received by our Secretary prior to the deadline specified in Rule 14a-8. Our Bylaws also specify the form and content of a stockholder’s notice. These provisions may prevent or hinder stockholders from bringing matters before an annual meeting or special meeting of stockholders or from nominating candidates for election as directors at such meetings of stockholders.

Limits on special meetings

Except as otherwise required by law, a special meeting of the stockholders may be called only by the Chairman of the Board or in his absence by the President, by the Board of Directors, or by the Secretary, at the request in writing of a majority of the members of our Board of Directors. A special meeting of the stockholders may not be called by our stockholders.

Action by stockholders

Any action that may be taken by our stockholders must be taken at a duly called annual or special meeting of such holders and not by written consent in lieu of a meeting.

Classification of our Board of Directors

Our Board of Directors, which is comprised of ten directors, is divided into three classes of directors based on their term of office: Class I, Class II and Class III. The directors in each such class hold office for staggered terms of three years each. At present, we have three Class I directors, three Class II directors and four Class III directors. Each director generally serves for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected until his or her successor has been duly elected and qualified. This classification of our Board of Directors limits the ability of majority stockholders or persons holding proxies to vote a majority of our shares to change control of our Board of Directors in fewer than two annual stockholder meetings. This limitation could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Eagle Materials and could thus increase the likelihood that incumbent directors will retain their positions.

Supermajority voting

Our Bylaws generally provide that stockholder action is effective upon majority vote, except in the case of contested director elections and circumstances requiring supermajority voting. Contested elections are subject to a plurality voting standard. In addition, the affirmative vote of the holders of record of at least 66 2/3% of the combined voting power of all of our outstanding stock entitled to vote, voting together as a single class, is required to alter, amend, rescind or repeal any of our Bylaws or to alter, amend, rescind or repeal the following provisions of our Certificate of Incorporation or to adopt any provision inconsistent therewith:

•	the provisions relating to the Board of Directors, including the division of the Board of Directors into three classes;

•	the provision that special meetings of the stockholders may only be called by certain officers or by the Board of Directors and may not be called by the stockholders;

•	the provision that stockholders may not act by written consent;

•	the provision authorizing the Board of Directors to adopt, alter, amend and repeal the Bylaws; and

•	the provision requiring a 66 2/3% vote of stockholders to amend the Bylaws.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit a publicly-held Delaware corporation from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

•

prior to the date that the person became an interested stockholder, the transaction or business combination that resulted in the person becoming an interested stockholder is approved by our Board of Directors;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or after the date that the person became an interested stockholder, the business combination is approved by our Board of Directors and by the holders of at least two-thirds of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203.

Description of debt securities

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification of the debt securities as senior or subordinated debt securities;

•	ranking of the debt securities relative to other outstanding indebtedness;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or repayment, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any material United States federal income tax consequences;

•	the amount or method of calculating any premium payable with respect to the debt securities and the dates on which such premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Eagle Materials.

Subordinated debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all “senior indebtedness” of Eagle Materials. The indenture defines “senior indebtedness” as all obligations or indebtedness of, or guaranteed or assumed by, Eagle Materials, whether or not represented by bonds, debentures, notes or similar instruments, for borrowed money, and any amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness, unless in the instrument creating or evidencing any such obligation or indebtedness or pursuant to which such obligation or indebtedness is outstanding it is specifically stated, at or prior to the time Eagle Materials becomes liable in respect thereof, that any such obligation or indebtedness or such amendment, renewal, extension, modification and refunding thereof is not senior indebtedness. Unless otherwise provided with respect to the debt securities of any series, “senior indebtedness” does not include (i) obligations or indebtedness of Eagle Materials owed or owing to any of its subsidiaries or any officer, director or employee of Eagle Materials or any of its subsidiaries, (ii) obligations or indebtedness to trade creditors (other than certain amounts payable to the trustee under the indenture), or (iii) any liability for taxes owed or owing by Eagle Materials.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive any payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness, with notice or lapse of time, or both. Such a default must not have been cured or waived and must not have ceased to exist; or

•

the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Events of Default

The term “Event of Default” with respect to the debt securities of any series is defined in the indenture as:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal of or premium, if any, on the debt securities when due;

(3)	default in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series;

(5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Eagle Materials; or

(6)	any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) above) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least a majority in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest.

If an Event of Default under the indenture specified in clause (5) above occurs, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest, will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal of the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least a majority in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request from holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the trustee;

•	cure ambiguities or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series; or

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

Consolidation, merger or sale of assets

The indenture provides that we may consolidate with or merge into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•

we will be the surviving corporation or, if not, the successor will be a corporation that is organized and existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

•

immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture.

In the event of any such consolidation, merger, conveyance or transfer, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor.

Other

There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision that will restrict us from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock, or from purchasing or redeeming our capital stock. The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision that would require us to repurchase, redeem, or otherwise modify the terms of any of the debt securities upon a change in control or other event involving us that may adversely affect our creditworthiness or the value of the debt securities.

Satisfaction, discharge and covenant defeasance

We may terminate our obligations under the indenture when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” above will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•

U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge all of the principal (including mandatory sinking fund payments), interest and any premium on the debt securities when due;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning our relationship with the trustee

We and our subsidiaries maintain ordinary service relationships with The Bank of New York Mellon Trust Company, N.A.

Description of guarantees of certain debt securities

Debt securities may be fully and unconditionally guaranteed by certain of our subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Any guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Description of warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, guarantees of debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants, debt securities, guarantees of debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Description of depositary shares

Following is a description of depositary shares that we may issue which would represent shares of our preferred stock. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable deposit agreements, depositary shares and depositary receipts, which will be filed with the SEC at or before the issuance of any depositary shares. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

General

We may elect to have shares of our preferred stock represented by depositary shares. The shares of preferred stock of any series underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of a share of a particular series of preferred stock represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock (but only in whole shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and other distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and exchange

If any shares of any series of preferred stock underlying the depositary shares are subject to provisions relating to their conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of depositary shares

Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred stock) may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares.

Record date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock; or

•

the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any shares of preferred stock, the preferred stock depositary will in each instance fix a record date (which will be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•

who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and termination of the deposit agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Eagle Materials.

Charges of preferred stock depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the preferred stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or share of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “Amendment and Termination of the Deposit Agreement” above.

Forms of securities

Each debt security, warrant, unit and depositary share will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, units or depositary shares represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global securities

Registered global securities

We may issue the registered debt securities, warrants, units and depositary shares in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or depositary shares, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Eagle Materials, the trustee, the warrant agents, the unit agents, the preferred stock depositary or any other agent of Eagle Materials, agent of the trustee or agent of the warrant agents, unit agents or preferred stock depositary will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent, preferred stock depositary or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of distribution

We may sell the offered securities in and outside the United States (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting compensation to the underwriters, dealers or agents;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any initial public offering price; and

•	the anticipated date of delivery of the securities.

Sale through underwriters or dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

Legal matters

Baker Botts L.L.P., Dallas, Texas, and Sidley Austin LLP, Dallas, Texas, are passing upon certain legal matters for us in connection with the securities described in this prospectus. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the related prospectus supplement.

Experts

The consolidated financial statements of Eagle Materials Inc. for the fiscal year ended March 31, 2016 appearing in Eagle Materials Inc.’s Current Report (Form 8-K) filed on July 25, 2016, the financial statements of Texas Lehigh Cement Company LP appearing in Eagle Materials Inc.’s Annual Report (Form 10-K) for the fiscal year ended March 31, 2016, and the effectiveness of Eagle Materials Inc.’s internal control over financial reporting as of March 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.